The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Subject to Completion. Dated May 8, 2007.
Prospectus Supplement to the Prospectus dated December 5, 2006.

Goldman Sachs Capital II
% Fixed-to-Floating Rate Normal APEX
(with a liquidation amount of $1,000 per security)
fully and unconditionally guaranteed, to the extent described herein, by
The Goldman Sachs Group, Inc.

We, The Goldman Sachs Group, Inc., will own all of the outstanding Trust Common Securities of the Goldman Sachs Capital II, a Delaware statutory trust and will fully and unconditionally guarantee, on a junior subordinated basis, payment of amounts due on     % Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities to the extent described in this prospectus supplement. The Normal APEX are beneficial interests in the Trust. Your financial entitlements as a holder of Normal APEX generally will correspond to the Trust’s financial entitlements as a holder of the corresponding assets. The corresponding assets for each Normal APEX, with a $1,000 liquidation amount, initially will be $1,000 principal amount of our Remarketable Junior Subordinated Notes due 2043, and a 1/100th, or $1,000, interest in a stock purchase contract between us and the Trust. Under the Contracts, the Trust agrees to purchase, and we agree to sell, on the stock purchase date, one share of our perpetual Non-Cumulative Preferred Stock, Series E, with a liquidation preference of $100,000 per share for $100,000 and we agree to make contract payments to the Trust. The Trust will pass through to you amounts that it receives on the corresponding assets for the Normal APEX as distributions on, or the redemption price of, Normal APEX.

The Trust will pledge the Notes and their proceeds to secure its obligation to pay the purchase price under the Contracts. We expect the stock purchase date to be June 1, 2012 but in certain circumstances it may occur on an earlier date or as late as June 1, 2013. From and after the stock purchase date, the corresponding asset for each Normal APEX will be a 1/100th, or $1,000, interest in one share of Preferred.

Assuming that we do not elect to defer contract payments or interest payments on the Notes or to pay partial dividends or to skip dividends on the Preferred, holders of Normal APEX will receive distributions on the $1,000 liquidation amount per Normal APEX:

•	from May , 2007 through the later of June 1, 2012 and the stock purchase date, at a rate per annum of %, payable semi-annually on each June 1 and December 1 (and on the stock purchase date, if not a June 1 or December 1), commencing December 1, 2007 (or, if any such day is not a business day, on the next business day), and

•	thereafter at a rate per annum equal to the greater of (x) three-month LIBOR for the related distribution period plus % and (y) 4.0%, payable quarterly on each March 1, June 1, September 1 and December 1 (or if any such date is not a business day, on the next business day).

Distributions on the Normal APEX will be cumulative through the stock purchase date and non-cumulative thereafter.

The Normal APEX are perpetual and the Trust will redeem them only to the extent we redeem the Preferred or, prior to the stock purchase date, if we redeem the Notes upon the occurrence of certain special events. The Preferred by its terms is redeemable by us at our option on any date on or after the later of June 1, 2012 and the stock purchase date. Any redemption is subject to the prior approval of the Securities and Exchange Commission, as well as to our commitments in the Replacement Capital Covenant described in this prospectus supplement. Unless the SEC agrees otherwise in writing, we will redeem the Preferred only if it is replaced with other “allowable capital” within the meaning of the SEC’s rules applicable to consolidated supervised entities — for example, other common stock or another series of perpetual non-cumulative preferred stock. For a further discussion on redemption, see “Description of the Series E Preferred Stock — Redemption” on page S-93.

Holders may exchange Normal APEX and U.S. treasury securities having a $1,000 principal amount per Normal APEX for like amounts of Stripped APEX and Capital APEX, which are also beneficial interests in the Trust. Each Stripped APEX corresponds to a 1/100th interest in a Contract and $1,000 principal amount of U.S. treasury securities, and each Capital APEX corresponds to $1,000 principal amount of Notes.

Repayment of the Normal APEX and the Notes is not protected by any Federal agency or by the Securities Investor Protection Corporation.

Application will be made to list the Normal APEX on the New York Stock Exchange under the symbol “GS/PE.” Trading of the Normal APEX on the Exchange is expected to commence within a 30-day period after the initial delivery of the Normal APEX.

Your investment in the Normal APEX involves risks. You should read “Risk Factors Specific to Your APEX” beginning on page S-25 before buying the Normal APEX, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Per Normal
	APEX	Total (1)(2)

Initial public offering price	$	$
Underwriting commissions	(2)		(2)
Proceeds, before expenses and commissions, to us	$	$

(1)	The initial public offering price does not include accrued distributions, if any, on the Normal APEX from May , 2007 to the date of delivery. Distributions on the Normal APEX will accrue from May , 2007 and must be paid by the purchaser if the Normal APEX are delivered after May , 2007.

(2)	In view of the fact that the proceeds of the sale of the Normal APEX will be invested in the Notes, we have agreed to pay the underwriters, as compensation for arranging the investment therein of such proceeds, $ per Normal APEX (or $ in the aggregate). See “Underwriting” on page S-113.

The underwriters expect to deliver the Normal APEX in book-entry form only through the facilities of The Depository Trust Company against payment on May   , 2007.

We and our affiliates may use this prospectus supplement and the accompanying prospectus in the initial sale of the Normal APEX, and in market-making transactions in the Normal APEX, Stripped APEX and Capital APEX after the initial sale of the Normal APEX. Unless you are otherwise informed in the confirmation of sale, this prospectus supplement and the accompanying prospectus is being used in a market-making transaction.

Goldman, Sachs & Co.

BNP PARIBAS
CastleOak Securities, L.P.	BNY Capital Markets, Inc.
Daiwa Securities SMBC Europe	Citi
HSBC	Guzman & Company
JPMorgan	HVB Capital Markets
Santander Investment	Ramirez & Co., Inc.
UTENDAHL CAPITAL PARTNERS, L.P.	SunTrust Robinson Humphrey
Wells Fargo Securities	Wachovia Securities
Prospectus Supplement dated May   , 2007.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus supplement and in the accompanying prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the APEX. You should carefully read this entire prospectus supplement and the accompanying prospectus, especially the risks of investing in the APEX discussed in this prospectus supplement and the accompany prospectus.

References to “Goldman Sachs” or the “Firm” in this prospectus supplement mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates; references to “GS Group,” “we,” “our” or similar terms mean The Goldman Sachs Group, Inc.; and references to the “Trust” mean Goldman Sachs Capital II. Unless indicated otherwise, as used in this prospectus supplement, “APEX” will include all three series of the APEX: Normal APEX, Stripped APEX and Capital APEX. The series of APEX sold in this offering are the     % Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities, or “Normal APEX.” Also, references to “holders” of the APEX mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in APEX through participants in The Depository Trust Company or other entities unless otherwise stated. Please review the special considerations that apply to indirect owners in this prospectus supplement under “Book-Entry System” on page S-101 and in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance.”

The terms described here supplement those described in the accompanying prospectus, and if the terms described here are inconsistent with those described there, the terms described in this prospectus supplement are controlling.

The Trust

Goldman Sachs Capital II, or the “Trust,” is a Delaware statutory trust organized under Delaware law by the trustees and us. The Trust will be used solely for the following purposes:

•	issuing the Automatic Preferred Enhanced Capital Securities, or “APEX” and common securities issued concurrently by the Trust to us, or “Trust Common Securities,” and together with the APEX, the “Trust securities,” representing beneficial interests in the Trust;

•	investing the gross proceeds of the APEX and the Trust Common Securities in Remarketable Junior Subordinated Notes due 2043, or “Notes”;

•	entering into and holding the contracts, or “Contracts,” for the Trust to purchase shares of our perpetual Non-Cumulative Preferred Stock, Series E, with a liquidation preference of $100,000 per share, or “Preferred,” from us on a date, or “Stock Purchase Date,” that we expect to be June 1, 2012 but may in certain circumstances be an earlier date or be deferred for quarterly periods until as late as June 1, 2013;

•	holding Notes and certain U.S. treasury securities, and pledging them to secure the Trust’s obligations under the Contracts;

•	purchasing shares of the Preferred pursuant to the Contracts on the Stock Purchase Date and holding it thereafter;

•	selling Notes in a Remarketing or an Early Remarketing; and

•	engaging in other activities that are directly related to the activities described above.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be The Bank of New York, as the “Property Trustee,” The Bank of New York (Delaware), as the “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

The principal executive office of the Trust is c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004, and the Trust’s telephone number is (212) 902-1000.

Questions and Answers

This summary includes questions and answers that highlight selected information from this prospectus supplement to help you understand the APEX, the Notes and the Preferred.

What are the APEX?

APEX and the Trust Common Securities represent beneficial interests in the Trust. The Trust’s assets consist solely of:

•	Notes issued by us to the Trust;

•	Contracts;

•	certain U.S. treasury securities:

°	to the extent holders exchange Normal APEX and U.S. treasury securities for Stripped APEX and Capital APEX, as described under “What are Stripped APEX and Capital APEX, and how can I Exchange Normal APEX for Stripped APEX and Capital APEX?” on page S-7; or

°	after a successful Remarketing of the Notes; and

•	after the Stock Purchase Date, shares of the Preferred.

Each holder of APEX will have a beneficial interest in the Trust but will not own any specific Note, Contract, U.S. treasury security or share of the Preferred. However, the Trust Agreement under which the Trust operates defines the financial entitlements of each series of APEX that represents a beneficial interest in the Trust in a manner that causes those financial entitlements to correspond to the financial entitlements of the Trust in the assets of the Trust that are the “corresponding assets ” for such series.

The Trust will issue the APEX in three series that will correspond to different assets of the Trust: Normal APEX, Stripped APEX and Capital APEX. Each series of APEX will have a liquidation amount of $1,000. At completion of this offering, the only beneficial interests in the Trust that will be outstanding are the Normal APEX and the Trust Common Securities. The two other series of APEX that the Trust may issue, “Stripped APEX ” and “Capital APEX,” may be issued only in connection with an exchange for Normal APEX as described under “What are Stripped APEX and Capital APEX, and how can I Exchange Normal APEX for Stripped APEX and Capital APEX?” on page S-7.

The series of APEX sold in this offering are the Normal APEX and each Normal APEX represents a beneficial interest in the Trust initially corresponding to the following Trust assets:

•	a 1/100th interest in a Contract under which the Trust agrees to purchase, and we agree to sell, for $100,000, a share of the Preferred on the Stock Purchase Date, and

•	a Note with a principal amount of $1,000, which the Trust will pledge to us to secure its obligations under the Contract.

After the Stock Purchase Date, each Normal APEX will correspond to 1/100th of a share of Preferred held by the Trust.

The following diagram shows the transactions that will happen on the day that the Trust issues the Normal APEX in this offering:

1)	Investors purchase Normal APEX, each with a $1,000 liquidation amount, from the Trust, which corresponds to $1,000 principal amount of Notes and a 1/100th interest in a Contract having a stated amount of $100,000.

2)	The Trust purchases Notes from GS Group and enters into the Contracts with GS Group. The Trust pledges the Notes to GS Group to secure its obligation to purchase Preferred on the Stock Purchase Date.

After the offering, you will have the right to exchange your Normal APEX and certain U.S. treasury securities for Stripped APEX and Capital APEX by substituting pledged U.S. treasury securities for the pledged Notes. You will be able to exercise this right on any business day until the Stock Purchase Date, other than on a day in the fifteen-calendar-day period leading up to and including a March 1, June 1, September 1 or December 1 or from 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period and until the business day after the end of that Remarketing Period. You will also not be able to exercise this right at any time after a successful Remarketing. We refer to periods during which exchanges are permitted as “Exchange Periods ” and we explain how Remarketing works and when it may occur under “What is a Remarketing?” on page S-14.

A “business day ” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York are permitted or required by any applicable law to close.

Each Stripped APEX will be a beneficial interest in the Trust corresponding to a 1/100th interest in a Contract and the substituted U.S. treasury securities, and each Capital APEX will be a beneficial interest in the Trust corresponding to a Note with a $1,000 principal amount. We describe the exchange process for the Stripped APEX and Capital APEX in more detail under “What are Stripped APEX and Capital APEX, and how can I Exchange Normal APEX for Stripped APEX and Capital APEX?” on page S-7.

What are the Stock Purchase Contracts?

Each Contract consists of an obligation of the Trust to purchase, and of us to sell, a share of our Preferred on the Stock Purchase Date for $100,000, as well as our obligation to pay periodic contract payments, or “Contract Payments,” to the Trust as described below. To secure its obligation under each Contract to purchase a share of Preferred from us on the Stock Purchase Date, the Trust will pledge either Notes (which after the Remarketing Settlement Date will be replaced by certain U.S. treasury securities) or Qualifying Treasury Securities with an aggregate principal amount equal to the stated amount of $100,000 of the corresponding Contract.

We will make Contract Payments on each Regular Distribution Date through the Stock Purchase Date at the annual rate of  % of the stated amount of $100,000 per Contract. We explain what the Regular Distribution Dates are under “What distributions or payments will be made to holders of the Normal APEX, Stripped APEX and Capital APEX?” on page S-9. The Trust will distribute these Contract Payments when received to each holder of Normal APEX and Stripped APEX in an amount equal to 1/100th of each Contract Payment received on a Contract for each Normal APEX or Stripped APEX. We may defer the Contract Payments. If we defer any of these payments, we will accrue interest on the deferred amounts at the initial rate of  % per annum applicable to the Notes. We will pay the deferred amounts on the Stock Purchase Date to the Trust in the form of junior subordinated notes (“Additional Notes”), as described under “When can the Trust defer or skip distributions on the APEX?” on page S-11. The Trust will in turn distribute each payment of interest on, or principal of, these Additional Notes to the holders of Normal APEX and Stripped APEX, as received.

What are the basic terms of the Junior Subordinated Notes?

Maturity and Redemption. The maturity date of the Notes will be June 1, 2043 or on such earlier date on or after June 1, 2016 as we may elect in connection with the Remarketing. We may from time to time redeem Notes, in whole or in part, at any date on or after June 1, 2016, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a Remarketing, we may change the date after which we may redeem Notes to a later date or change the redemption price; provided that no redemption price may be less than the principal plus accrued and unpaid interest (including additional interest) on the Notes.

We may also redeem all, but not less than all, of the Notes prior to June 1, 2016 upon the occurrence of certain special events. The redemption price of the Notes in the case of a redemption in connection with a rating agency event or tax event will be equal to the greater of 100% of their principal amount and a make-whole redemption price plus accrued and unpaid interest through the date of redemption. The redemption price of the Notes in the case of a redemption in connection with a capital treatment or investment company event will be equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption. If we redeem the Notes prior to the Stock Purchase Date, the Contracts will terminate automatically and the Trust will redeem the APEX. Holders of Normal APEX and Capital APEX will receive an amount in cash equal to the redemption price of the Notes that are corresponding assets of their APEX and holders of Stripped APEX will receive the Qualifying Treasury Securities that are corresponding assets of their Stripped APEX. Holders of Normal APEX and Stripped APEX will also receive accrued and unpaid Contract Payments through the date of redemption with respect to their beneficial interests in Contracts that are corresponding assets of the applicable series of APEX.

Subordination. Our obligations to pay interest and premium (if any) on, and principal of, the Notes are subordinate and junior in right of payment and upon liquidation to all our senior and subordinated indebtedness, including all of our indebtedness for money borrowed, including junior subordinated debt securities underlying our trust preferred securities currently outstanding, indebtedness evidenced by bonds, debentures, notes or similar instruments, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings or obligations of that kind, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the Notes, and other debt securities and guarantees that by their terms are not superior in right of payment to the Notes. Our obligations to pay interest and premium (if any) on, and principal of, the Notes will rank pari passu with our obligations in respect of our Pari Passu Securities.

“Pari Passu Securities ” means: indebtedness that, among other things, by its terms ranks equally with the Notes in right of payment and upon liquidation and guarantees of such indebtedness. We refer to our obligations to which the Notes are subordinate as our “senior and subordinated debt.” All liabilities of our subsidiaries including trade accounts payable and accrued liabilities arising in the ordinary course of business are effectively senior to the Notes to the extent of the assets of such subsidiaries. As of February 23, 2007, we had outstanding, including accrued interest, approximately $215 billion of senior and subordinated indebtedness, including indebtedness of our subsidiaries, that ranks senior to the Notes. Because of the subordination, if we become insolvent, holders of senior and subordinated debt may receive more, ratably, and holders of the Notes having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the Notes. Our Indenture does not limit the amount of additional senior and subordinated indebtedness we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior and subordinated debt. As described under “What is an Early Remarketing?” on page S-18, after the first Remarketing attempt in an Early Remarketing, we may remarket the Notes as senior or subordinated debt.

Interest Payments. We will pay interest on the Notes semi-annually on each June 1 and December 1, commencing December 1, 2007 (or, if any such day is not a business day, on the next business day), at a rate equal to  % per annum. We will also pay interest on the Notes on the Stock Purchase Date, if not otherwise an interest payment date, if they have not been successfully remarketed prior thereto, as described under “What is a Remarketing?” on page S-14. We will have the right under the Indenture to defer the payment of interest on the Notes at any time, or from time to time, as described under “When can the Trust defer or skip distributions on the APEX? — Interest on the Junior Subordinated Notes” on page S-12. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay.

If on the Stock Purchase Date any interest accrued on the Notes has not been paid in cash and there is a Failed Remarketing, we will pay the Trust the deferred interest on the Stock Purchase Date in the form of Additional Notes, as described under “When can the Trust defer or skip distributions on the APEX?” on page S-11. The Trust will in turn distribute each payment of interest on, or principal of, these Additional Notes to the holders of Normal APEX and Capital APEX as received.

Events of Default. If an event of default under the Indenture occurs and continues, the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the entire principal and all accrued but unpaid interest of all Notes to be due and payable immediately. If the Indenture Trustee or the holders of Notes do not make such declaration and the Notes are beneficially owned by the Trust or a trustee of the Trust, the Property Trustee or the holders of at least 25% in aggregate liquidation amount of the Capital APEX and the Normal APEX (if such default occurs prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date) shall have such right.

An “event of default,” when used in the Indenture, means any of the following:

•	non-payment of interest for 30 days after deferral for 14 or more consecutive semi-annual interest periods or the equivalent thereof, in the event that interest periods are other than semi-annual (which deferral may extend beyond June 1, 2014);

•	termination of the Trust without redemption of the APEX, distribution of the Notes to holders of the Capital APEX and, if such termination occurs prior to the Stock Purchase Date, or if earlier, the Remarketing Settlement Date, to the holders of the Normal APEX; or

•	certain events of bankruptcy or insolvency of GS Group, whether voluntary or not.

Events of default do not include the breach of any other covenant in the Notes or the Indenture and, accordingly, the breach of any other covenant would not entitle the Indenture Trustee or holders of the Notes to declare the Notes due and payable.

Pledge of Junior Subordinated Notes. The Trust will pledge the Notes with a principal amount equal to the aggregate liquidation amount of the Normal APEX and Trust Common Securities to secure its obligations under the Contracts. After the creation of Stripped APEX and Capital APEX, the Trust will also hold Notes that are not pledged with an aggregate principal amount equal to the liquidation amount of the Capital APEX. The pledged Notes and related Contracts are corresponding assets for Normal APEX and Trust Common Securities, and the Notes that are not pledged are corresponding assets for the Capital APEX. U.S. Bank National Association will hold the pledged Notes and Qualifying Treasury Securities as collateral agent, or “Collateral Agent,” for us and the Additional Notes, if any, as custodial agent, or “Custodial Agent,” for the Trust.

What are the basic terms of the Series E Preferred Stock?

The holder of the shares of Preferred after the Stock Purchase Date will be the Trust unless the Trust is dissolved. The Trust, as the sole holder of the shares of Preferred so long as the Normal APEX are outstanding, will make distributions on the Normal APEX out of the dividends if declared by GS Group’s board of directors (or a duly authorized committee of the board) received on the shares of Preferred.

Dividend Rate. Any dividends on shares of Preferred will be calculated (a) if the shares of Preferred are issued prior to June 1, 2012, at a rate per annum equal to  % until June 1, 2012, and (b) thereafter, at a rate per annum that will reset quarterly and will equal the greater of (i) three-month LIBOR for the related Dividend Period, plus   % and (ii) 4.0%. Any dividends will be calculated prior to June 1, 2012 based on a 360-day year consisting of twelve 30-day months and thereafter based on the actual number of days in the Dividend Period using a 360-day year.

Dividend Payment Dates. The Dividend Payment Dates for the Preferred, or “Dividend Payment Dates,” are (a) if the shares of Preferred are issued prior to June 1, 2012, June 1 and December 1 of each year until June 1, 2012, and (b) thereafter, March 1, June 1, September 1 and December 1 of each year, commencing on the first such date following the Stock Purchase Date. If a Dividend Payment Date prior to June 1, 2012 is not a business day, the applicable dividend shall be paid on the first business day following that day without adjustment.

Declaration of Dividends, etc. Holders of shares of Preferred will be entitled to receive non-cumulative cash dividends, only when, as and if declared by GS Group’s board of directors (or a duly authorized committee of the board), payable at the applicable dividend rate applied to the liquidation preference amount per share, calculated on each share of Preferred from the Stock Purchase Date.

Redemption. The Preferred is not redeemable prior to the later of June 1, 2012 and the Stock Purchase Date. On that date or on any date after that date (but subject to the limitations described below under “Replacement Capital Covenant”), the Preferred is redeemable at GS Group’s option, in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends. The Preferred will not be subject to any sinking fund or other obligation of GS Group to redeem, repurchase or retire the Preferred. If the Trust is the holder of the Preferred at such redemption, it may also redeem the Normal APEX as described in “What is the maturity of the APEX, and may the Trust redeem the APEX?” on page S-13.

Our right to redeem or repurchase shares of the Preferred is subject to important limitations, including the following:

•	We may not redeem the Preferred unless we have received the prior approval of the Securities and Exchange Commission (“SEC”). Moreover, unless the SEC authorizes us to do otherwise in writing, we will redeem the Preferred only if it is replaced with other Allowable Capital in accordance with SEC’s rules applicable to consolidated supervised entities, or “CSE Rules” — for example, common stock or another series of perpetual non-cumulative preferred stock.

•	We are making a covenant in favor of certain debtholders limiting, among other things, our right to redeem or repurchase shares of Preferred, as described under “What is the maturity of the APEX, and may the Trust redeem the APEX?” on page S-13.

See “Risk Factors Specific to Your APEX — Additional Risks Related to the Normal APEX after the Stock Purchase Date — Holders Should Not Expect GS Group to Redeem the Series E Preferred Stock on the Date it First Becomes Redeemable or on Any Particular Date After it Becomes Redeemable” on page S-30.

Ranking. The Preferred will rank senior to GS Group’s Junior Stock (including our common stock and any other class of stock that ranks junior to the Preferred either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding up) with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up, equally with our previously issued Floating Rate Non-Cumulative Preferred Stock, Series A, with a liquidation preference of $25,000 per share (“Series A Preferred Stock ”), 6.20% Non-Cumulative Preferred Stock, Series B, with a liquidation preference of $25,000 per share (“Series B Preferred Stock ”), Floating Rate Non-Cumulative Preferred Stock, Series C, with a liquidation preference of $25,000 per share (“Series C Preferred Stock ”), and Floating Rate Non-Cumulative Preferred Stock, Series D, with a liquidation preference of $25,000 per share (“Series D Preferred Stock ”), and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred and any other series of preferred stock entitled to vote thereon), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of GS Group, holders of shares of the Preferred are entitled to receive out of assets of GS Group available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Preferred, a liquidating distribution in the amount of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of GS Group’s assets that are available after satisfaction of all liabilities to creditors, if any (pro rata as to the Preferred and any other shares of our stock ranking equally as to such distribution).

Voting Rights. Holders of the Preferred will have no voting rights, except as described under “Description of the Series E Preferred Stock — Voting Rights” on page S-95. Holders of Normal APEX must act through the Property Trustee to exercise any voting rights.

Maturity. The Preferred does not have any maturity date, and GS Group is not required to redeem the Preferred. Accordingly, the Preferred will remain outstanding indefinitely, unless and until GS Group decides to redeem it. GS Group may not redeem the Preferred without receiving the prior approval of the SEC.

Preemptive Rights. Holders of shares of Preferred will have no preemptive rights.

What are Stripped APEX and Capital APEX, and how can I Exchange Normal APEX for
Stripped APEX and Capital APEX?

After the offering, you may consider it beneficial either to hold Capital APEX, which correspond only to Notes but not to Contracts, or to realize income from their sale. These investment choices are facilitated by exchanging Normal APEX and certain U.S. treasury securities for Stripped APEX and Capital APEX. At your option, at any time during an Exchange Period, you may elect to exchange Normal APEX for Stripped APEX and Capital APEX by substituting certain U.S. treasury securities, which we refer to as “Qualifying Treasury Securities,” for the pledged Notes. See “Description of the APEX — Exchanging Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX” on page S-37. The Trust will pledge the substituted Qualifying Treasury Securities to secure its obligations under the Contracts corresponding to the Stripped APEX, and the Collateral Agent will release the pledged Notes from the pledge, but they will continue to be property of the Trust corresponding to the Capital APEX.

Each Stripped APEX will have a liquidation amount of $1,000 and will initially be a beneficial interest in the Trust corresponding to:

•	a 1/100th interest in a Contract; and

•	a Qualifying Treasury Security having a principal amount of $1,000 and maturing at least one business day prior to December 1, 2007 (for the period to such date if Stripped APEX are outstanding before such date) and thereafter the next succeeding March 1, June 1, September 1 or December 1.

On the Stock Purchase Date, the Trust will use the proceeds of the Qualifying Treasury Securities to satisfy its obligations under the Contracts corresponding to the Stripped APEX, as a result of which each Stripped APEX, like each Normal APEX, will represent a 1/100th interest in a share of Preferred held by the Trust. On the next business day, each Stripped APEX will automatically, without any action by holders being necessary, be and become a Normal APEX with the same liquidation amount. If, however, there has been a Failed Remarketing, as described under “What happens if the Remarketing Agent cannot remarket the Junior Subordinated Notes for settlement on or before May 1, 2013?” on page S-19, and we have paid deferred interest on the Notes on the Stock Purchase Date in Additional Notes, as described under “When can the Trust defer or skip distributions on the APEX?” on page S-11, the Stripped APEX will not become Normal APEX until we have paid all amounts due on these Additional Notes.

Each Capital APEX will have a liquidation amount of $1,000 and will represent a beneficial interest in the Trust corresponding to a Note with a principal amount of $1,000. The Trust will not pledge the Notes that are the corresponding assets for the Capital APEX to secure its obligations under the Contracts.

After you have exchanged Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX, you may exchange them back into Normal APEX during any Exchange Period. In that event, Notes having a principal amount equal to the liquidation amount of the Capital APEX will be substituted under the pledge for the same principal amount of Qualifying Treasury Securities, which will be released from the pledge and delivered to you. If you elect to exchange Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX, or vice versa, you will be responsible for any related fees or expenses incurred by the Trust, the Collateral Agent, the Custodial Agent or the Transfer Agent.

The following diagrams illustrate the exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX and vice versa:

Exchange of Normal APEX and Qualifying Treasury Securities
for Stripped APEX and Capital APEX

Exchange of Stripped APEX and Capital APEX
for Normal APEX and Qualifying Treasury Securities

What distributions or payments will be made to holders of the Normal APEX, Stripped APEX and Capital APEX?

General. The Normal APEX, Stripped APEX and Capital APEX are beneficial interests in the Trust, with the financial entitlements of each such series corresponding to the financial entitlements of the Trust in the corresponding assets for such series. Accordingly, the Trust will make distributions on Normal APEX, Stripped APEX and Capital APEX only when and to the extent it has funds on hand available to make such distributions from receipt of payments on the corresponding assets for each respective series. Similarly, if we exercise our right to defer payment of interest on the Notes or Contract Payments, or to pay partial dividends or skip dividends on the Preferred once issued, the Trust will defer or pay partial or skip corresponding distributions on the Normal APEX, Stripped APEX and Capital APEX, as applicable.

The distribution dates for Normal APEX and Stripped APEX, which we call “Regular Distribution Dates,” are:

•	each June 1 and December 1 occurring prior to and including the later of June 1, 2012 and the Stock Purchase Date, commencing December 1, 2007 (or in the case of Stripped APEX, the first such date on which Stripped APEX are outstanding) (or, if any such day is not a business day, the next business day);

•	after the later of June 1, 2012 and the Stock Purchase Date, each March 1, June 1, September 1 and December 1, or if any such date is not a business day, the next business day; and

•	the Stock Purchase Date if not otherwise a Regular Distribution Date;

provided that, the last Regular Distribution Date for the Stripped APEX shall be the Stock Purchase Date.

The distribution dates for Capital APEX, which we call “Capital APEX Distribution Dates,” are:

•	each June 1 and December 1, commencing on the later of the first such date on which Capital APEX are outstanding and December 1, 2007 and continuing through and including the last such date to occur prior to the Remarketing Settlement Date (or, if any such day is not a business day, the next business day); and

•	thereafter for so long as Capital APEX remain outstanding, each day that is an interest payment date for the Notes.

Also, prior to the Stock Purchase Date, the Trust will make additional distributions on the Stripped APEX relating to the Qualifying Treasury Securities quarterly on each March 1, June 1, September 1 and December 1, or if any such date is not a business day, the next business day, which we call “Additional Distribution Dates,” or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable, commencing on the later of the first such day after Stripped APEX are outstanding and December 1, 2007.

We use the term “Distribution Date ” to mean a Regular Distribution Date, a Capital APEX Distribution Date or an Additional Distribution Date. A “Distribution Period ” is (i) with respect to Normal APEX, Stripped APEX and Trust Common Securities, each period of time beginning on a Regular Distribution Date (or the date of original issuance in the case of the Distribution Period ending in December 2007) and continuing to but not including the next succeeding Regular Distribution Date for such series; and (ii) with respect to Capital APEX, each period of time beginning on a Capital APEX Distribution Date (or the date of original issuance of the APEX in the case of the Distribution Period ending in December 2007) and continuing to but not including the next succeeding Capital APEX Distribution Date. When a Distribution Date is not a business day, the Trust will make the distribution on the next business day without interest.

Distributions made for periods prior to the later of June 1, 2012 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and distributions for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.

Normal APEX. Distributions on Normal APEX will be payable on each Regular Distribution Date:

•	from December 1, 2007 through the later of June 1, 2012 and the Stock Purchase Date, accruing at a rate equal to % per annum for each Distribution Period ending prior to such date, and thereafter accruing at an annual rate equal to the greater of (i) Three-Month LIBOR for such Distribution Period, plus % and (ii) 4.0%; and

•	on a cumulative basis for each Regular Distribution Date to and including the Stock Purchase Date and on a non-cumulative basis thereafter.

The distributions paid on any Regular Distribution Date will include any additional amounts or deferred interest amounts received by the Trust on the Notes or deferred Contract Payments received by the Trust on Contracts, in each case that are corresponding assets for the Normal APEX, as well as payments of interest on and principal of any Additional Notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes or deferred Contract Payments. See “When can the Trust defer or skip distributions on the APEX?” on page S-11.

Stripped APEX. Distributions on Stripped APEX will be payable on each Regular Distribution Date on or prior to the Stock Purchase Date:

•	at the annual rate of %, accruing for each Stripped APEX from the Regular Distribution Date immediately preceding its issuance, and

•	on a cumulative basis.

The distributions paid on any Regular Distribution Date will include any deferred Contract Payments received by the Trust on Contracts that are corresponding assets for the Stripped APEX. The Trust will also distribute to holders of Stripped APEX a pro rata portion of each payment received in respect of interest on or principal of any Additional Notes we issue to the Trust on the Stock Purchase Date in respect of deferred Contract Payments.

Additionally, on each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), each holder of Stripped APEX will also receive a pro rata distribution from the Trust of the amount by which the proceeds of the Qualifying Treasury Securities pledged by the Trust in respect of Contracts maturing at least one business day prior to such date exceed the amount required to purchase replacement Qualifying Treasury Securities. We refer to these distributions as “Excess Proceeds Distributions.”

Capital APEX. Distributions on Capital APEX will be payable on each Capital APEX Distribution Date prior to the Stock Purchase Date at the annual rate of  %, accruing for each Capital APEX from the Capital APEX Distribution Date immediately preceding its issuance.

If we successfully remarket the Notes as described under “What is a Remarketing?” on page S-14 and you do not elect to dispose of your Capital APEX in connection with the Remarketing, any changes we make to the interest rate and interest payment dates for the Notes will be reflected in the distribution rate and distribution payment dates applicable to the Capital APEX. The Trust will redeem the Capital APEX in exchange for Notes promptly after the Remarketing Settlement Date.

On and after the Remarketing Settlement Date (if the redemption described above has not been completed) or in the event of a Failed Remarketing, the Stock Purchase Date, holders of Capital APEX will be entitled to receive distributions on the dates and in the amounts that we pay interest on the Notes, as described under “What are the basic terms of the Junior Subordinated Notes?” on page S-4. The distributions paid on any Capital APEX Distribution Date will include any additional amounts or deferred interest amounts received by the Trust on the Notes that are corresponding assets for the Capital APEX, as well as payments of interest on and principal of any Additional Notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes in the event of a Failed Remarketing.

When can the Trust defer or skip distributions on the APEX?

The Trust will make distributions on each series of APEX only to the extent it has received payments on the corresponding assets of such series — that is, interest payments on the Notes, Contract Payments on the Contracts and dividends on the Preferred. Accordingly, the Trust will defer or skip distributions on any series of APEX whenever we are deferring or skipping payments on the assets that correspond to that series. Thus, if we are deferring Contract Payments at any time prior to the Stock Purchase Date, the Trust will defer that portion of the distributions on the Normal APEX and Stripped APEX that corresponds to the Contract Payments.

Similarly, if we are deferring interest payments on the Notes, the Trust will defer that portion of the distributions on the Normal APEX (prior to the Remarketing Settlement Date) that corresponds to the interest payments, and will defer the distributions on the Capital APEX. If we skip any dividend payment on the shares of the Preferred, the Trust will skip the corresponding distribution on Normal APEX after the Stock Purchase Date. The Trust will not be entitled to defer Excess Proceeds Distributions on the Stripped APEX. The Trust will not make a distribution on the Normal APEX on any Distribution Date to the extent we do not declare and pay a dividend on the Preferred, and you will have no entitlement to receive these distributions at a later date.

Stock Purchase Contracts. We may at our option, and will if so directed by the SEC, defer Contract Payments at any time and from time to time. We may elect, and will elect if so directed by the SEC, to defer payments on more than one occasion. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date, at the rate per annum originally applicable to the Notes. If we elect to defer Contract Payments on the Contracts, then we will pay the Trust the deferred Contract Payments on the Stock Purchase Date in Additional Notes.

The Additional Notes will:

(1)	have a principal amount equal to the aggregate amount of deferred Contract Payments as of the Stock Purchase Date;

(2)	mature on the later of June 1, 2017 and five years after commencement of the related deferral period;

(3)	bear interest at a rate per annum equal to the rate of interest originally applicable to the Notes;

(4)	be subordinate and rank junior in right of payment to all of our senior and subordinated debt on the same basis as the Contract Payments; and

(5)	permit us to optionally defer interest on the same basis as the Notes and be redeemable by us at any time prior to their stated maturity.

The Additional Notes will be issued as a new series of notes under our subordinated debt indenture described under “Description of the Junior Subordinated Notes” on page S-65.

Interest on the Junior Subordinated Notes. We may at our option, and will if so directed by the SEC, defer the interest payments due on the Notes at any time and from time to time. We may elect to defer interest payments on more than one occasion. Deferred interest will accrue additional interest, compounded on each Regular Distribution Date, from the relevant interest payment date during any deferral period, at the rate borne by the Notes at such time, to the extent permitted by applicable law. We may not defer interest payments that we are otherwise obligated to pay in cash for any period of time that exceeds seven years with respect to any deferral period or that extends beyond the maturity date of the Notes. If on the Stock Purchase Date any interest accrued on the Notes has not been paid in cash and there is a Failed Remarketing, then we will pay the Trust the deferred interest on the Stock Purchase Date in the form of Additional Notes.

Restrictions Resulting from a Deferral. Subject to certain exceptions, as described under “Description of the Junior Subordinated Notes — Restrictions on Certain Payments, including on Deferral of Interest” on page S-75, during any period in which we defer interest payments on the Notes or Contract Payments on the Contracts, including any period prior to the payment in full of any Additional Notes, in general we cannot:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any interest, principal or premium payment on, or repay, repurchase or redeem, any of our debt securities that rank equally with or junior to the Notes, except that in connection with a Failed Remarketing we may pay interest in Additional Notes and we may repurchase Notes in exchange for Preferred; or

•	make any payment on any guarantee that ranks equal or junior to our Guarantee related to the APEX.

If we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive. See “Supplemental U.S. Federal Income Tax Considerations” on page S-103.

Dividends on the Series E Preferred Stock. In the event dividends are not declared by GS Group’s board of directors (or a duly authorized committee of the board) on the shares of Preferred for payment on any Dividend Payment Date, then such dividends shall not be cumulative and shall cease to accrue and be payable. If our board of directors (or a duly authorized committee of the board) has not declared a dividend before the Dividend Payment Date for any Dividend Period, we will have no obligation to pay dividends accrued on the Preferred for such Dividend Period after the Dividend Payment Date for that Dividend Period, whether or not dividends on the Preferred are declared for any future Dividend Period. So long as any share of Preferred remains outstanding, no dividend shall be paid or declared on our common stock or any of our other securities ranking junior to the Preferred (other than a dividend payable solely in common stock or in such junior securities), and no common stock or other securities ranking junior to the Preferred shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of such junior securities for or into other junior securities, or the exchange or conversion of one share of such junior securities for or into another share of such junior securities), during a Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Preferred have been declared and paid, or declared and a sum sufficient for the payment thereof has been set aside. However, the foregoing provision shall not restrict the ability of Goldman, Sachs & Co., or any of our other affiliates, to engage in any market-making transactions in our Junior Stock in the ordinary course of business.

When dividends are not paid in full upon the shares of Preferred and any shares of other classes or series of our securities that rank equally with the Preferred (in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of GS Group) for a Dividend Period, all dividends declared with respect to shares of Preferred and all such equally ranking securities for such Dividend Period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Preferred for such Dividend Period and all such equally ranking securities for such Dividend Period bear to each other.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by GS Group’s board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other securities ranking equally with or junior to the Preferred from time to time out of any funds legally available for such payment, and a share of the Preferred shall not be entitled to participate in any such dividend.

What is the maturity of the APEX, and may the Trust redeem the APEX?

The APEX have no stated maturity. The Trust must redeem the Normal APEX upon redemption of the Preferred and it must redeem the Capital APEX in kind in exchange for Notes or for cash (if you have so elected) in connection with a successful Remarketing. The consequences of an unsuccessful Remarketing are described under “Are there limitations on our or the Trust’s right to redeem or repurchase the APEX?” on page S-22. The redemption price of each APEX will equal the redemption price of the corresponding assets. The redemption price of the Preferred is described under “What are the basic terms of the Series E Preferred Stock? — Redemption” page S-6. The Property Trustee will give not less than 30 days’ (or not less than 15 days’ in the case of a redemption in kind after a successful Remarketing) nor more than 60 days’ notice of redemption by mail to holders of the APEX.

The Notes will mature on June 1, 2043 or on such earlier date on or after June 1, 2016 as we may elect in connection with the Remarketing. We may from time to time redeem the Notes, in whole or in part, at any date on or after June 1, 2016, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a Remarketing, we may change the date after which we may redeem the Notes to a later date or change the redemption price. If we are deferring interest on the Notes at the time of the Remarketing, however, we may not elect a redemption date that is earlier than seven years after commencement of the deferral period. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the Notes. We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods terminating on or before the redemption date. Subject to the limitations described above, we may move the maturity date of the Notes in connection with a Remarketing to any date that is on or after June 1, 2016.

We may also redeem all, but not less than all, of the Notes prior to June 1, 2016 upon the occurrence of certain special events. The redemption price of the Notes in the case of a redemption in connection with a rating agency event or tax event will be equal to the greater of 100% of their principal amount and a make-whole redemption price plus accrued and unpaid interest through the date of redemption. The redemption price of the Notes in the case of a redemption in connection with a capital treatment or investment company event will be equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption. If we redeem the Notes prior to the Stock Purchase Date, the Contracts will terminate automatically and the Trust will redeem the APEX. Holders of Normal APEX and Capital APEX will receive an amount in cash equal to the redemption price of the Notes that are corresponding assets of their APEX and holders of Stripped APEX will receive the Qualifying Treasury Securities that are corresponding assets of their Stripped APEX. Holders of Normal APEX and Stripped APEX will also receive accrued and unpaid Contract Payments through the date of redemption with respect to their beneficial interests in Contracts that are corresponding assets of the relevant series of APEX, plus the Stock Purchase Contract make-whole amount as described on page S-61.

Our right to redeem the Notes prior to the Stock Purchase Date is subject to important limitations, including the following:

•	We may not redeem the Notes prior to the Stock Purchase Date unless we have received prior approval by the SEC. Moreover, unless the SEC authorizes us to do otherwise in writing, we will redeem the Notes prior to the Stock Purchase Date only if they are replaced with other Allowable Capital in accordance with the SEC’s CSE Rules — for example, common stock or another series of perpetual non-cumulative preferred stock.

•	We are making a covenant in favor of certain debtholders limiting, among other things, our right to redeem Notes prior to the Stock Purchase Date, as described under “What is the maturity of the APEX, and may the Trust redeem the APEX?” page S-13.

What is a Remarketing?

For each Normal APEX, the Trust will pledge $1,000 principal amount of Notes to secure its obligation to pay the purchase price for 1/100th of a share of the Preferred on the Stock Purchase Date. To provide the Trust with the funds necessary to pay the purchase price of the Preferred under the Contracts, the Trust will attempt to sell the Notes in a process we call a “Remarketing.” Each Remarketing will occur during a “Remarketing Period ” that begins on the seventh business day immediately preceding a February 8, May 1, August 1, or November 1 and continues for five business days or until a successful Remarketing occurs, if earlier, with the related Remarketing (if successful) settling on such February 8, May 1, August 1, or November 1. That date is the “Remarketing Settlement Date ” for the related Remarketing Period. Unless an Early Settlement Event shall have occurred as described under “What is an Early Remarketing?” on page S-18, the first Remarketing Period will begin on the seventh business day immediately preceding May 1, 2012.

As a holder of Normal APEX, you are not required to take any action in connection with a Remarketing but you may elect during any Exchange Period prior to such Remarketing to exchange your Normal APEX for Stripped APEX and Capital APEX if the Remarketing is successful. If you do so, Notes having a principal amount equal to the liquidation amount of your Normal APEX will be excluded from the Remarketing. To make this election, you will also be required to deliver Qualifying Treasury Securities in the same principal amount to the Collateral Agent prior to the Remarketing. Upon a successful Remarketing, the Trust will receive the net proceeds of the pledged Notes sold in the Remarketing and will use them to acquire certain U.S. treasury securities. These U.S. treasury securities will be substituted for the pledged Notes and will provide the Trust with sufficient cash on the Stock Purchase Date to purchase the shares of Preferred and to make a payment to holders of Normal APEX (other than those making the election described above) in the amount they would have received in respect of interest accrued on the Notes through the Stock Purchase Date had they not been successfully remarketed and the interest rate not been reset as described below. If we are deferring interest on the Notes at the time of a successful Remarketing, the Remarketing proceeds invested in U.S. treasury securities will also enable the Trust to make a cash payment to holders of the Normal APEX on the Stock Purchase Date in the amount of the accrued and unpaid interest on the Notes.

If you hold Capital APEX and elect to dispose of them in the event of a successful Remarketing as described below, your Capital APEX will be redeemed for cash out of the proceeds of the Remarketing. If you do not make this election, your Capital APEX will be redeemed in exchange for Notes promptly after the Remarketing Settlement Date.

We, on behalf of the Trust, will enter into a remarketing agreement, or “Remarketing Agreement,” with a nationally recognized investment bank, which may include Goldman, Sachs & Co. or any of our other affiliates, as remarketing agent, or “Remarketing Agent,” which will agree to use its commercially reasonable efforts as Remarketing Agent to sell the Notes included in the Remarketing at a price that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value.

The “Remarketing Value ” of each Note will be equal to a value determined on the Remarketing Settlement Date of an amount of U.S. treasury securities that will pay, on or prior to the Stock Purchase Date, an amount of cash equal to the principal amount of, plus the interest payable on, such Note on the next Regular Distribution Date, including any deferred interest. For purposes of determining the Remarketing Value, we will assume, even if not true, that the interest rate on the Notes remains at the interest rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date. To obtain that value, the Remarketing Agent may reset the interest rate on the Notes to a new fixed rate, or “Reset Rate,” or to a new floating rate equal to an index, plus a spread, or “Reset Spread,” that will apply to all outstanding Notes, whether or not included in the Remarketing, and will become effective on the Remarketing Settlement Date. If we elect a floating rate, we also have the option to change the interest payment dates and manner of calculation of interest on the Notes to correspond with the market conventions applicable to notes bearing interest at a rate based on the applicable index. The Notes will bear interest at the new rate from and after the Remarketing Settlement Date.

As noted above, if you hold Normal APEX and prefer to retain your economic interest in the Notes represented by your Normal APEX if a Remarketing is successful, you may elect to exchange them for Stripped APEX and Capital APEX. To make this election you must, by 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period, deliver your Normal APEX to the Transfer Agent and, for each Normal APEX, deliver $1,000 principal amount of

Qualifying Treasury Securities to the Collateral Agent, all as described in “Description of the APEX — Remarketing of the Junior Subordinated Notes — Normal APEX” on page S-44. If the Remarketing is successful, on the Remarketing Settlement Date, the Qualifying Treasury Securities you delivered will be substituted under the pledge for the Notes, you will be deemed to have exchanged your Normal APEX for Stripped APEX and Capital APEX, your Normal APEX will be cancelled and the Stripped APEX and Capital APEX will be delivered to you. If the Remarketing is unsuccessful, your Normal APEX and Qualifying Treasury Securities will be returned to you.

If you hold Capital APEX, you may elect to dispose of them in connection with the Remarketing, as a result of which you will receive an amount in cash equal to the Remarketing Value of the corresponding Notes on the Remarketing Settlement Date if the Remarketing is successful. To make this election, you must deliver your Capital APEX to the Transfer Agent by 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period, as described in “Description of the APEX — Remarketing of the Junior Subordinated Notes — Capital APEX” on page S-45. If the Remarketing is not successful, your Capital APEX will be returned to you. Since distributions on the Capital APEX correspond to the interest rate on the Notes, the new interest rate established in a successful Remarketing will also apply to any Capital APEX that are not disposed of in connection with the Remarketing.

The Reset Rate or Reset Spread will be determined in the Remarketing such that the proceeds from the Remarketing, net of any remarketing fee, will be at least 100% of the Remarketing Value; provided that the Reset Rate may not exceed the Fixed Rate Reset Cap or the Reset Spread may not exceed the Floating Rate Reset Cap, as applicable, in connection with the first four Remarketing Periods. The “Fixed Rate Reset Cap ” will be the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at our option in the event of a successful Remarketing, plus            basis points, or  % per annum, and the “Floating Rate Reset Cap,” which the Reset Spread may not exceed, will be           basis points, or  % per annum.

In connection with a Remarketing, we may elect:

•	to change the date after which the Notes will be redeemable at our option to any date on or after June 1, 2016 and to change the redemption price; provided that no redemption price may be less than the principal, plus accrued and unpaid interest (including additional interest) on the Notes, or

•	to move the maturity date of the Notes up to any date on or after June 1, 2016;

provided that, if we are deferring interest on the Notes at the time of the Remarketing, we may not elect or specify an optional redemption date that is earlier than seven years after commencement of the deferral period.

Each Remarketing Period will last for five consecutive business days. On any day other than the last day of a Remarketing Period, we will have the right, in our absolute discretion and without prior notice to the holders of the APEX, to postpone the Remarketing until the following business day.

The following diagram shows the principal features of a Remarketing:

Remarketing Period
About One Month Prior to Stock Purchase Date

(1)	The Notes owned by the Trust and pledged to GS Group are remarketed to new investors.

(2)	Net proceeds from the Remarketing are invested in certain U.S. treasury securities that will provide sufficient proceeds to purchase the shares of Preferred under the Contracts and, combined with the final semi-annual Contract Payment on the Contracts, make the final semi-annual payment due to holders of the Normal APEX on the Stock Purchase Date at the rate of % per annum of their $1,000 liquidation amount.

What happens if the first Remarketing is not successful?

If the Remarketing Agent cannot remarket the Notes during the first Remarketing Period at a price that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value, then:

•	the interest rate on the Notes will not be reset;

•	the Notes will continue to bear interest at the interest rate originally applicable;

•	the Remarketing Agent will attempt to establish a Reset Rate or Reset Spread meeting the requirements described under “What is a Remarketing?” on page S-14 and remarket the Notes in subsequent Remarketing Periods; and

•	the subsequent Remarketing Periods shall begin on the seventh business day immediately preceding each of August 1, 2012, November 1, 2012, February 8, 2013 and May 1, 2013 (or if any such day is not a business day, the next business day), which date shall be the Remarketing Settlement Date in the event of a successful Remarketing.

Any Remarketing after the first Remarketing Period will be subject to the same conditions and procedures described under “What is a Remarketing?” on page S-14, except that if a successful Remarketing has not previously occurred and, as a result, the Remarketing Agent attempts a Remarketing beginning on the seventh business day immediately preceding May 1, 2013, the Reset Rate for that Remarketing will not be subject to the Fixed Rate Reset Cap or the Reset Spread for that Remarketing will not be subject to the Floating Rate Reset Cap, as applicable. In addition, if we have not completed the remarketing through the first four remarketing periods, then in connection with the fifth and last remarketing attempt, the Notes may, at our election, become senior or subordinated debt.

What is an Early Remarketing?

If an Early Settlement Event occurs, as described under “What is an Early Settlement Event?” below, the Remarketing process will be moved up such that the first Remarketing Period will begin on the seventh business day prior to the next February 8, May 1, August 1 and November 1, or if any such day is not a business day, the succeeding business day, that is at least 30 days after the occurrence of such Early Settlement Event.

We will conduct an “Early Remarketing ” in which:

•	the first Remarketing attempt will be on the basis that the Notes will be remarketed as deeply subordinated securities (i.e., we will not have the option to elect to remarket them as senior notes) and be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable;

•	the second, third and fourth Remarketing attempts will be on the basis that the Junior Subordinated Notes will be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, but may, at our election, be remarketed as senior notes; and

•	the fifth and last Remarketing attempt will be on the basis that the Notes will not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, and may, at our election, be remarketed as senior notes.

If the first Remarketing attempt in an Early Remarketing is not successful, up to four additional attempts will be made beginning on the seventh business day prior to the next February 8, May 1, August 1 and November 1, or if any such day is not a business day, the succeeding business day, as applicable, immediately following the first Remarketing Period, which date shall be the Remarketing Settlement Date in the event of a successful Remarketing, and the Stock Purchase Date shall be the March 1, June 1, September 1 or December 1 immediately following the Remarketing Settlement Date or the final unsuccessful attempt, or on the next business day if not a business day. In the case of an Early Settlement Event resulting from the entry of an order for dissolution of the Trust by a court of competent jurisdiction, however, there shall be only one Remarketing Period and the Reset Rate shall not be subject to the Fixed Rate Reset Cap or the Reset Spread shall not be subject to the Floating Rate Reset Cap, as applicable. If that Remarketing is not successful, it shall be deemed a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 1, June 1, September 1 or December 1, or if such day is not a business day, the next business day.

What is an Early Settlement Event?

An “Early Settlement Event ” shall be deemed to occur if:

•	the SEC, in its capacity as consolidated supervisor, delivers to us a notice stating that it anticipates that the Firm’s Allowable Capital, calculated in accordance with SEC’s CSE Rules, may not be sufficient to support the Firm’s businesses in the near term and directing the Firm to treat such notice as an Early Settlement Event; or

•	the Trust is dissolved pursuant to the entry of an order for dissolution by a court of competent jurisdiction.

Since we became a CSE in April 2005, we have maintained Allowable Capital in excess of the levels required under the CSE Rules and we expect this to continue.

If I hold Capital APEX, may I dispose of them in a Remarketing?

If you hold Capital APEX, you may elect to dispose of your Capital APEX in the Remarketing. If you have so elected and the Remarketing is successful, you would then receive an amount equal to the Remarketing Value of the corresponding Notes on the Remarketing Settlement Date. You may wish to make this election if you think that you would not want to hold Capital APEX after the Remarketing because of the changes in the distribution rate and other terms that may occur as a result of the Remarketing. To make this election, you must deliver your Capital APEX to the Transfer Agent for the APEX by 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period, as described in “Description of the APEX — Remarketing of the Junior Subordinated Notes — Capital APEX” on page S-45.

What happens if the Remarketing Agent cannot remarket the Junior Subordinated Notes for settlement on or before May 1, 2013?

If the Remarketing Agent fails to remarket the Notes successfully by the end of the fifth Remarketing Period, which except in an Early Remarketing would be the five-business-day period beginning on the seventh business day prior to May 1, 2013, the interest rate on the Notes will not be reset and they will continue to accrue interest at the interest rate that would otherwise apply. We refer to this situation as a “Failed Remarketing.” In the event of a Failed Remarketing, we may move the maturity date of the Notes to any date on or after June 1, 2016; provided that if we are deferring interest on the Notes at the time of the Remarketing, we may not move the maturity date to a date that is earlier than seven years after commencement of the deferral period.

Following a Failed Remarketing, on the Stock Purchase Date we will exercise our rights as a secured party and, subject to applicable law, retain the Notes pledged to secure the Trust’s obligations under the Contracts or their proceeds under the Collateral Agreement or sell them in one or more public or private sales. In either case, together with the application of the proceeds at maturity of any Qualifying Treasury Securities held by the Collateral Agent, this would satisfy the Trust’s obligations under the Contracts in full and we would deliver the Preferred to the Trust. We will pay any accrued and unpaid interest not otherwise paid in cash on the Notes pledged to us by the Trust in Additional Notes. Holders of Normal APEX and Capital APEX will receive distributions corresponding to payments of principal of and interest on these Additional Notes received by the Trust.

Stock Purchase Date — Settlement after Failed Remarketing

(1)	If five Remarketing attempts fail, GS Group will exercise its rights under the Collateral Agreement either to retain the Notes or dispose of them and apply the proceeds from the sale of the Notes in settlement of the Contracts. In either case, the Trust’s obligations under the Contracts will be satisfied in full and GS Group will deliver the shares of Preferred to the Trust and make a final semi-annual Contract Payment on the Contracts.

(2)	The Trust uses the final semi-annual Contract Payment and the interest payment due on the Stock Purchase Date on the Notes to make a distribution to holders of the Normal APEX at the rate of % per annum of their $1,000 liquidation amount, which is the initial combined distribution rate on the Normal APEX.

After the Settlement of the Stock Purchase Contracts

(1)	After settlement of the Contracts on the Stock Purchase Date, for each $1,000 liquidation amount of Normal APEX and Stripped APEX the Trust will own 1/100th of a share of Preferred.

What happens on the Stock Purchase Date?

If there has been a successful Remarketing, on the Stock Purchase Date, a portion of the cash proceeds of the U.S. treasury securities purchased with the Remarketing proceeds and any Qualifying Treasury Securities, automatically will be applied towards satisfying the Trust’s obligation to purchase shares of Preferred under the Contracts, and we will issue the shares of the Preferred to the Trust. The Trust will apply the remainder of the proceeds of the U.S. treasury securities purchased with the Remarketing proceeds and the Contract Payments to make the distributions due on the Regular Distribution Date to holders of Normal APEX and Stripped APEX. Whether or not there has been a successful Remarketing, holders will not be required to deliver any additional cash or securities to the Trust.

Each Stripped APEX will automatically, without any action by holders being necessary, be and become a Normal APEX on the business day immediately following the Stock Purchase Date, unless there has been a Failed Remarketing and we have issued Additional Notes to the Trust in respect of deferred interest on the Notes, in which case the Stripped APEX will only be and become Normal APEX on the business day after these Additional Notes have been redeemed and paid in full. The Normal APEX, and the Stripped APEX if then outstanding, will represent a beneficial interest in the Trust corresponding to 1/100th of a share of the Preferred. If we have issued Additional Notes to the Trust in respect of deferred interest on the Notes, the Normal APEX, but not the Stripped APEX, will also correspond to these Additional Notes. On the Stock Purchase Date, holders of the Normal APEX and the Stripped APEX will also receive the distributions described under “What distributions or payments will be made to holders of the Normal APEX, Stripped APEX and Capital APEX?” on page S-9.

The following diagrams show what happens on the Stock Purchase Date if there has been a successful Remarketing during the initially scheduled Remarketing Period for a proposed Remarketing

Settlement Date in May 2012, as well as what assets of the Trust will correspond to after the Stock Purchase Date:

Stock Purchase Date

(1)	The U.S. treasury securities purchased with the net proceeds of the Remarketing mature on or prior to the Stock Purchase Date.

(2)	The Trust purchases the shares of the Preferred from GS Group for $100,000 per share under the Contracts using the proceeds at maturity of the Qualifying Treasury Securities. GS Group makes the final semi-annual Contract Payment to the Trust.

(3)	The Trust uses the final semi-annual Contract Payment and the remainder of the proceeds of the U.S. treasury securities purchased with the net proceeds of the Remarketing to make a distribution to holders of the Normal APEX at the rate of % per annum of their liquidation amount, which is the initial combined distribution rate on the Normal APEX.

After settlement of the Contracts on the Stock Purchase Date, for each $1,000 liquidation amount of Normal APEX and Stripped APEX the Trust will own 1/100th of a share of the Preferred.

What happens to the Stock Purchase Contracts in the event of a bankruptcy or merger of GS Group?

The Contracts, our and the Trust’s related rights and obligations under the Contracts, including the right and obligation to purchase shares of Preferred and the right to receive accrued Contract Payments, automatically will terminate upon our bankruptcy, insolvency or reorganization.

We will agree not to merge or consolidate with any other person unless the surviving corporation assumes our obligations under the Contracts and reserves sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred, such that the Trust will receive, on the Stock Purchase Date, preferred stock having substantially the same rights as the Preferred that it would have received had such merger or consolidation not occurred.

What is the ranking of the Trust’s claims against GS Group either for the Contract Payments under the Stock Purchase Contracts or for interest or principal on the Junior Subordinated Notes, if GS Group were to become insolvent?

The Trust’s claims against us for Contract Payments or for payments of principal and interest on the Notes are subordinated to our indebtedness for money borrowed, including any junior subordinated debt securities underlying trust preferred securities that are currently outstanding and other subordinated debt that is not by its terms expressly made pari passu with or junior to the Notes, as described under “Description of the Junior Subordinated Notes — Subordination” on page S-67. As mentioned above, your right to receive accrued and unpaid Contract Payments automatically will terminate upon the occurrence of particular events of GS Group’s bankruptcy, insolvency or reorganization.

In connection with an Early Remarketing, other than the first attempt at Remarketing, we may elect that our obligations under the Notes shall be senior obligations instead of subordinated obligations, effective on or after the Remarketing Settlement Date.

Are there limitations on our or the Trust’s right to redeem or repurchase the APEX?

At or prior to the initial issuance of the Normal APEX, we will enter into a Replacement Capital Covenant, or “Replacement Capital Covenant,” relating to the APEX, the Notes and the shares of the Preferred that the Trust will purchase under the Contracts. The Replacement Capital Covenant only benefits holders of Covered Debt, as defined in “Replacement Capital Covenant” on page S-99 and is not enforceable by holders of the APEX or the Preferred. However, the Replacement Capital Covenant could preclude us from repurchasing the APEX or redeeming or repurchasing Notes or shares of the Preferred at a time we might otherwise wish to repurchase the APEX or redeem or repurchase Notes or shares of the Preferred. If notice of redemption of any Preferred has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of the Preferred so called for redemption, then, from and after the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

In the Replacement Capital Covenant, we covenant not to redeem or purchase (x) Notes or Normal APEX prior to the Stock Purchase Date or (y) Normal APEX or shares of the Preferred prior to the date that is ten years after the Stock Purchase Date, except in either case to the extent that the applicable redemption or purchase price does not exceed: (i) 133.33% of the aggregate amount of (A) net cash proceeds we or our subsidiaries have received from the issuance and sale of common stock of GS Group and rights to acquire common stock of GS Group and (B) the market value of common stock of GS Group that we or our subsidiaries have delivered or issued as consideration for property or assets in an arm’s-length transaction or in connection with the conversion of any convertible or exchangeable securities, other than securities for which we have received equity credit from a nationally recognized rating agency, plus (ii) 100% of the aggregate net cash proceeds we or our subsidiaries have received from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant and are the same as, or more equity-like than, the applicable characteristics of the APEX at that time, in each case, during the 180 days prior to such redemption or repurchase date. Additionally, any redemption of the Notes prior to the Stock Purchase Date and any redemption or repurchase of the APEX is subject to prior approval of the SEC. See “What are the Basic Terms of the Series E Preferred Stock? — Redemption” on page S-6 concerning limitations on our right to redeem or repurchase shares of the Preferred.

Although not a formal limitation and not a part of the Replacement Capital Covenant, following the expiration of the Replacement Capital Covenant we intend that, to the extent that the Preferred provides us with equity credit from a nationally recognized rating agency at the time of redemption, we will redeem shares of the Preferred only out of net proceeds received by us from the sale or issuance, during the 180-day period prior to the notice date for such redemption by us or subsidiaries of ours to third-party purchasers, other than a subsidiary of ours, of securities for which we will receive equity credit, at the time of sale or issuance, that is, in the aggregate, equal to or greater than the equity credit attributed to the securities we are redeeming at the time of such redemption. The determination of the equity credit of the securities that we redeem may result in the issuance of an amount of new securities that may be less than the principal or liquidation amount of the securities redeemed, depending upon, among other things, the nature of the new securities issued and the equity credit attributed by a nationally recognized rating agency to the securities redeemed and the new securities.

The Trust will redeem the Capital APEX in exchange for Notes promptly after the Remarketing Settlement Date. After the Stock Purchase Date, if the Notes have not been successfully remarketed, or on the earlier termination of the Contracts, the Trust may redeem the Capital APEX, in whole but not in part, in exchange for Notes having a principal amount equal to the liquidation amount of the

Capital APEX so redeemed, provided that, there are no additional notes outstanding that were issued in respect of deferred interest on the Notes. The Trust is also required to redeem the Normal APEX upon redemption of the Preferred and to redeem any outstanding Capital APEX upon the maturity or earlier redemption of the Notes, in each case out of the proceeds of the corresponding security. The Replacement Capital Covenant does not restrict the redemption or repurchase of the Capital APEX on or after the Stock Purchase Date.

When can the Trust be dissolved?

The Trust may only be dissolved upon a bankruptcy, dissolution or liquidation of GS Group, the redemption of all the APEX in accordance with the provisions of the Trust Agreement or the entry of an order for the dissolution of the Trust by a court of competent jurisdiction. The dissolution of the Trust pursuant to the entry of an order for dissolution will constitute an Early Settlement Event if it occurs prior to the Stock Purchase Date and the Contracts have not otherwise been terminated.

Upon the dissolution, after satisfaction of liabilities of creditors of the Trust, holders of each series of APEX will generally receive corresponding assets of the Trust in respect of their APEX, which may in the case of Normal APEX consist of depositary receipts in respect of their beneficial interests therein, and the APEX will no longer be deemed to be outstanding.

What is the extent of our Guarantee?

Pursuant to a guarantee, or “Guarantee,” that we will execute and deliver for the benefit of holders of APEX, we will irrevocably guarantee, on a junior subordinated basis, the payment in full of the following:

•	any accumulated and unpaid distributions required to be paid on the APEX, to the extent the Trust has funds available to make the payment;

•	the redemption price for any APEX called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to the holders of the APEX, the lesser of:

°	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the APEX to the date of payment, to the extent the Trust has funds available to make the payment; and

°	the amount of assets of the Trust remaining available for distribution to holders of the APEX upon liquidation of the Trust.

Our obligations under the Guarantee are unsecured, are subordinated to and junior in right of payment to all of our secured and senior and subordinated debt and will rank on a parity with any other similar guarantees we may issue in the future.

The APEX, the Guarantee, the Notes and the Additional Notes, if any, do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to or equally with the Notes and the Guarantee.

The Guarantee, when taken together with our obligations under the Notes, the Additional Notes, if any, and the Indenture, the Contracts and the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than liabilities with respect to the Trust securities, has the effect of providing a full and unconditional guarantee by The Goldman Sachs Group, Inc. to pay amounts due on the APEX.

What are the U.S. federal income tax consequences related to the APEX?

If you purchase Normal APEX in the offering, we will treat you for U.S. federal income tax purposes as having acquired an interest in the Notes and Contracts held by the Trust. You must allocate the purchase price of the Normal APEX between those Notes and Contracts in proportion to their respective fair market values, which will establish your initial tax basis in the Notes and the Contracts. We will treat the fair market value of each interest in the Notes as $1,000 and the fair market value of each Contract as $0. This position generally will be binding on the beneficial owner of each Normal APEX but not on the Internal Revenue Service.

Assuming full compliance with the terms of the Trust Agreement, the Trust will not be classified as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and the Trust intends to treat itself as one or more grantor trusts or agency arrangements for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, we will treat each U.S. holder (as defined under “Supplemental U.S. Federal Income Tax Considerations” on page S-103) of Normal APEX as purchasing and owning a beneficial interest in the Notes and as required to take into account its pro rata share of all items of income, gain, loss or deduction of the Trust.

The Notes will be treated as our indebtedness for U.S. federal income tax purposes. We intend to treat stated interest on the Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting, and by purchasing a Normal APEX you agree to report income on this basis. However, because there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, other treatments of the Notes are possible. See “Supplemental U.S. Federal Income Tax Considerations” on page S-103.

If we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive. See “Supplemental U.S. Federal Income Tax Considerations” on page S-103. We intend to report Contract Payments on the Contracts as income to you, but you may want to consult your tax advisor concerning the U.S. federal income tax treatment of the Contract Payments. See “Supplemental U.S. Federal Income Tax Considerations” on page S-103.

What are the U.S. federal income tax consequences related to the Series E Preferred Stock?

Any distribution with respect to the Preferred that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received by the Trust and distributed to you as holder of a Normal APEX after the Stock Purchase Date. Any such dividend will be eligible for the dividends received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2011 are generally subject to a maximum federal income tax rate of 15% if the holder holds its interest in the Preferred for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets certain other requirements.

What are our expected uses of proceeds from the offering of the APEX?

We intend to use the net proceeds to provide additional funds for our operations and for other general corporate purposes.

The Trust will invest all of the proceeds from the sale of the Normal APEX and the Trust Common Securities in the Notes.

Are there limits on the amount of automatic preferred enhanced capital securities we may issue?

We may from to time issue, through trusts we have created, additional series of automatic preferred enhanced capital securities, without limit.

RISK FACTORS SPECIFIC TO YOUR APEX

An investment in the APEX is subject to the risks described below. You should carefully review the following risk factors and other information contained in this prospectus supplement and the accompanying prospectus before deciding whether this investment is suited to your particular circumstances. In addition, because each APEX sold in this offering will represent a beneficial interest in the Trust, which will own our Notes and enter into Contracts with us to acquire our Preferred, you are also making an investment decision with regard to the Notes and the Preferred, as well as our Guarantee of the Trust’s obligations. You should carefully review all the information in this prospectus supplement and the accompanying prospectus about all of these securities.

We May Defer Contract Payments and Interest Payments on the
Junior Subordinated Notes and this May Have an
Adverse Effect on the Value of the APEX

We may at our option, and will if so directed by the SEC, defer the payment of all or part of the Contract Payments on the Contracts through the Stock Purchase Date, in which case the Trust would defer distributions of corresponding amounts on the Normal APEX and the Stripped APEX. We also may at our option, and will if so directed by the SEC, defer interest payments on the Notes and Additional Notes, if any, in which case the Trust would defer distributions on the Normal APEX, if the deferral occurs prior to the Stock Purchase Date, and on the Capital APEX.

If the Notes are successfully remarketed, the proceeds will reflect the value of accrued and unpaid interest and, to the extent not applied to purchase U.S. treasury securities to fund the purchase of the Preferred and the final payment under the Normal APEX, will be paid to the holders of the Normal APEX and Trust Common Securities and holders of Capital APEX who elected to dispose of their Capital APEX in connection with the Remarketing. If the Notes are not successfully remarketed, on the Stock Purchase Date, the Trust will receive Additional Notes in respect of any deferred amounts, which it will hold as additional assets corresponding to the Normal APEX and Capital APEX. If we defer any Contract Payments until the Stock Purchase Date, the Trust will receive Additional Notes, in lieu of a cash payment, which it will hold as additional assets corresponding to the Normal APEX, the Stripped APEX and Trust Common Securities.

The Additional Notes that we issue to the Trust in satisfaction of deferred interest or Contract Payments will be deeply subordinated and bear interest at the rate originally applicable to the Notes, which could be less than our then current market rate of interest. In addition, if we exercise our option to defer interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with an original issue discount. As a result, you will be required to continue to accrue income for U.S. federal income tax purposes even though you would not receive current cash payments in respect of the Notes. See “Supplemental U.S. Federal Income Tax Considerations” below. Furthermore, if the Contracts are terminated due to our bankruptcy, insolvency or reorganization, the right to receive Contract Payments and deferred Contract Payments, if any, will also terminate.

The terms of our outstanding junior subordinated debentures prohibit us from making any payment of principal of or interest on the Notes or the Guarantee relating to the APEX and from repaying, redeeming or repurchasing any Notes if an event of default under any indenture governing those debentures has occurred and is continuing or at any time when we have given notice of our election to defer interest thereunder or any amount of deferred interest thereunder that has not been cancelled remains unpaid.

Our Subordinated Debt Indenture Does Not Limit the Amount of Additional
Senior and Subordinated Indebtedness We May Incur

The Notes will be subordinate and junior in right of payment and upon liquidation to all our senior and subordinated indebtedness for money borrowed that by its terms is not superior in right of payment to the Notes upon our liquidation. As of February 23, 2007, we had outstanding, including accrued interest, approximately $215 billion of senior and subordinated indebtedness, including indebtedness of our subsidiaries, that ranks senior to the Notes.

We may issue Pari Passu Securities as to which we are required to make payments of interest during a deferral period on the Notes that, if not made, would cause us to breach the terms of the instrument governing such Pari Passu Securities. The terms of the Notes permit us to make any payment of principal or deferred interest on Pari Passu Securities that, if not made, would cause us to breach the terms of the instrument governing such Pari Passu Securities. They also permit us to make any payment of current or deferred interest on Pari Passu Securities and on the Notes during a deferral period that is made pro rata to the amounts due on such Pari Passu Securities and the Notes.

If the Trust Must Settle the Stock Purchase Contracts Early, You May Earn a Smaller Return on Your Investment

The Remarketing process may begin before May 2012 if certain adverse events described under “Description of the Junior Subordinated Notes — Early Settlement Events” occur. Although dividends will accrue on the Preferred at the same rate as the combined rate at which Contract Payments and interest on the Notes would have accrued through June 1, 2012, Preferred dividends are non-cumulative and thus the distributions on the Normal APEX would become non-cumulative at an earlier date than expected. The Preferred acquired by the Trust will also rank lower on liquidation of GS Group than the Notes. Accordingly, if an Early Settlement Event occurs, the Trust may skip distributions that otherwise would have been cumulative and if GS Group becomes insolvent prior to the date on which the Stock Purchase Date would otherwise have occurred, the Trust’s claim against GS Group in the insolvency will rank lower than it would have ranked if GS Group had not become insolvent.

The Series E Preferred Stock That the Trust Purchases on the Stock Purchase Date May Be Worth Less than the Amount It Pays For It

The Trust must buy the Preferred pursuant to the Contracts on the Stock Purchase Date at a fixed price of $100,000 per share, or $1,000 for each 1/100th interest in a Contract corresponding to Normal APEX or Stripped APEX. Although dividends declared by GS Group’s board of directors (or any duly authorized committee), if applicable, will accrue on the Preferred at a floating rate commencing on the later of (i) the Dividend Payment Date in June 2012 and (ii) the Stock Purchase Date, the spread from LIBOR was established at the time of this offering. Accordingly, adverse changes in our credit quality may cause the market value of the Preferred that the Trust will purchase on the Stock Purchase Date to be lower than the price per share that the Contracts require it to pay. Holders of Normal APEX and Stripped APEX are assuming the entire risk that the market value of the Preferred purchased by the Trust will be lower than the purchase price of the Preferred and that the market value of 1/100th of a share of Preferred corresponding to a Normal APEX may be less than the price they paid for it, and that difference could be substantial.

We are regulated by the SEC as a CSE. As a CSE, we are subject to group-wide supervision and examination by the SEC and, accordingly, are subject to minimum capital requirements on a consolidated basis. If the CSE regulatory capital requirements that apply to us change in the future or if we become subject to different regulatory capital requirements, the Preferred may be converted, at our option and without your consent, into a new series of preferred stock having terms and provisions that are substantially identical to those of the Preferred, except that the new series may have such additional or modified rights, preferences, privileges and voting powers, and such restrictions and limitations thereof, as are necessary in our judgment (after consultation with counsel of recognized standing) to comply with the then-applicable regulatory capital requirements. However, we will not cause any such conversion unless we have determined that the rights, preferences, privileges and voting powers of such new series of preferred stock, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the

Preferred, taken as a whole. For example, we could agree to restrict our ability to pay dividends on or redeem the new series of preferred stock for a specified period or indefinitely, to the extent permitted by the terms and provisions of the new series of preferred stock, since such a restriction would be permitted in our discretion under the terms and provisions of the Preferred. We describe our conversion right under “Description of the Series E Preferred Stock — Regulatory Changes Relating to Capital Adequacy” below.

The Return of Pledged Securities on Termination of the Stock Purchase Contracts Could Be Delayed If We Become Subject to a Bankruptcy Proceeding

Notwithstanding the automatic termination of the Contracts, if we become the subject of a case under the U.S. Bankruptcy Code, imposition of an automatic stay under Section 362 of the Bankruptcy Code, if applicable, or any court-ordered stay may delay the return to the Trust of the securities being held as collateral for the Contracts, and the delay may continue until the stay has been lifted. The stay will not be lifted until the bankruptcy judge agrees to lift it and return the collateral to the Trust, and the Trust will not be able to distribute the Notes or the proceeds from the U.S. treasury securities purchased with the Remarketing proceeds held as collateral to the holders of the Normal APEX or to distribute the Qualifying Treasury Securities held as collateral to the holders of the Stripped APEX until they are returned to it.

The Contract Payments and Interest on the Junior Subordinated Notes
Beneficially Owned by the Trust Will Be Contractually Subordinated
and Will Be Effectively Subordinated to the Obligations of Our Subsidiaries

Our obligations with respect to Contract Payments and interest on the Notes will be subordinate and junior in right of payment and upon liquidation to our obligations under all of our indebtedness for money borrowed, including the junior subordinated debt securities underlying traditional trust preferred securities of GS Group currently outstanding and other debt that by its terms is not superior in right of payment to the Notes, but not our trade creditors. As of February 23, 2007, we had outstanding, including accrued interest, approximately $215 billion of senior and subordinated indebtedness, including indebtedness of our subsidiaries, that ranks senior to the Notes.

Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to us from some of our subsidiaries, including Goldman, Sachs & Co., are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of securities exchanges and other regulatory bodies. Furthermore, because some of our subsidiaries, including Goldman, Sachs & Co., are partnerships in which we are a general partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries’ obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities. Accordingly, the Contract Payments and payments on our Notes, and therefore the APEX, effectively will be subordinated to all existing and future liabilities of our subsidiaries.

We Guarantee Distributions on the APEX Only If the Trust Has Cash Available

If you hold any of the APEX, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the APEX, to the extent the Trust has funds available to make the payment;

•	the redemption price for any APEX called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to holders of APEX, the lesser of:

°	the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the APEX to the date of payment, to the extent the Trust has funds available to make the payment; and

°	the amount of assets of the Trust remaining available for distribution to holders of the APEX upon liquidation of the Trust.

If we do not make a required Contract Payment on the Contracts or interest payment on the Notes, the Trust will not have sufficient funds to make the related payment on the APEX. The Guarantee does not cover payments on the APEX when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the Contracts or the Notes when due, holders of the APEX will have to rely on the enforcement by the Property Trustee of the trustee’s rights as owner of the Contracts or the Notes, or, to the extent permitted, proceed directly against us for payment of any amounts due on the Contracts or the Notes.

Our obligations under the Guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and will rank on a parity with any similar guarantees issued by us in the future.

Holders of the APEX Have Limited Rights under the
Junior Subordinated Notes and Stock Purchase Contracts

Except as described below, you, as a holder of the APEX, will not be able to exercise directly any other rights with respect to the Notes or Contracts.

If an event of default under the Trust Agreement were to occur and be continuing, holders of the APEX would rely on the enforcement by the Property Trustee of its rights as the registered holder of the Notes and the Contracts against us. In addition, the holders of a majority in liquidation amount of the relevant series of APEX would have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the Notes and Contracts.

The Indenture for the Notes provides that the Indenture Trustee must give holders notice of all defaults or events of default within 30 days after it becomes known to the Indenture Trustee. However, except in the cases of a default or an event of default in payment on the Notes, the Indenture Trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If the Property Trustee were to fail to enforce its rights under the Notes in respect of an Indenture event of default after a record holder of the Normal APEX (if prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date) or the Capital APEX had made a written request, that record holder of the Normal APEX or the Capital APEX may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the Property Trustee’s rights under the Notes. In addition, if we were to fail to pay interest or principal on the Notes on the date that interest or principal is otherwise payable, except for deferrals permitted by the Trust Agreement and the Indenture, and this failure to pay were continuing, holders of the Normal APEX, if such failure occurs prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date, and holders of the Capital APEX may directly institute a proceeding for enforcement of payment of the principal of or interest on the Notes having a principal amount equal to the aggregate liquidation amount of their Normal APEX or Capital APEX (a “direct action ”) after the respective due dates specified in the Notes. In connection with a direct action, we would have the right under the Indenture and the Trust Agreement to set off any payment made to that holder by us. The Stock Purchase Contract Agreement contains similar provisions with respect to a direct action by holders of Normal APEX or Stripped APEX in the event of our default under the Contracts.

The Property Trustee, as Holder of the Junior Subordinated Notes on Behalf of the Trust, Has Only Limited Rights of Acceleration

The Property Trustee, as holder of the Notes on behalf of the Trust, may accelerate payment of the principal and accrued and unpaid interest on the Notes only upon the occurrence and continuation of an Indenture event of default. An Indenture event of default is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us.

There is no right to acceleration upon breaches by us of other covenants under the Indenture or default on our payment obligations under the Guarantee.

The Secondary Market for the APEX May Be Illiquid

We are unable to predict how the APEX will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the APEX. Although we will apply to list the Normal APEX on the New York Stock Exchange under the symbol “GS/PE,” we can give you no assurance as to the liquidity of any market that may develop for the Normal APEX. In addition, in the event that sufficient numbers of Normal APEX are exchanged for Stripped APEX and Capital APEX, the liquidity of Normal APEX could decrease. If Stripped APEX or Capital APEX are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may list the Stripped APEX or Capital APEX on the same exchange as the Normal APEX are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so. Accordingly, if you exchange Normal APEX for Stripped APEX and Capital APEX, your ability to sell them may be limited and we can give you no assurance whether a trading market, if it develops, will continue. As Normal APEX may only be held or transferred in amounts having an aggregate liquidation amount of at least $1,000, the trading market for Normal APEX may be less active than markets for securities that may be held or transferred in smaller denominations and may be less liquid.

We May Redeem the Junior Subordinated Notes and the APEX Prior to June 1, 2016 upon the Occurrence of Certain Special Events

We may redeem all, but not less than all, of the Notes prior to June 1, 2016 upon the occurrence of certain special events. The redemption price of the Notes in the case of a redemption in connection with a rating agency event or tax event will be equal to the greater of 100% of their principal amount and a make-whole redemption price, plus accrued and unpaid interest through the date of redemption. The redemption price of the Notes in the case of a redemption in connection with a capital treatment or investment company event will be equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption. If we redeem the Notes prior to the Stock Purchase Date, the Contracts will terminate automatically and the Trust will redeem the APEX. Holders of Normal APEX and Capital APEX will receive an amount in cash equal to the redemption price of the Notes that are corresponding assets of their APEX and holders of Stripped APEX will receive the Qualifying Treasury Securities that are corresponding assets of their Stripped APEX. Holders of Normal APEX and Stripped APEX will also receive accrued and unpaid Contract Payments through the date of redemption with respect to their beneficial interests in Contracts that are corresponding assets of their relevant series of APEX.

Certain Aspects of the Tax Accounting for the Junior Subordinated Notes Are Unclear

The Notes will be treated as our indebtedness for U.S. federal income tax purposes. We intend to treat stated interest on the Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting, and by purchasing a Normal APEX you agree to report income on this basis. However, because no regulations, rulings or other authorities address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, other treatments of the Notes are possible. See “Supplemental U.S. Federal Income Tax Considerations — Taxation of the Junior Subordinated Notes — Possible Alternative Characterizations and Treatments” below.

Additional Risks Related to the Normal APEX after the Stock Purchase Date

In Purchasing the APEX in the Offering, You Are Making an Investment Decision with Regard to the Series E Preferred Stock

As described in this prospectus supplement, on the Stock Purchase Date we will issue the Preferred to the Trust. If you hold Normal APEX or Stripped APEX on the Stock Purchase Date, your securities will thereafter represent beneficial interests in the Trust corresponding to 1/100th of a share of the Preferred for each $1,000 liquidation amount of APEX. After the Stock Purchase Date, the Trust will rely solely on the payments it receives on the Preferred to fund all payments on the Normal APEX and the Stripped APEX (if any are outstanding), other than payments corresponding to payments on Additional Notes that we may issue in respect of any deferred interest on the Notes after a Failed Remarketing or in respect of deferred Contract Payments. Accordingly, you should carefully review the information in this prospectus supplement and the accompanying prospectus regarding the Preferred.

The Series E Preferred Stock is Equity and is Subordinate to Our Existing and Future Indebtedness

Shares of the Preferred are equity interests in GS Group and do not constitute indebtedness. As such, shares of the Preferred will rank junior to all indebtedness and other non-equity claims on GS Group with respect to assets available to satisfy claims on GS Group, including in a liquidation of GS Group. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Preferred, (1) dividends are payable only if declared by our board of directors (or a duly authorized committee of the board) and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. GS Group has issued and outstanding debt securities under which we may defer interest payments from time to time, but in that case we would not be permitted to pay dividends on any of our capital stock, including the Preferred, during the deferral period.

Holders Should Not Expect GS Group to Redeem the Series E Preferred Stock on the Date it First Becomes Redeemable or on Any Particular Date After it Becomes Redeemable

The Preferred is a perpetual equity security. The Preferred has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Preferred may be redeemed by us at our option, either in whole or in part, on any Dividend Payment Date occurring on or after the later of June 1, 2012 and the Stock Purchase Date. Any decision we may make at any time to propose a redemption of the Preferred will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Preferred once issued is subject to two important limitations as described below. Accordingly, investors should not expect us to redeem the Preferred on the date it first becomes redeemable or on any particular date thereafter.

First, any redemption of the Preferred is subject to prior approval of the SEC. Moreover, unless the SEC authorizes us to do otherwise in writing, we will redeem the Preferred only if it is replaced with other Allowable Capital in accordance with the SEC’s CSE Rules — for example, common stock or another series of perpetual non-cumulative preferred stock.

There can be no assurance that the SEC will approve any redemption of the Preferred that we may propose. There also can be no assurance that, if we propose to redeem the Preferred without replacing the Preferred with common stock or another series of perpetual non-cumulative preferred stock, the SEC will authorize such redemption. We understand that the factors that the SEC will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred without replacing it with common stock or another series of perpetual non-cumulative preferred stock, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations.

Second, at or prior to initial issuance of the APEX, we are entering into the Replacement Capital Covenant, which will limit our right to repurchase the APEX and to redeem or repurchase the Preferred. In the Replacement Capital Covenant, we covenant to redeem or repurchase the APEX prior to the date that is ten years after the Stock Purchase Date only if and to the extent that the total repurchase price is equal to or less than designated percentages of the net cash proceeds that we or our subsidiaries have received during the 180 days prior to such redemption or repurchase date from the issuance of our common stock, certain qualifying perpetual non-cumulative preferred stock satisfying the requirements of the Replacement Capital Covenant or certain other securities that qualify as Allowable Capital of GS Group in accordance with the SEC’s CSE Rules and we have obtained prior approval of the SEC, if such approval is then required by the SEC for repurchases of the APEX.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the Preferred and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from qualifying securities sufficient for that purpose.

Dividends on the Series E Preferred Stock will be Non-Cumulative

Dividends on the Preferred will be non-cumulative. Consequently, if our board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend on the Preferred for any relevant Dividend Period, holders of Normal APEX would not be entitled to receive a distribution in respect of any such dividend, and any such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a Dividend Period after the Dividend Payment Date for that period if our board of directors (or a duly authorized committee of the board) has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Preferred or any other preferred stock we may issue.

Holders of the Series E Preferred Stock Will Have Limited Voting Rights

Holders of the Preferred have no voting rights with respect to matters that generally require the approval of voting shareholders, except that holders of the Preferred will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Preferred, as described under “Description of the Series E Preferred Stock — Voting Rights” below. In addition, if dividends on the Preferred have not been declared or paid for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods, holders of the outstanding shares of the Preferred, together with holders of any other series of our preferred stock ranking equal with the Preferred with similar voting rights, will be entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under “Description of the Series E Preferred Stock — Voting Rights” below. The Preferred places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transaction, subject only to the limited voting rights referred to above.

REGULATORY CAPITAL

GS Group is regulated by the SEC as a consolidated supervised entity (“CSE ”) pursuant to the SEC’s rules relating to CSEs (referred to as the “CSE Rules ”). The CSE Rules require CSEs to calculate and report to the SEC on a monthly basis, among other things, statements of Allowable Capital and allowances for market, credit and operational risk computed in accordance with the rules. “Allowable Capital ” is defined in the CSE Rules in a manner that is consistent with the standards published by the Basel Committee on Banking Supervision and has similarities to Tier 1 and Tier 2 capital as defined in the risk-based capital guidelines and regulations of the U.S. bank regulatory agencies. GS Group expects the SEC will treat:

•	prior to the Stock Purchase Date, Normal APEX and Stripped APEX as Allowable Capital for GS Group, subject to the limitation under the CSE Rules that this type of Allowable Capital, together with perpetual cumulative preferred stock, trust preferred capital securities, and any other hybrid instruments in accordance with CSE Rules, may not exceed 33% of common stockholders’ equity, subject to certain adjustments; and

•	from and after the Stock Purchase Date (and the issuance by GS Group of the Preferred to the Trust on that date), Normal APEX as Allowable Capital not subject to a limitation as a percentage of total Allowable Capital or its components.

Although GS Group has no outstanding cumulative preferred stock, a trust it has created has issued $2.75 billion guaranteed preferred capital securities. Application of the 33% limitation described above will not cause the Normal APEX or Stripped APEX to be disallowed as Allowable Capital for GS Group.

THE TRUST

The following is a summary of some of the terms of the Trust and supplements and to the extent inconsistent with, supersedes and replaces the discussion under “The Issuer Trusts” in the accompanying prospectus. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

Goldman Sachs Capital II, or the “Trust,” is a statutory trust organized under Delaware law pursuant to a Trust Agreement, signed by us, as sponsor of the Trust, the Delaware Trustee, the Property Trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State. The Trust Agreement of the Trust will be amended and restated in its entirety by us, the Delaware Trustee, the Property Trustee and the administrative trustees before the issuance of the APEX. We refer to the Trust Agreement, as so amended and restated, as the “Trust Agreement.” The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

The Trust will be used solely for the following purposes:

•	issuing the APEX and the Trust Common Securities;

•	investing the gross proceeds of the APEX and the Trust Common Securities in the Notes;

•	entering into and holding the Contracts for the Trust to purchase shares of the Preferred from us on the Stock Purchase Date;

•	holding Notes and certain U.S. treasury securities, and pledging them to secure the Trust’s obligations under the Contracts;

•	purchasing shares of the Preferred pursuant to the Contracts on the Stock Purchase Date and holding it thereafter;

•	selling Notes in a Remarketing or an Early Remarketing; and

•	engaging in other activities that are directly related to the activities described above.

We will own all of the Trust Common Securities, either directly or indirectly.

The Trust Common Securities will rank equally with the APEX and the Trust will make payment on its Trust securities pro rata, except that upon certain events of default under the Trust Agreement relating to payment defaults on the Notes or non-payment of Contract Payments, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the APEX. We will acquire Trust Common Securities in an aggregate liquidation amount equal to $10,000.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be The Bank of New York, as the property trustee, or “Property Trustee,” and The Bank of New York (Delaware), as the Delaware trustee, or “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us. The Property Trustee will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act and will also act as trustee under the Guarantee and the Indenture. See “Description of the Guarantee” below.

Unless an event of default under the Indenture has occurred and is continuing at a time that the Trust owns any Notes, the holders of the Trust Common Securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee.

The Property Trustee and/or the Delaware Trustee may be removed or replaced for cause by the holders of a majority in liquidation amount of the APEX. In addition, holders of a majority in liquidation amount of the Capital APEX and, if prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date, Normal APEX will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee if an event of default under the Indenture has occurred and is continuing and, at any time after the Stock Purchase Date, the holders of a majority in liquidation amount of the Normal APEX will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee if we have failed to declare and pay dividends on the Preferred held by the Trust for six or more consecutive quarters.

The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the Trust Common Securities, and in no event will the holders of the APEX have such right.

The Trust is a “finance subsidiary” of us within the meaning of Rule 3-10 of Regulation S-X under the Securities Act of 1933, or “Securities Act.” As a result, no separate financial statements of the Trust are included in this prospectus supplement or the accompanying prospectus, and we do not expect that the Trust will file reports with the SEC under the Securities Exchange Act of 1934, or “Exchange Act.”

The Trust is perpetual, but may be dissolved earlier as provided in the Trust Agreement.

We will pay all fees and expenses related to the Trust and the offering of the APEX.

DESCRIPTION OF THE APEX

The following is a brief description of the terms of the APEX and of the Trust Agreement under which they are issued and supplements and to the extent inconsistent with, supersedes and replaces the description of capital securities of the Trust contained in the accompanying prospectus, including under “Description of Capital Securities and Related Instruments.” It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Trust Agreement, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

General

The APEX are series of capital securities of the Trust and will be issued pursuant to the trust agreement among The Goldman Sachs Group, Inc., The Bank of New York, the Bank of New York (Delaware), the administrative trustees and the several holders of the Trust securities (the “Trust Agreement  ”). The Property Trustee, The Bank of New York, will act as indenture trustee for the APEX under the Trust Agreement for purposes of compliance with the provisions of the Trust Indenture Act. The APEX, each with a liquidation amount of $1,000, may be either Normal APEX, Stripped APEX or Capital APEX, and unless indicated otherwise, as used in this prospectus supplement, the term “APEX ” includes all three of these series.

The APEX issued in the offering will consist of Normal APEX, which are exchangeable for the other series of APEX as described herein. The terms of each series of APEX will include those stated in the Trust Agreement, including any amendments thereto and those made part of the Trust Agreement by the Trust Indenture Act and the Delaware Statutory Trust Act.

The Trust will initially own all of our Remarketable Junior Subordinated Notes due 2043, or “Notes,” and will enter into a stock purchase contract agreement, or “Stock Purchase Contract Agreement,” with us, pursuant to which it will own        stock purchase contracts, each a Contract, having a stated amount of $100,000.

In addition to the APEX, the Trust Agreement authorizes the administrative trustees of the Trust to issue the Trust Common Securities on behalf of the Trust. We will own, directly or indirectly, all of the Trust Common Securities. The Trust Common Securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis, with the APEX except as set forth below under “— Ranking of Trust Common Securities.” The Trust Agreement does not permit the Trust to issue any securities other than the Trust Common Securities and the APEX or to incur any indebtedness.

Under the Trust Agreement, the Property Trustee on behalf of the Trust:

•	will own the Notes purchased by the Trust for the benefit of the holders of the Normal APEX, Capital APEX and Trust Common Securities;

•	will enter into the Contracts and own the Preferred purchased by the Trust pursuant thereto for the benefit of the holders of the Normal APEX, Stripped APEX and Trust Common Securities;

•	will own the Qualifying Treasury Securities delivered upon exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX or purchased by the Collateral Agent with the proceeds of maturing Qualifying Treasury Securities for the benefit of the holders of Stripped APEX;

•	will own U.S. treasury securities purchased from the cash proceeds from the Remarketing of the Notes on the Remarketing Settlement Date for the benefit of the holders of Normal APEX; and

•	may own the Additional Notes, if any, we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes and/or deferred Contract Payments on the Contracts, as the case may be.

The payment of distributions out of money held by the Trust, and payments upon redemption of the APEX or liquidation of the Trust, are guaranteed by us to the extent described under “Description of the Guarantee.” The Guarantee, when taken together with our obligations under the Contracts, the Notes and the Indenture and our obligations under the Trust Agreement, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust Common Securities and the APEX, has the effect of providing a full and unconditional guarantee of amounts due on the APEX. The Bank of New York, as the Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the APEX. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of the APEX is to vote to direct the Property Trustee to enforce the Property Trustee’s rights under the Notes or the Contracts, as the case may be.

When we use the term “holder ” in this prospectus supplement with respect to a registered APEX, we mean the person in whose name such APEX is registered in the security register. The APEX will be held in book-entry form only, as described under “Book-Entry System” below except in the circumstances described in that section, and will be held in the name of DTC or its nominee.

We will apply to list the Normal APEX on the New York Stock Exchange under the symbol “GS/PE.” Unless and until Normal APEX are exchanged for Stripped APEX and Capital APEX, the Stripped APEX and the Capital APEX will not trade separately. If Stripped APEX or Capital APEX (or after the Remarketing Settlement Date, Notes) are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may list the Stripped APEX or Capital APEX (or after the Remarketing Settlement Date, Notes) on the same exchange as the Normal APEX are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so.

Normal APEX

The APEX sold in the offering are called the     % Fixed-to-Floating Rate Normal APEX, or “Normal APEX,” and each represents a beneficial interest in the Trust initially corresponding to the following Trust assets:

•	$1,000 principal amount of Notes; and

•	a 1/100th interest in a Contract under which:

°	the Trust will agree to purchase from us, and we will agree to sell to the Trust, on the Stock Purchase Date, for $100,000 in cash, a share of our perpetual Non-Cumulative Preferred Stock, Series E, $100,000 liquidation preference per share, or the ‘‘Preferred”; and

°	we will pay Contract Payments to the Trust at the rate of % per annum on the liquidation amount of $100,000, subject to our right to defer these payments.

We describe the Contracts, the Trust’s obligation to purchase our Preferred and the Contract Payments in more detail under “Description of the Stock Purchase Contracts” below and we describe the Notes and how and when they will be remarketed in more detail under “Description of the Junior Subordinated Notes” below.

The stock purchase date under the Contracts, or “Stock Purchase Date,” is expected to be June 1, 2012 (or if such day is not a business day, the next business day), but could (i) occur on an earlier date in the circumstances described below under “Description of the Junior Subordinated Notes —

Early Settlement Events” or (ii) be deferred for quarterly periods until as late as June 1, 2013 (or if such day is not a business day, the previous day) if the first four attempts to remarket the Notes are not successful. Through the later of June 1, 2012 and the Stock Purchase Date or if earlier, the Remarketing Settlement Date, unless we otherwise defer such payments, we will make interest payments on the Notes at the annual rate of     % per annum, semi-annually in arrears on each June 1 and December 1, commencing December 1, 2007, calculated on the basis of a 360-day year consisting of twelve 30-day months, and the Trust will pass through such interest payments when received as distributions on the Normal APEX. We will also make an interim interest payment on the Stock Purchase Date if the Notes have not been successfully remarketed and such date is not otherwise an interest payment date. After the later of June 1, 2012 and the Stock Purchase Date or if earlier, the Remarketing Settlement Date, the Trust will not pass through interest on the Notes to holders of Normal APEX.

The purchase price of each Normal APEX will be allocated between the interests in the corresponding Contract and the corresponding Notes in proportion to their respective fair market values at the time of issuance. We will treat the fair market value of each Note as $1,000 and the fair market value of each Contract as $0. This position generally will be binding on each beneficial owner of each Normal APEX but not on the Internal Revenue Service.

Any Notes beneficially owned by the Trust corresponding to the Normal APEX and their proceeds will be pledged to us under a collateral agreement, or “Collateral Agreement,” between us and U.S. Bank National Association, acting as collateral agent, or “Collateral Agent,” to secure the Trust’s obligation to purchase the Preferred under the corresponding Contract. U.S. Bank National Association will also act as registrar and transfer agent, or “Transfer Agent,” for the APEX and as custodial agent, or “Custodial Agent,” for other property of the Trust. If U.S. Bank National Association should resign or be removed in any of these capacities, we or the Trust will designate a successor and the terms “Collateral Agent,” “Transfer Agent ” and “Custodial Agent ” as used in this prospectus supplement will refer to that successor.

A “business day ” as used in this section means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York or Wilmington, Delaware are permitted or required by any applicable law to close.

Exchanging Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX

You will have the right prior to the Stock Purchase Date or, if earlier, the successful Remarketing of the Notes, to exchange Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX by depositing with the Collateral Agent $1,000 principal amount of Qualifying Treasury Securities for each $1,000 liquidation amount of Normal APEX to be exchanged, transferring your Normal APEX to the Transfer Agent and delivering the required notice, as described below under “— Exchange Procedures.” Upon any such exchange, you will receive $1,000 liquidation amount of Stripped APEX and $1,000 liquidation amount of Capital APEX, and you will be able to trade them separately, although they will not be listed on any stock exchange unless we decide to list them. You will be able to exercise this right on any business day until the Stock Purchase Date, other than on a day in the fifteen-calendar-day period leading up to and including a March 1, June 1, September 1 or December 1 or from 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period and until the business day after the end of that Remarketing Period. You will also not be able to exercise this right at any time after a successful Remarketing. We refer to periods during which exchanges are permitted as “Exchange Periods.”

Each “Stripped APEX ” will be a beneficial interest in the Trust corresponding to:

•	a 1/100th interest in a Contract; and

•	$1,000 principal amount of U.S. treasury securities that were Qualifying Treasury Securities on the date they were acquired by the Trust.

On each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), each holder of Stripped APEX will also be entitled to receive Excess Proceeds Distributions consisting of the excess of the principal amount at maturity of the Qualifying Treasury Securities over the cost of replacing them with new Qualifying Treasury Securities.

Each “Capital APEX ” will be a beneficial interest in the Trust corresponding to $1,000 principal amount of Notes held by the Custodial Agent on behalf of the Trust. The Trust will redeem the Capital APEX promptly after the Remarketing Settlement Date in exchange for Notes having an aggregate principal amount equal to the aggregate liquidation amount of Capital APEX so redeemed.

Qualifying Treasury Securities. In order to determine what U.S. treasury security is the Qualifying Treasury Security during any Exchange Period, any administrative trustee shall, for each March 1, June 1, September 1 and December 1, commencing on December 1, 2007 and ending on the Stock Purchase Date or the earlier termination of the Contracts, or if any such day is not a business day, the next business day, or “Additional Distribution Date,” identify:

•	the 13-week treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date; or

•	if no 13-week treasury bill that matures on at least one but not more than six business days prior to that Additional Distribution Date is or is scheduled to be outstanding on the immediately preceding Additional Distribution Date, the 26-week treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date; or

•	if neither of such treasury bills is or is scheduled to be outstanding on the immediately preceding Additional Distribution Date, any other U.S. treasury security (which may be a zero coupon U.S. treasury security) that is outstanding on the immediately preceding Additional Distribution Date, is highly liquid and matures at least one business day prior to such Additional Distribution Date; provided that any U.S. treasury security identified pursuant to this clause shall be selected in a manner intended to minimize the cash value of the security selected.

The administrative trustees shall use commercially reasonable efforts to identify the security meeting the foregoing criteria for each Additional Distribution Date promptly after the Department of the Treasury makes the schedule for upcoming auctions of U.S. treasury securities publicly available and shall, to the extent that a security previously identified with respect to any Additional Distribution Date is no longer expected to be outstanding on the immediately preceding Additional Distribution Date, identify another security meeting the foregoing criteria for such Additional Distribution Date. The security most recently identified by the administrative trustees with respect to any Additional Distribution Date shall be the “Qualifying Treasury Security ” with respect to the period from and including its date of issuance (or if later, the date of maturity of the Qualifying Treasury Security with respect to the immediately preceding Additional Distribution Date) to but excluding its date of maturity, and the administrative trustees’ identification of a security as a Qualifying Treasury Security for such period shall be final and binding for all purposes absent manifest error. You will be able to obtain the issue date, the maturity date and, when available, the CUSIP number of the treasury bills or other U.S. treasury securities that are Qualifying Treasury Securities for the current Exchange Period from the Collateral Agent by calling 1 (800) 934-6802. Since this information is subject to change from time to time, holders should confirm this information prior to purchasing or delivering U.S. treasury securities in connection with any exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX.

Each Qualifying Treasury Security delivered to the Collateral Agent in connection with any exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX and each Qualifying Treasury Security purchased by the Collateral Agent with the proceeds of any maturing Qualifying Treasury Security will be pledged to us through the Collateral Agent to secure the Trust’s obligation to purchase Preferred under the corresponding Contracts. In purchasing Qualifying Treasury Securities, the Collateral Agent will solicit offers from at least three U.S. government securities dealers, one of which may be U.S. Bank National Association or an affiliate of U.S. Bank National Association, and will accept the lowest offer so long as at least two offers are available. The Collateral Agent shall have no liability to the Trust, any trustee or any holder of the APEX in connection with the purchase of Qualifying Treasury Securities in the absence of gross negligence or willful misconduct.

Exchange Procedures. To exchange Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX, for each Normal APEX you must:

•	deposit with the Collateral Agent lien-free U.S. treasury securities that are Qualifying Treasury Securities on the date of deposit, in a principal amount of $1,000, which you must purchase on the open market at your expense unless you already own them;

•	transfer the Normal APEX to the Transfer Agent; and

•	deliver a notice to the Collateral Agent and the Transfer Agent, in connection with the actions specified above, stating that you are depositing the appropriate Qualifying Treasury Securities with the Collateral Agent, transferring the Normal APEX to the Transfer Agent in connection with the exchange of the Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX and requesting the delivery to you of Stripped APEX and Capital APEX.

Upon the deposit, transfer and receipt of notice, the Collateral Agent will release the Junior Subordinated Notes corresponding to the exchanged Normal APEX from the pledge under the Collateral Agreement, free and clear of our security interest, and continue to hold them as Custodial Agent for the Trust in connection with the Capital APEX to be delivered to you. The Transfer Agent will cancel the exchanged Normal APEX and then deliver the Stripped APEX and Capital APEX to you.

Exchanging Stripped APEX and Capital APEX for Normal APEX and Qualifying Treasury Securities

If you hold Stripped APEX and Capital APEX you will have the right, at any time during an Exchange Period, to exchange them for Normal APEX and Qualifying Treasury Securities by transferring your Stripped APEX and Capital APEX to the Transfer Agent and delivering the notice specified below. The Collateral Agent will substitute a principal amount of Notes equal to the liquidation amount of the Stripped APEX so exchanged for the same principal amount of Qualifying Treasury Securities pledged to secure the Trust’s obligations under the Contracts and deliver these Qualifying Treasury Securities to you, unencumbered by the security interest created under the Collateral Agreement, after which you will own the Qualifying Treasury Securities separately from the Normal APEX.

To exchange Stripped APEX and Capital APEX for Normal APEX and Qualifying Treasury Securities, you must transfer to the Transfer Agent Stripped APEX and Capital APEX having the same liquidation amount, accompanied by a notice to the Transfer Agent, which you must also deliver to the Collateral Agent, stating that you are transferring the Stripped APEX and Capital APEX in connection with the exchange of Stripped APEX and Capital APEX for Normal APEX and Qualifying Treasury Securities, requesting the release to you of pledged Qualifying Treasury Securities having a principal amount equal to the liquidation amount of Stripped APEX and Capital APEX so exchanged and requesting the delivery to you of Normal APEX. You must purchase the Stripped APEX or the Capital APEX at your expense unless you otherwise own them.

Upon the transfer of Stripped APEX and Capital APEX together with the notice and request, the Collateral Agent will release the corresponding Qualifying Treasury Securities from the pledge under the Collateral Agreement, free and clear of our security interest, and deliver them to you. The Transfer Agent will then cancel the exchanged Stripped APEX and Capital APEX and deliver the Normal APEX to you.

The Notes corresponding to the Capital APEX you delivered will be pledged to us through the Collateral Agent to secure the Trust’s obligation to purchase Preferred under the Contracts related to the Normal APEX.

If you elect to exchange Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX or vice versa, you will be responsible for any fees or expenses payable in connection with the exchange.

Current Payments

The Trust must make distributions on each series of APEX on the relevant Distribution Dates to the extent that it has funds available therefor. The Trust’s funds available for distribution to you as a holder of any series of APEX will be limited to payments received from us on the assets held by the Trust corresponding to that series. We will guarantee the payment of distributions on the APEX out of moneys held by the Trust to the extent of available Trust funds, as described under “Description of the Guarantee” below. Our obligation to pay Contract Payments will be subordinate and junior in right of payment to all our senior and subordinated indebtedness, to the same extent as our obligations under the Notes, as described under “Description of the Junior Subordinated Notes” below. Our obligations under the Notes are similarly subordinate and junior in right of payment to all our senior and subordinated indebtedness.

The distribution dates for Normal APEX and Stripped APEX, which we call “Regular Distribution Dates,” are:

•	each June 1 and December 1 occurring prior to and including the later of June 1, 2012 and the Stock Purchase Date, commencing December 1, 2007 (or in the case of Stripped APEX, the first such date on which Stripped APEX are outstanding) (or if any such date is not a business day, the next business day);

•	after the later of June 1, 2012 and the Stock Purchase Date, each March 1, June 1, September 1 and December 1, or if any such date is not a business day, the next business day; and

•	the Stock Purchase Date if not otherwise a Regular Distribution Date;

provided that, the last Regular Distribution Date for the Stripped APEX shall be the Stock Purchase Date.

The distribution dates for Capital APEX, which we call “Capital APEX Distribution Dates,” are:

•	each June 1 and December 1, commencing on the later of the first such date on which Capital APEX are outstanding and December 1, 2007 and continuing through and including the last such date to occur prior to the Remarketing Settlement Date; and

•	thereafter for so long as Capital APEX remain outstanding, each day that is an interest payment date for the Notes.

Also, prior to the Stock Purchase Date, the Trust will make additional distributions on the Stripped APEX relating to the Qualifying Treasury Securities quarterly on each March 1, June 1, September 1 and December 1, or if any such date is not a business day, the next business day, which dates we call “Additional Distribution Dates,” or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable, commencing on the later of the first such day after Stripped APEX are outstanding and December 1, 2007.

We use the term “Distribution Date ” to mean a Regular Distribution Date, a Capital APEX Distribution Date or an Additional Distribution Date. A “Distribution Period ” is (i) with respect to Normal APEX, Stripped APEX and Trust Common Securities, each period of time beginning on a Regular Distribution Date (or the date of original issuance in the case of the Distribution Period ending in December 2007) and continuing to but not including the next succeeding Regular Distribution Date for such series; and (ii) with respect to Capital APEX, each period of time beginning on a Capital APEX Distribution Date (or the date of original issuance of the APEX in the case of the Distribution Period ending in December 2007) and continuing to but not including the next succeeding Capital APEX Distribution Date. When a Distribution Date is not a business day, the Trust will make the distribution on the next business day without interest. The term “distribution ” includes any interest payable on unpaid distributions unless otherwise stated.

Distributions made for periods prior to the later of June 1, 2012 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and distributions for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.

Distributions on the APEX will be payable to holders as they appear in the security register of the Trust on the relevant record dates. The record dates will be the fifteenth calendar day immediately preceding the next succeeding Distribution Date. Distributions will be paid through the Property Trustee or paying agent, who will hold amounts received in respect of the Notes, the Contracts and the Preferred for the benefit of the holders of the APEX. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each distribution will be made as described in the section entitled “Book-Entry System” below.

Normal APEX. Subject to the deferral provisions described below, through the later of June 1, 2012 and the Stock Purchase Date, holders of Normal APEX will be entitled to receive cash distributions semi-annually on each Regular Distribution Date at the rate of     % per annum of the liquidation amount, corresponding to (i) interest on the Notes accruing for each Distribution Period ending prior to that date at the rate of     % per annum and Contract Payments accruing for each Distribution Period ending prior to that date at the rate of     % per annum on the liquidation amount of $1,000 per Normal APEX or (ii) if the Stock Purchase Date occurs prior to June 1, 2012 (or if such date is not a business day, the next business day), dividends on the Preferred accruing for each Distribution Period ending prior to that date, commencing on the Stock Purchase Date.

Subject to the deferral provisions described below, holders of Normal APEX will also receive on the Stock Purchase Date, without duplication of the above payments, an amount equal to accrued and unpaid Contract Payments and interest on the Notes, whether or not the Notes have been successfully remarketed. A portion of the net proceeds of any successful Remarketing will be used to purchase certain U.S. treasury securities maturing on or prior to the Stock Purchase Date in an amount equal to the amount of interest that would have been payable to the Trust on the Notes had they not been sold in the Remarketing and the interest rate not been reset. Holders of Normal APEX making the election described above under “ — Remarketing of the Junior Subordinated Notes — Normal APEX” will not be entitled to this additional cash payment due to other holders of Normal APEX if the Remarketing is successful since their Normal APEX will automatically become Stripped APEX and Capital APEX on the Remarketing Settlement Date. In the case of a Failed Remarketing, the Stock Purchase Date will be an interest payment date on the Notes.

After the Stock Purchase Date, holders of Normal APEX will be entitled to receive distributions corresponding to non-cumulative dividends on the Preferred held by the Trust. These cash dividends will be payable if, as and when declared by our board of directors, on the Dividend Payment Dates, which are:

•	if the Preferred is issued prior to June 1, 2012 (or if that day is not a business day, the next business day), semi-annually in arrears on each June 1 and December 1 through June 1, 2013; and

•	from and including the later of June 1, 2012 and the date of issuance, quarterly in arrears on each March 1, June 1, September 1 and December 1 (or if such day is not a business day, the next business day).

Dividends on each share of Preferred will be calculated on the liquidation preference of $100,000 per share (i) to but not including the Dividend Payment Date in June, 2012 at a rate per annum equal to     %, and (ii) thereafter for each related Dividend Period at a rate per annum equal to the greater of (x) three-month LIBOR, plus      % and (y) 4.0%.

For more information about dividends on the Preferred, see “Description of the Series E Preferred Stock — Dividends” below.

Stripped APEX. Subject to the deferral provisions described below, holders of Stripped APEX will be entitled to receive cash distributions on each Regular Distribution Date corresponding to Contract Payments payable by us through the Stock Purchase Date, at the rate of     % per annum on the liquidation amount of $1,000 per Stripped APEX, accruing for each Stripped APEX from the Regular Distribution Date immediately preceding its issuance. Not later than each Additional Distribution Date on which any Stripped APEX are outstanding, the Collateral Agent will reinvest the proceeds of maturing Qualifying Treasury Securities on behalf of the Trust in securities that are Qualifying Treasury Securities as of such date, in each case having the same principal amount at maturity as the maturing Qualifying Treasury Securities. The Collateral Agent will invest the excess of the proceeds over the cost of the replacement securities in cash equivalents, and deliver to the Trust for distribution to the holders of Stripped APEX, on each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), an amount, or “Excess Proceeds Distribution,” equal to the excess of $1,000 per Stripped APEX over the cost of such replacement Qualifying Treasury Securities plus any interest earned on those cash equivalents from the maturity date until the Additional Distribution Date. Since the principal amount of the Qualifying Treasury Securities will be used to pay the purchase price under the Stock Purchase Contracts on the Stock Purchase Date, the Excess Proceeds Distribution on the Stock Purchase Date will consist only of interest earned from the maturity date of the Qualifying Treasury Securities through the Stock Purchase Date, if any.

For as long as they hold the Capital APEX, the holders of the Stripped APEX will continue to receive the scheduled distributions on the Capital APEX that were delivered to them when the Stripped APEX were created, subject to our right to defer interest payments on the Notes. Each Stripped APEX will automatically, without any action by holders being necessary, become a Normal APEX on the business day following the Stock Purchase Date and be entitled to receive the same current payments as each Normal APEX after the Stock Purchase Date; provided that if after a Failed Remarketing we have issued Additional Notes to the Trust in respect of deferred interest on the Notes, the Stripped APEX will only become Normal APEX on the business day after such Additional Notes have been paid in full. In this case, the Stripped APEX will not become Normal APEX until we have paid all amounts due on these Additional Notes, and until then the holders of Stripped APEX will be entitled to receive on each Regular Distribution Date distributions corresponding to the dividends on the Preferred.

Capital APEX. Subject to the deferral provisions described below, holders of Capital APEX will be entitled to receive cumulative cash distributions semi-annually on each June 1 and December 1, commencing on the later of the first such date on which Capital APEX are outstanding and

December 1, 2007, corresponding to interest on the Notes accruing for each Distribution Period ending on such date at the rate of     % per annum on the liquidation amount of $1,000 per Capital APEX. If the Stock Purchase Date occurs on a date that is not a semi-annual distribution date and the Notes have not been successfully remarketed, that date will also be an interest payment date on the Notes and, accordingly, subject to the deferral provisions described below, holders of Capital APEX will receive a distribution on that date corresponding to interest on the Notes.

The distributions paid on any Capital APEX Distribution Date will include any additional amounts or deferred interest amounts received by the Trust on the Notes that are corresponding assets for the Capital APEX, as well as payments of interest on and principal of any Additional Notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes, if any.

Upon a successful Remarketing, we may elect to change the rate of interest on the Notes from and after the Remarketing Settlement Date, as described below under “Description of the Junior Subordinated Notes — Remarketing.” Accordingly, distributions will accrue on the Capital APEX that are not disposed of in connection with the Remarketing from and including the Remarketing Settlement Date to but excluding the date on which they are redeemed in exchanged for Notes at the rate established in the Remarketing.

Deferral of Contract Payments and Interest Payments. We may at our option, and will if so directed by the SEC, defer the Contract Payments until no later than the Stock Purchase Date as described under “Description of the Stock Purchase Contracts — Option to Defer Contract Payments” below. As a consequence, the Trust will defer corresponding distributions on the Normal APEX and the Stripped APEX during the deferral period. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date, at the interest rate per annum originally applicable to the Notes. If we elect to defer the payment of Contract Payments until the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments in Additional Notes, that have a principal amount equal to the aggregate amount of deferred Contract Payments as of the Stock Purchase Date, mature on the later of June 1, 2017 and five years after commencement of the related deferral period, bear interest at the rate per annum originally applicable to the Notes, are subordinate and rank junior in right of payment to all of our senior and subordinated debt on the same basis as the Contract Payments, permit us to optionally defer interest on the same basis as the Notes and are redeemable by us at any time prior to their stated maturity. The notes will be issued as a new series of notes under our subordinated debt indenture described below under “Description of the Junior Subordinated Notes.”

Also, we may at our option, and will if so directed by the SEC, defer cash payments of interest on the Notes that are owned by the Trust for up to seven years (or if later, until June 1, 2014), in which case the deferred amounts will accrue additional interest at the applicable rate then borne by the Notes. As a consequence, the Trust will defer corresponding distributions on the Normal APEX (prior to the Stock Purchase Date, or if earlier, the Remarketing Settlement Date) and on the Capital APEX during the deferral period. Deferred distributions to which you are entitled will accrue interest, from the relevant Distribution Date during any deferral period, at the rate originally applicable to the Notes compounded on each interest payment date with respect to the Notes, to the extent permitted by applicable law.

During any period that we are deferring Contract Payments or interest on the Notes (and, accordingly, the Trust is deferring distributions on the APEX) or have issued but not yet repaid in full Additional Notes in respect of deferred interest or deferred Contract Payments, we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock as described under “Description of the Junior Subordinated Notes — Restrictions on Certain Payments, including on Deferral of Interest” below. If we have elected to defer interest on the Notes and there is a Failed Remarketing, then we will pay the Trust the deferred interest in Additional Notes. If we issue any Additional Notes, the foregoing covenant will also apply to the payment of interest on and principal of these notes except that the reference to termination of the deferral period shall instead be to the maturity date of the Additional Notes.

Agreed Tax Treatment of the APEX

As a beneficial owner of APEX, by acceptance of the beneficial interest therein, you will be deemed to have agreed, for all U.S. federal income tax purposes:

•	to treat yourself as the owner of:

°	for each Normal APEX or Stripped APEX, a 1/100th interest in a Contract;

°	for each Normal APEX or Capital APEX, $1,000 principal amount of Notes;

°	for each Stripped APEX, $1,000 principal amount of Qualifying Treasury Securities; and

°	for each Normal APEX participating in the Remarketing, its pro rata portion of the U.S. treasury securities purchased with the proceeds of the Remarketing;

•	to treat the Trust as one or more grantor trusts or agency arrangements;

•	to treat the fair market value of the $1,000 principal amount of Notes corresponding to one Normal APEX as $1,000 and the fair market value of a 1/100th fractional interest in a Contract corresponding to one Normal APEX as $0 at the time of initial purchase;

•	to treat the Notes as our indebtedness; and

•	to treat stated interest on the Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued in accordance with your regular method of tax accounting, and otherwise to treat the Notes as described in “Supplemental U.S. Federal Income Tax Considerations — Taxation of the Junior Subordinated Notes” below.

Remarketing of the Junior Subordinated Notes

The Trust will attempt to remarket the Notes in order to fund the purchase of the Preferred on the Stock Purchase Date under the Contracts in a process we call “Remarketing.” If a Remarketing is successful, the interest rate on and certain other terms of the Notes may be changed, as a result of which the distribution rate, distribution dates and other terms of the Capital APEX may also change. We describe the timing of the Remarketing and how the Remarketing will be conducted under “Description of the Junior Subordinated Notes — Remarketing” below and “— Early Remarketing” below. In this section we describe choices that you may make in connection with a Remarketing as a holder of Normal APEX or Capital APEX.

Normal APEX. If you hold Normal APEX, you may decide that, in the event a Remarketing is successful, you would prefer to exchange your Normal APEX for Stripped APEX and Capital APEX instead of continuing to hold your Normal APEX. You may make a contingent exchange election by transferring your Normal APEX to the Transfer Agent and the notice of contingent exchange election in the form set forth on the reverse side of the Normal APEX certificate executed and completed as indicated during the period that commences on the tenth business day immediately preceding the beginning of any Remarketing Period and ending at 3:00 P.M., New York City time, on the second business day before the beginning of that Remarketing Period and depositing Qualifying Treasury Securities having a principal amount equal to the liquidation amount of your Normal APEX on the date of deposit with the Collateral Agent on or prior to 3:00 P.M., New York City time, on the second business day before the beginning of that Remarketing Period.

If the Notes are successfully remarketed during that Remarketing Period and you have made an effective election, your Normal APEX will be cancelled and you will receive Stripped APEX and Capital

APEX having the same liquidation amount on or promptly after the Remarketing Settlement Date. As with any other exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX, you will be able to trade the Stripped APEX and Capital APEX separately. As a result of the successful Remarketing, the Stock Purchase Date will occur on the March 1, June 1, September 1 and December 1 next following the Remarketing Settlement Date, or if such date is not a business day, the next business day, and on the business day following the Stock Purchase Date each Stripped APEX will automatically be and become a Normal APEX, corresponding to 1/100th of a share of Preferred held by the Trust. Each Capital APEX you receive will correspond to $1,000 principal amount of Notes beneficially owned by the Trust and the Trust will redeem the Capital APEX promptly after the Remarketing Settlement Date in exchange for the corresponding Notes.

If you have given notice of a contingent exchange election but fail to deliver the Qualifying Treasury Securities to the Collateral Agent by 3:00 P.M., New York City time, on the second business day before the beginning of the applicable Remarketing Period, the notice will be void and your Normal APEX will be returned to you promptly after the end of that Remarketing Period.

If you have given notice of a contingent exchange election and delivered the Qualifying Treasury Securities but the Remarketing is unsuccessful, your Qualifying Treasury Securities will be promptly returned to you by the Collateral Agent and your Normal APEX certificates will be promptly returned to you by the Transfer Agent.

Capital APEX. If you hold Capital APEX, you may decide that, in the event a Remarketing is successful, you would prefer to dispose of your Capital APEX and receive the net cash proceeds of the Remarketing of the Notes. You may make a contingent disposition election by transferring your Capital APEX to the Transfer Agent and the notice of contingent disposition election in the form set forth on the reverse side of the Capital APEX certificate executed and completed as indicated during the period that commences on the tenth business day immediately preceding the beginning of a Remarketing Period and ending at 3:00 P.M., New York City time, on the second business day immediately preceding the beginning of any Remarketing Period. If the Notes are successfully remarketed during that Remarketing Period and you have made an effective election, on or promptly after the Remarketing Settlement Date, your Capital APEX will be cancelled and you will receive an amount in cash equal to the net proceeds of the sale of $1,000 principal amount of Notes in the Remarketing for each $1,000 liquidation amount of Capital APEX with respect to which you made your election.

If you have given notice of a contingent disposition election but the Remarketing is unsuccessful, your Capital APEX will remain outstanding and the certificates will be promptly returned to you by the Transfer Agent.

Stripped APEX. The timing and success or failure of any Remarketing affects the timing of the Stock Purchase Date, and thus the date upon which holders of Stripped APEX cease to receive distributions corresponding to Contract Payments and Additional Distributions and begin to receive distributions corresponding to the non-cumulative dividends on the Preferred. Unless there has been a Failed Remarketing and we have issued Additional Notes in respect of deferred interest on the Notes, each Stripped APEX automatically, without any action by holders being necessary, will become a Normal APEX on the business day after the Stock Purchase Date.

Otherwise, each Stripped APEX automatically, without any action by holders being necessary, will become a Normal APEX on the business day after we have paid all amounts due on the Additional Notes.

Mandatory Redemption of Normal APEX upon Redemption of Series E Preferred Stock

The Normal APEX have no stated maturity but must be redeemed on the date we redeem the Preferred, and the Property Trustee or paying agent will apply the proceeds from such repayment or redemption to redeem a like amount, as defined below, of the Normal APEX. The Preferred is perpetual but we may redeem it on any Dividend Payment Date occurring on or after the later of June 1, 2012 and the Stock Purchase Date, subject to certain limitations. See “Description of the Series E Preferred Stock — Redemption” below and “Replacement Capital Covenant” below. The redemption price per Normal APEX will equal the redemption price of the corresponding assets. See “Description of the Series E Preferred Stock — Redemption” below. If notice of redemption of any Preferred has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of Preferred so called for redemption, then, from and after the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

If less than all of the shares of Preferred held by the Trust are to be redeemed on a redemption date, then the proceeds from such redemption will be allocated pro rata to the redemption of the Normal APEX and the Trust Common Securities, except as set forth below under “— Ranking of Trust Common Securities.”

The term “like amount ” as used above means Normal APEX having a liquidation amount equal to that portion of the liquidation amount of the Preferred to be contemporaneously redeemed, the proceeds of which will be used to pay the redemption price of such Normal APEX.

Mandatory Redemption of Capital APEX upon Maturity of the Junior Subordinated Notes

The Capital APEX have no stated maturity but must be redeemed, if they remain outstanding, in cash upon the date the Notes mature or are redeemed. On each date the Capital APEX must be redeemed, or “Capital APEX Mandatory Redemption Date,” the Property Trustee or paying agent will apply the proceeds from the repayment or redemption of Notes to redeem a like amount, as defined below, of the Capital APEX. The stated maturity of the Notes is June 1, 2043 or on such earlier date on or after June 1, 2016 as we may elect in connection with the Remarketing. As a result, we may move up the Capital APEX Mandatory Redemption Date to any date on or after the Stock Purchase Date in connection with a Remarketing; provided that if we are deferring interest on the Notes at the time of the Remarketing, any new stated maturity date and Capital APEX Mandatory Redemption Date may not be earlier than seven years after commencement of the deferral period. The redemption price per Capital APEX will equal the liquidation amount per Capital APEX plus accumulated and unpaid distributions to but excluding the redemption date. Changes we may make to the early redemption provisions of the Notes in connection with a successful Remarketing will not affect the redemption of the Capital APEX since the Trust will redeem them for Notes upon a successful Remarketing.

The term “like amount ” as used above means Capital APEX having a liquidation amount equal to that portion of the principal amount of Notes to be contemporaneously redeemed in accordance with the Indenture, the proceeds of which will be used to pay the redemption price of such Capital APEX.

Conditional Right to Redeem the APEX upon a Special Event

The Contracts will automatically terminate and the Trust will redeem the APEX if we exercise our right to redeem all, but not less than all, of the Notes prior to the Stock Purchase Date upon the occurrence of certain special events. The redemption price of the Notes in the case of a redemption in connection with a rating agency event or tax event will be equal to the greater of 100% of their principal amount and a make-whole redemption price, plus in each case accrued and unpaid interest through the date of redemption. The redemption price of the Notes in the case of a redemption in connection with a capital treatment or investment company event will be equal to 100% of their principal amount, plus accrued and unpaid interest through the date of redemption. Holders of Normal APEX and Capital APEX will receive an amount in cash equal to the redemption price of the Notes that are corresponding assets of their APEX and holders of Stripped APEX will receive the Qualifying Treasury Securities that are corresponding assets of their Stripped APEX. Holders of Normal APEX and Stripped APEX will also receive accrued and unpaid Contract Payments through the date of redemption with respect to the interests in Contracts that are corresponding assets of their APEX. For a description of the special events that would permit us to redeem the Notes and the make-whole redemption price, see “Description of the Junior Subordinated Notes — Redemption” below.

Redemption of Capital APEX for Junior Subordinated Notes in Connection with Remarketing

If the Notes are successfully remarketed, the Trust must redeem in kind the Capital APEX in whole but not in part in exchange for a principal amount of Notes equal to the liquidation amount of each Capital APEX so redeemed promptly after the Remarketing Settlement Date. On the redemption date, the Capital APEX will be cancelled and you will receive Notes.

If a Failed Remarketing occurs but on the Stock Purchase Date there is no deferred interest amount outstanding on the Notes, then promptly after the Stock Purchase Date the Trust must redeem the Capital APEX, in whole but not in part, in kind in exchange for a like amount of Notes. If a Failed Remarketing occurs and there is a deferred interest amount outstanding on the Stock Purchase Date, or if the Contracts are terminated before the Stock Purchase Date, then we may instruct the Trust at any time thereafter when there is no deferred interest amount outstanding to redeem the Capital APEX, in whole but not in part, in kind in exchange for a like amount of Notes.

Redemption Procedures

Notice of any redemption will be mailed at least 30 days (or at least 15 days for a redemption in kind after a successful Remarketing) but not more than 60 days before the redemption date to the registered address of each holder of APEX to be redeemed.

If (i) the Trust gives an irrevocable notice of redemption of any series of APEX for cash and (ii) we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Notes or Preferred, then on the redemption date, the Property Trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the series of APEX being redeemed. See “Book-Entry System” below. The Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the APEX or in the case of a redemption of Capital APEX in exchange for Notes after the Remarketing Settlement Date, to credit Notes having a principal amount equal to the liquidation amount of the Capital APEX to the beneficial owners of the global securities representing the Capital APEX. Distributions to be paid on or before the redemption date for any APEX called for redemption will be payable to the holders as of the record dates for the related dates of distribution. If the APEX called for redemption are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the APEX funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the APEX.

If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such APEX called for redemption will cease, except the right of the holders of such APEX to receive the redemption price and any distribution payable in respect of the APEX on or prior to the redemption date, but without interest on such redemption price, or in the case of a redemption of Capital APEX in exchange for Notes after the Remarketing Settlement Date, the right to receive the Notes; and

•	the APEX called for redemption will cease to be outstanding.

If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However,

if payment on the next business day causes payment of the redemption amount to be in the next calendar month, then payment will be on the preceding business day.

If payment of the redemption amount for any Notes or shares of Preferred called for redemption is improperly withheld or refused and accordingly the redemption amount of the relevant series of APEX is not paid either by the Trust or by us under the Guarantee, then interest on the Notes, or dividends on the Preferred, as the case may be, will continue to accrue and distributions on such series of APEX called for redemption will continue to accumulate at the applicable rate then borne by such APEX from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

Redemptions of the APEX will require prior approval of the SEC.

If less than all of the outstanding shares of Preferred are to be redeemed on a redemption date, then the aggregate liquidation amount of Normal APEX and Trust Common Securities to be redeemed shall be allocated pro rata to the Normal APEX and Trust Common Securities based upon the relative liquidation amounts of such series, except as set forth below under “— Ranking of Trust Common Securities.” The Property Trustee will select the particular Normal APEX to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding Normal APEX not previously called for redemption by any method the Property Trustee deems fair and appropriate, or if the Normal APEX are in book-entry only form, in accordance with the procedures of DTC. The Property Trustee shall promptly notify the Transfer Agent in writing of the Normal APEX selected for redemption and, in the case of any Normal APEX selected for redemption in part, the liquidation amount to be redeemed.

If less than all of the outstanding Capital APEX are to be redeemed on a redemption date, then the Property Trustee will select the particular Capital APEX to be redeemed on a pro rata basis based upon their respective liquidation amounts not more than 60 days before the redemption date from the outstanding Capital APEX not previously called for redemption by any method the Property Trustee deems fair and appropriate, or if the Capital APEX are in book-entry only form, in accordance with the procedures of DTC. The Property Trustee shall promptly notify the Transfer Agent in writing of the Capital APEX selected for redemption and, in the case of any Capital APEX selected for partial redemption, the liquidation amount to be redeemed.

For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of APEX shall relate, in the case of any APEX redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of APEX that has been or is to be redeemed. If less than all of the Normal APEX or Capital APEX are redeemed, the Normal APEX or Capital APEX held through the facilities of DTC will be redeemed pro rata in accordance with DTC’s internal procedures. See “Book-Entry System” below.

Subject to applicable law, including, without limitation, U.S. federal securities laws and, at all times prior to the date that is ten years after the Stock Purchase Date, the Replacement Capital Covenant, and subject to the SEC’s CSE Rules applicable to consolidated supervised entities, we or our affiliates may at any time and from time to time purchase outstanding APEX of any series by tender, in the open market or by private agreement.

Liquidation Distribution upon Dissolution

Pursuant to the Trust Agreement, the Trust shall dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of GS Group;

•	redemption of all of the APEX as described above; and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

Except as set forth in the next paragraph, if an early dissolution occurs as a result of certain events of bankruptcy, dissolution or liquidation of GS Group, the Property Trustee and the administrative trustees will liquidate the Trust as expeditiously as they determine possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of APEX of each series a like amount of corresponding assets as of the date of such distribution. Except as set forth in the next paragraph, if an early dissolution occurs as a result of the entry of an order for the dissolution of the Trust by a court of competent jurisdiction, unless otherwise required by applicable law, the Trust will not be liquidated until after the Stock Purchase Date but, commencing promptly thereafter, the Property Trustee will liquidate the Trust as expeditiously as it determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of APEX of each series a like amount of corresponding assets as of the date of such distribution. The Property Trustee shall give notice of liquidation to each holder of APEX at least 30 days and not more than 60 days before the date of liquidation.

If, whether because of an order for dissolution entered by a court of competent jurisdiction or otherwise, the Property Trustee determines that distribution of the corresponding assets in the manner provided above is not possible, or if the early dissolution occurs as a result of the redemption of all the APEX, the Property Trustee shall liquidate the property of the Trust and wind up its affairs. In that case, upon the winding up of the Trust, except with respect to an early dissolution that occurs as a result of the redemption of all the APEX, the holders will be entitled to receive out of the assets of the Trust available for distribution to holders and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate liquidation amount per Trust security plus accrued and unpaid distributions to the date of payment. If, upon any such winding up, the Trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust securities shall be paid on a pro rata basis, except as set forth above under “— Ranking of Trust Common Securities.”

The term “like amount ” as used above means:

•	with respect to a distribution of Notes to holders of any Normal APEX, Capital APEX or Trust Common Securities in connection with a dissolution or liquidation of the Trust or a redemption in kind of Capital APEX, Notes having a principal amount equal to the liquidation amount of the APEX or Trust Common Securities of the holder to whom such Notes would be distributed; and

•	with respect to a distribution of Preferred to holders of Normal APEX in connection with a dissolution or liquidation of the Trust therefor, Preferred having a Liquidation Preference equal to the liquidation amount of the Normal APEX of the holder to whom such Preferred would be distributed.

Distribution of Trust Assets

Upon liquidation of the Trust other than as a result of an early dissolution upon the redemption of all the APEX and after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, the assets of the Trust will be distributed to the holders of such Trust securities in exchange therefor.

After the liquidation date fixed for any distribution of assets of the Trust:

•	the APEX will no longer be deemed to be outstanding;

•	if the assets to be distributed are Notes, Additional Notes, if any, or shares of Preferred, DTC or its nominee, as the record holder of the APEX, will receive a registered global certificate or certificates representing the Notes, Additional Notes and Preferred to be delivered upon such distribution and if the assets to be distributed are Qualifying Treasury Securities that are Pledged Securities, such securities will be delivered in book-entry form;

•	any certificates representing the Capital APEX not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent the Notes having a principal amount equal to the liquidation amount of the Capital APEX, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the Capital APEX until such certificates are so surrendered for transfer or reissuance (and until such certificates are surrendered, no payments of interest, principal, dividends, redemption price or otherwise will be made to holders);

•	any certificates representing the Normal APEX not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent shares of Preferred having a Liquidation Preference equal to the Normal APEX until such certificates are so surrendered for transfer and reissuance; and

•	all rights of the holders of the APEX will cease, except the right to receive Notes, Qualifying Treasury Securities or Preferred, as the case may be, upon such surrender.

Since after the Stock Purchase Date each Normal APEX corresponds to 1/100th of a share of Preferred, holders of Normal APEX may receive fractional shares of Preferred or depositary shares representing the Preferred upon this distribution.

Ranking of Trust Common Securities

If on any Distribution Date the Trust does not have funds available from payments of interest on the Notes, dividends on the Preferred or Contract Payments on the Contracts (as applicable) to make full distributions on the APEX and the Trust Common Securities (other than as a result of the proper exercise of our deferral right in respect of interest or Contract Payments), then:

•	if such deficiency in funds results from our failure to make a full payment of interest on the Notes on any interest payment date, then the available funds shall be applied first to make distributions then due on the Normal APEX and the Capital APEX on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to interest payments on the Notes (or if less, the amount of the corresponding distribution that would have been made on the Normal APEX and Capital APEX had we made a full payment of interest on the Notes) before any such amount is applied to make a distribution on the Trust Common Securities on such Distribution Date;

•	if the deficiency in funds results from our failure to make a full payment of Contract Payments on the Contracts on a payment date for Contract Payments, then the available funds shall be applied first to make distributions then due on the Normal APEX and the Stripped APEX on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to the Contract Payments on the Contracts (or if less, the amount of the corresponding distributions that would have been made on the Normal APEX and the Stripped APEX had we made a full payment of Contract Payments on the Contracts) before any such amount is applied to make a distribution on the Trust Common Securities on such Distribution Date; and

•	if the deficiency in funds results from our failure to pay a full dividend on shares of Preferred on a Dividend Payment Date, then the available funds from dividends on the Preferred shall be applied first to make distributions then due on the Normal APEX on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to dividends on the Preferred (or if less, the amount of the corresponding distributions that would have been made on the Normal APEX had we paid a full dividend on the Preferred) before any such amount is applied to make a distribution on Trust Common Securities on such Distribution Date.

If on any date where Normal APEX and Trust Common Securities must be redeemed because we are redeeming Preferred and the Trust does not have funds available from our redemption of shares of Preferred to pay the full redemption price then due on all of the outstanding Normal APEX and Trust Common Securities to be redeemed, then (i) the available funds shall be applied first to pay the redemption price on the Normal APEX to be redeemed on such redemption date and (ii) Trust Common Securities shall be redeemed only to the extent funds are available for such purpose after the payment of the full redemption price on the Normal APEX to be redeemed.

If an early dissolution event occurs in respect of the Trust, no liquidation distributions shall be made on the Trust Common Securities until full liquidation distributions have been made on each series of the APEX.

In the case of any event of default under the Trust Agreement resulting from (i) an event of default under the Indenture or (ii) our failure to comply in any material respect with any of our obligations under the Stock Purchase Contract Agreement or as issuer of the Preferred, including obligations set forth in our restated certificate of incorporation, as amended, or “restated certificate of incorporation,” or arising under applicable law, we, as holder of the Trust Common Securities, will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to the APEX have been cured, waived or otherwise eliminated. Until all events of default under the Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the APEX and not on our behalf, and only the holders of the APEX will have the right to direct the Property Trustee to act on their behalf.

Events of Default; Notice

Any one of the following events constitutes an event of default under the Trust Agreement, or a “Trust Event of Default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the Indenture with respect to the Notes beneficially owned by the Trust;

•	the failure to comply in any material respect with our obligations (i) under the Stock Purchase Contract Agreement or (ii) as issuer of the Preferred, under our restated certificate of incorporation, or those of the Trust, or arising under applicable law;

•	the default by the Trust in the payment of any distribution on any Trust security of the Trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any Trust security of the Trust when such becomes due and payable;

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the Trust Agreement for 90 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach in the manner specified in such Trust Agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and our failure to appoint a successor Property Trustee within 90 days.

Within 30 days after any Trust Event of Default actually known to the Property Trustee occurs, the Property Trustee will transmit notice of such Trust Event of Default to the holders of the affected series of Trust securities and to the administrative trustees, unless such Trust Event of Default shall have been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the Property Trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the Trust Agreement.

The existence of a Trust Event of Default under the Trust Agreement, in and of itself, with respect to the Notes does not entitle the holders of the Normal APEX or the Capital APEX to accelerate the maturity of such Notes.

Removal of Trustees

Unless an event of default under the Indenture has occurred and is continuing, the Property Trustee and/or the Delaware Trustee may be removed at any time by the holder of the Trust Common Securities. The Property Trustee and the Delaware Trustee may be removed by the holders of a majority in liquidation amount of the outstanding APEX for cause or by the holders of a majority in liquidation amount of the Normal APEX and the Capital APEX if an event of default under the Indenture has occurred and is continuing. In no event will the holders of the APEX have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the Trust Common Securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the Indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, we, as the holder of the Trust Common Securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such Trust Agreement. If an event of default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the Property Trustee or the Delaware Trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the Trust Agreement, provided that such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the Trust Agreement. The Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the APEX, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, the Trust organized as such under the laws of any state if:

•	such successor entity either:

°	expressly assumes all of the obligations of the Trust with respect to the APEX, or

°	substitutes for each series of APEX other securities having substantially the same terms as that series of APEX, or the “Successor Securities,” so long as the Successor Securities rank the same as the corresponding series of APEX in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of such successor entity possessing the same powers and duties as the Property Trustee is appointed to hold the Notes, the Contracts, Qualifying Treasury Securities and the Preferred then held by or on behalf of the Property Trustee;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause any series of APEX, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of any series of APEX, including any Successor Securities, in any material respect;

•	such successor entity has purposes substantially identical to those of the Trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from counsel to the Trust experienced in such matters to the effect that:

°	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of any series of APEX, including any Successor Securities, in any material respect, and

°	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, or “Investment Company Act ”;

•	the Trust has received an opinion of counsel experienced in such matters that such merger, consolidation, amalgamation, conveyance, transfer or lease will not cause the Trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; and

•	we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the APEX, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than one or more grantor trusts or agency arrangements or to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

Except as provided herein and under “Description of the Guarantee — Amendments and Assignment” below and as otherwise required by law and the Trust Agreement, the holders of the APEX will have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to the Trust Agreement, including in respect of Notes, Contracts or Preferred beneficially owned by the Trust. Under the Trust Agreement, however, the Property Trustee will be required to obtain their consent before exercising some of its rights in respect of these securities.

Trust Agreement. We and the administrative trustees may amend the Trust Agreement without the consent of the holders of the APEX, the Property Trustee or the Delaware Trustee, unless in the case of the first two bullets below such amendment will materially and adversely affect the interests of any holder of APEX or the Property Trustee or the Delaware Trustee or impose any additional duty or obligation on the Property Trustee or the Delaware Trustee, to:

•	cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which may not be inconsistent with the other provisions of the Trust Agreement;

•	modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as one or more grantor trusts or agency arrangements and not as an association or a publicly traded partnership taxable as a corporation at all times that any Trust securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act or to ensure the treatment of the APEX as Allowable Capital in accordance with the SEC’s CSE Rules;

•	provide that certificates for the APEX may be executed by an administrative trustee by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by us of an authentication agent and certain related provisions;

•	require that holders that are not U.S. persons for U.S. federal income tax purposes irrevocably appoint a U.S. person to exercise any voting rights to ensure that the Trust will not be treated as a foreign trust for U.S. federal income tax purposes; or

•	conform the terms of the Trust Agreement to the description of the Trust Agreement, the APEX and the Trust Common Securities in this prospectus supplement, in the manner provided in the Trust Agreement.

Any such amendment shall become effective when notice thereof is given to the Property Trustee, the Delaware Trustee and the holders of the APEX.

We and the administrative trustees may generally amend the Trust Agreement with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of each outstanding series of APEX affected by the amendments; and

•	receipt by the administrative trustees of the Trust of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the administrative trustees of the Trust or the administrative trustees in accordance with such amendment will not affect the Trust’s status as one or more grantor trusts or agency arrangements for U.S. federal income tax purposes or affect the Trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each affected holder of Trust securities, the Trust Agreement may not be amended to:

•	change the amount or timing, or otherwise adversely affect the amount, of any distribution required to be made in respect of Trust securities as of a specified date; or

•	restrict the right of a holder of Trust securities to institute a suit for the enforcement of any such payment on or after such date.

Indenture and Junior Subordinated Notes. So long as the Property Trustee holds any Notes, the trustees of the Trust may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Capital APEX and the Normal APEX (if prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date), considered together as a single class:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for the Notes, or execute any trust or power conferred on the Indenture Trustee with respect to such Notes;

•	waive any past default that is waivable under the Indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Notes is due and payable; or

•	consent to any amendment, modification or termination of the Indenture or such Notes, where such consent by the holders of the Notes shall be required.

If a consent under the Indenture would require the consent of each holder of Notes affected thereby, no such consent may be given by the Property Trustee without the prior consent of each holder of Capital APEX and prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date, each holder of the Normal APEX.

The Property Trustee will notify each holder of the Capital APEX and prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date, each holder of the Normal APEX of any notice of default with respect to the Notes. In addition to obtaining the foregoing approvals of the holders of the APEX, before taking any of the foregoing actions, the administrative trustees of the Trust will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the Trust to be classified as other than one or more grantor trusts or agency arrangements or as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the APEX except by subsequent vote of the holders of the same series of APEX.

Stock Purchase Contract Agreement and Collateral Agreement. We may modify the Stock Purchase Contract Agreement or the Collateral Agreement with the consent of the trustees of the Trust. The trustees may consent to any amendment or modification of these agreements without the prior consent of the holders of any series of APEX for any of the following purposes:

•	to evidence the succession of another person to the obligations of the Trust or the Property Trustee;

•	to add to the covenants for the benefit of the Trust or the Property Trustee or to surrender any of our rights or powers under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor Collateral Agent, Custodial Agent or securities intermediary under the Collateral Agreement;

•	to cure any ambiguity, or to correct or supplement any provisions that may be inconsistent;

•	to conform the terms of the Stock Purchase Contract Agreement or the Collateral Agreement to their respective descriptions in this prospectus supplement;

•	to provide that at any time that we could convert the Preferred (if the Preferred were issued and outstanding) into a new series of preferred stock, as described below under “Description of the Series E Preferred Stock — Regulatory Changes Relating to Capital Adequacy,” then the Contracts shall, at our election, be a contract to acquire such new series of preferred stock; or

•	to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders of any series of APEX in any material respect.

The trustees of the Trust may agree, with the consent of not less than a majority of the Normal APEX and Stripped APEX at the time outstanding, considered together as a single class, to amend or modify the Stock Purchase Contract Agreement or the Collateral Agreement. However, no such amendment or modification may, without the consent of the holder of each outstanding Normal APEX and Stripped APEX:

•	change any payment date;

•	change the amount or type of Pledged Securities required to be pledged, impair the right of the Trust to receive distributions on the Pledged Securities or otherwise adversely affect the Trust’s rights in or to the Pledged Securities;

•	change the place or currency of payment or reduce any Contract Payments;

•	impair the Property Trustee’s, or the holders’ in the case of a direct action, right to institute suit for the enforcement of the Contract or payment of any Contract Payments; or

•	reduce the number of shares of Preferred purchasable under the Contracts, increase the price to purchase Preferred upon settlement of the Contracts, change the Stock Purchase Date or otherwise adversely affect the Trust’s rights under the Contracts.

If any amendment or proposal referred to above would adversely affect only the Normal APEX or the Stripped APEX, then only the affected series of holders will be entitled to consent to such modification, and the Property Trustee’s consent to such modification will not be effective except with the consent of the holders of not less than a majority of the affected series or of all of the holders of the affected series, as applicable.

Preferred Stock. So long as the Preferred is held by the Property Trustee on behalf of the Trust, the trustees of the Trust will not waive any rights in respect of the Preferred without obtaining the prior approval of the holders of at least a majority in liquidation amount of the Normal APEX and the Stripped APEX then outstanding, considered together as a single class. The trustees of the Trust shall also not consent to any amendment to the Trust’s or our governing documents that would change the dates on which dividends are payable or the amount of such dividends, without the prior written consent of each holder of Normal APEX and Stripped APEX. In addition to obtaining the foregoing approvals from holders, the administrative trustees shall obtain, at our expense, an opinion of counsel to the effect that such action shall not cause the Issuer Trust to be taxable as a corporation or classified as a partnership for U.S. federal income tax purposes.

General. Any required approval of holders of any series of APEX may be given at a meeting of holders of such series of APEX convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of any series of APEX are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each record holder of such APEX in the manner set forth in the Trust Agreement.

No vote or consent of the holders of APEX will be required for the Trust to redeem and cancel the APEX in accordance with the Trust Agreement.

Notwithstanding that holders of the APEX are entitled to vote or consent under any of the circumstances described above, any of the APEX that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agent

Payments on the APEX shall be made to DTC, which shall credit the relevant accounts on the applicable Distribution Dates. If any APEX are not held by DTC, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

The paying agent shall initially be U.S. Bank National Association and any co-paying agent chosen by the Property Trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees and to the Property Trustee. In the event that U.S. Bank National Association shall no longer be the paying agent, the Property Trustee will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.

Registrar and Transfer Agent

U.S. Bank National Association will act as registrar and transfer agent, or “Transfer Agent,” for the APEX.

Registration of transfers of APEX will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Neither the Trust nor the Transfer Agent shall be required to register the transfer of or exchange any Trust security during a period beginning at the opening of business 15 days before the day of selection for redemption of Trust securities and ending at the close of business on the day of mailing of notice of redemption or to transfer or exchange any Trust security so selected for redemption in whole or in part, except, in the case of any Trust security to be redeemed in part, any portion thereof not to be redeemed.

Any APEX can be exchanged for other APEX of the same series so long as such other APEX are denominated in authorized denominations and have the same aggregate liquidation amount and same terms as the APEX that were surrendered for exchange. The APEX may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the APEX, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the APEX. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the APEX for registration of transfer or exchange. However, the Trust will be required to maintain an office or agency in each place of payment for the APEX.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of a Trust Event of Default, the Property Trustee undertakes to perform only the duties that are specifically set forth in the Trust Agreement. After a Trust Event of Default, the Property Trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of APEX unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no Trust Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one upon which holders of APEX are entitled under the Trust Agreement to vote, then the Property Trustee will take any action that we direct. If we do not provide direction, the Property Trustee may take any action that it deems advisable and in the interests of the holders of the Trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

We and our affiliates may maintain certain accounts and other banking relationships with the Property Trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to the Trust Agreement, we, as sponsor, agree to pay:

•	all debts and other obligations of the Trust (other than with respect to the APEX);

•	all costs and expenses of the Trust, including costs and expenses relating to the organization of the Trust, the fees, expenses and indemnities of the trustees and the cost and expenses relating to the operation of the Trust; and

•	any and all taxes and costs and expenses with respect thereto, other than U.S. withholding taxes, to which the Trust might become subject.

Governing Law

The Trust Agreement will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than one or more grantor trusts or agency arrangements for U.S. federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the Notes will be treated as indebtedness of GS Group for U.S. federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the APEX.

Holders of the APEX have no preemptive or similar rights. The APEX are not convertible into or exchangeable for our common stock or preferred stock.

Subject to the Replacement Capital Covenant and to the CSE Rules applicable to consolidated supervised entities, we or our affiliates may from time to time purchase any of the APEX that are then outstanding by tender, in the open market or by private agreement.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets except for pledges of Notes, the U.S. treasury securities purchased with the proceeds from the Remarketing and Qualifying Treasury Securities to secure its obligations under the Contracts.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

The following is a brief description of the terms of the Stock Purchase Contract Agreement, the Contracts and the Collateral Agreement and supplements and to the extent inconsistent with supersedes and replaces the description of stock purchase contracts in the accompanying prospectus, including, under “Description of the Purchase Contracts We May Offer” below and “Description of Capital Securities and Related Instruments” below. The description does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the Stock Purchase Contract Agreement and the Collateral Agreement, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

Purchase of Preferred Stock

Each Contract will obligate the Trust to purchase, and us to sell, a newly-issued share of the Preferred on the Stock Purchase Date for $100,000 in cash. The Stock Purchase Date is expected to be June 1, 2012, but could (i) occur on an earlier date if an Early Settlement Event (as described below) occurs or (ii) be deferred for quarterly periods until as late as June 1, 2013 (or if such day is not a business day, the next business day) if the first four Remarketing attempts are not successful. The Stock Purchase Date will be the March 1, June 1, September 1 or December 1 (or if any such day is not a business day, the next business day) immediately following the Remarketing Settlement Date, or if no successful Remarketing has occurred by the March 1, June 1, September 1 or December 1 (or if any such day is not a business day, by the next business day) immediately following the fifth Remarketing attempt, then the March 1, June 1, September 1 or December 1 (or if any such day is not a business day, the next business day) after such fifth unsuccessful Remarketing. For example, if no Early Settlement Event has occurred and each successive Remarketing for a proposed Remarketing Settlement Date in May 2012, August 2012, November 2012, February 2013 and May 2013 is not successful, the Stock Purchase Date would then be on June 1, 2013 (or if any such day is not a business day, on the next business day).

On the Stock Purchase Date, the Trust will satisfy its obligation to purchase the Preferred for $100,000 per Contract. Unless an event described below under “— Termination” has occurred, then the settlement of the Contracts will occur as follows:

•	the proceeds at maturity of the U.S. treasury securities purchased from the Remarketing proceeds and of the Qualifying Treasury Securities pledged to secure the Trust’s obligations under the Contracts and maturing on or prior to the Stock Purchase Date will be applied to satisfy in full the Trust’s obligation to purchase the Preferred under the Contracts; and

•	if there has not been a successful Remarketing, we will exercise our rights as a secured party in accordance with applicable law, including without limitation disposition of the Notes pledged to secure the Trust’s obligations under the Contracts or their proceeds or applying these Notes or their proceeds against the Trust’s obligation to purchase the Preferred under the Contracts.

In any event, a share of the Preferred will then be issued and delivered to the Trust in respect of each Contract.

Contract Payments

We will make periodic contract payments, or “Contract Payments,” to the Trust on the Contracts at the rate of  % per annum of the stated amount of $100,000 per Contract. Contract Payments will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Contract Payments will accrue from May   , 2007 and, subject to our right to defer Contract Payments described below, will be payable on each Regular Distribution Date through the Stock Purchase Date. If any Regular

Distribution Date is not a business day, then payment of the Contract Payments payable on that date will be made on the next business day, and no interest or payment will be paid in respect of the delay.

Our obligations with respect to Contract Payments will be subordinate and junior in right of payment to our obligations under any of our senior and subordinated debt to the same extent as the Notes. The Contracts do not limit the incurrence by us of other indebtedness, including senior and subordinated debt. No Contract Payments may be made if there shall have occurred and be continuing a default in any payment with respect to senior and subordinated debt or an event of default with respect to any senior and subordinated debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.

Option to Defer Contract Payments

We may at our option, and will at the direction of the SEC, defer Contract Payments on the corresponding Contracts at any time or from time to time. If we defer Contract Payments we will provide prior written notice to the Property Trustee, who will notify holders of Normal APEX and Stripped APEX and the administrative trustees. We may elect to defer Contract Payments on more than one occasion. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date at the rate per annum originally applicable to the Notes. If we elect or are directed by the SEC to defer the payment of Contract Payments and such deferral is continuing on the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments in Additional Notes. The Trust will hold these notes as assets corresponding to the Normal APEX and Stripped APEX and make distributions to the holders thereof corresponding to payments of principal of, and interest on, these notes. If the Contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, the Trust’s right to receive Contract Payments and deferred Contract Payments also will terminate.

If we elect or are directed by the SEC to defer Contract Payments, then until the deferred Contract Payments have been paid in cash or any notes we issue in respect of deferred Contract Payments have been repaid in full, we will not take any of the actions that we would be prohibited from taking during a deferral of interest payments on the Notes as described under “Description of the Junior Subordinated Notes — Restrictions on Certain Payments, Including on Deferral of Interest” below.

Direct Action by Holders of Normal APEX or Stripped APEX

Up to and including the Stock Purchase Date, or the earlier termination of the Contracts, any holder of Normal APEX or Stripped APEX may institute a direct action if we fail to make Contract Payments on the Contracts when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Contracts; or

•	suing us to enforce the Property Trustee’s rights under the Contracts.

This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Normal APEX or Stripped APEX thereunder without the consent of all such holders.

Termination

Our rights and obligations and the rights and obligations of the Trust under the Contracts, including the right and obligation to purchase the Preferred and the right to receive deferred Contract Payments, will immediately and automatically terminate, without any further action, upon the termination of the Contracts as a result of our bankruptcy, insolvency or reorganization. In the event of a termination of the Contracts as a result of our bankruptcy, insolvency or reorganization, the Trust will not have a claim in bankruptcy under the Contracts with respect to our issuance of the Preferred or the right to receive Contract Payments.

Upon any termination, the Collateral Agent will release the aggregate principal amount of the Notes corresponding to the aggregate liquidation amount of the Normal APEX and the aggregate principal amount of Qualifying Treasury Securities corresponding to the aggregate liquidation amount of the Stripped APEX, as the case may be, held by it to the Property Trustee for distribution to the holders of the Normal APEX and the Stripped APEX. Upon any termination, however, the release and distribution may be subject to the automatic stay under Section 362 of the U.S. Bankruptcy Code, and claims arising out of the Notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court. In the event that we become the subject of a case under the U.S. Bankruptcy Code, a delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited. The automatic stay will not be lifted until such time as the bankruptcy court agrees to lift it and return your Pledged Securities to you.

If your Contracts are terminated as a result of our bankruptcy, insolvency or reorganization, the Trust will have no right to receive any accrued Contract Payments.

The Contracts will also terminate automatically upon the redemption of the Notes prior to the Stock Purchase Date. Upon any such termination, we will pay to the Trust for distribution to the holders of the Normal APEX and the Stripped APEX all accrued and unpaid contract payments plus the Stock Purchase Contract make-whole amount and the Collateral Agent will release the redemption price of the Notes corresponding to the aggregate liquidation amount of the Normal APEX and the aggregate principal amount of Qualifying Treasury Securities corresponding to the aggregate liquidation amount of the Stripped APEX, as the case may be, held by it to the Property Trustee for distribution to the holders of the Normal APEX and the Stripped APEX, respectively. The “Stock Purchase Contract make-whole amount” is equal to the sum of the present values of the Contract Payments that would have been payable to and including the relevant date (not including any portion of such payments of interest accrued as of the date of redemption), discounted from the relevant date or the applicable interest payment date to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus 0.50%. The “relevant date” means June 1, 2012 in the case of any redemption prior to such date, June 1, 2013 in the case of any redemption on or after June 1, 2012 and prior to June 1, 2013 if the stock purchase date shall not have occurred on or prior to June 1, 2012, and, otherwise, June 1, 2012.

Pledged Securities and the Collateral Agreement

The Trust will pledge Notes and Qualifying Treasury Securities and, after a successful Remarketing, certain U.S. treasury securities purchased from the Remarketing proceeds, also referred to as the “Pledged Securities,” to us through the Collateral Agent, for our benefit, pursuant to the Collateral Agreement to secure the obligations of the Trust to purchase the Preferred under the Contracts. The rights of the Trust (acting through the Property Trustee) to the Pledged Securities will be subject to our security interest created by the Collateral Agreement. The aggregate principal amount of Notes, the U.S. treasury securities and Qualifying Treasury Securities constituting Pledged Securities, together with the amount of any proceeds of Qualifying Treasury Securities held by the Collateral Agent for reinvestment in additional Qualifying Treasury Securities and, after a successful Remarketing, the amount of the proceeds of the U.S. treasury securities purchased from the Remarketing proceeds must always equal the purchase price of the Preferred under the Contracts. Accordingly, Pledged Securities may not be withdrawn from the pledge arrangement except:

•	to substitute Qualifying Treasury Securities for Notes in connection with an exchange of Normal APEX for Stripped APEX and Capital APEX, as provided for under “Description of the APEX — Exchanging Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX”;

•	to substitute Notes for Qualifying Treasury Securities in connection with an exchange of Stripped APEX and Capital APEX for Normal APEX, as provided for under “Description of the APEX — Exchanging Stripped APEX and Capital APEX for Normal APEX and Qualifying Treasury Securities”;

•	to substitute U.S. treasury securities purchased from the Remarketing proceeds for Notes upon completion of a successful Remarketing; or

•	upon the termination of the Contracts.

Subject to the security interest and the terms of the Collateral Agreement, the Trust (acting through the Property Trustee) will own the Pledged Securities and, subject to the terms of the Trust Agreement, it will be entitled to exercise all rights pertaining to the Notes and the Preferred, including voting rights and, in the case of the Notes, redemption rights. We will have no interest other than our security interest in the Pledged Securities.

Except as described in “Certain Other Provisions of the Stock Purchase Contract Agreement and the Collateral Agreement,” the Collateral Agent will, upon receipt, if any, of payments on the Pledged Securities (except to the extent it applies the proceeds at maturity of any Qualifying Treasury Securities to purchase replacement Qualifying Treasury Securities), distribute the payments to the Trust, which will in turn distribute those payments together with Contract Payments received from us, to the persons in whose names the Normal APEX and Stripped APEX are registered at the close of business on the record date immediately preceding the date of payment.

CERTAIN OTHER PROVISIONS OF THE STOCK PURCHASE CONTRACT AGREEMENT AND THE COLLATERAL AGREEMENT

The following is a brief description of certain other provisions of the Stock Purchase Contract Agreement and the Collateral Agreement and supplements and to the extent inconsistent with supersedes and replaces the description of stock purchase contracts in the accompanying prospectus, including, under “Description of the Purchase Contracts We May Offer” and “Description of Capital Securities and Related Instruments”. It does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to these agreements, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

No Consent to Assumption

The Trust (acting through the Property Trustee) will under the terms of the Stock Purchase Contract Agreement be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the Contracts by us or our trustee if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We covenant in the Stock Purchase Contract Agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•	the successor entity is a corporation organized and existing under the laws of a domestic jurisdiction and assumes our obligations under the Contracts, the Stock Purchase Contract Agreement, the Collateral Agreement, the Trust Agreement, the Indenture for the Notes, the Guarantee and the Remarketing Agreement;

•	the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the Contracts, the Stock Purchase Contract Agreement, the Collateral Agreement, the Trust Agreement or the Remarketing Agreement or in material default in the performance of any other covenants under these agreements; and

•	the successor entity reserves sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred, such that the Trust will receive, on the Stock Purchase Date, preferred stock having substantially the same rights as the Preferred that the Trust would have received had such merger, consolidation or other transaction not occurred.

Governing Law

The Stock Purchase Contract Agreement, the Contracts and the Collateral Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Collateral Agent

U.S. Bank National Association initially will be the Collateral Agent, Custodial Agent and securities intermediary under the Collateral Agreement. U.S. Bank National Association, in its capacity as Collateral Agent, will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with the Property Trustee or any of the holders of the APEX, except for the obligations owed by a pledgee of property to the owner of the property under the Collateral Agreement and applicable law. U.S. Bank National Association, in its capacity as Custodial Agent, will act solely as agent for the Trust and will not assume any obligation or relationship of agency or trust for or with any of the holders of the APEX.

The Collateral Agreement will contain provisions limiting the liability of the Collateral Agent and Custodial Agent and provisions under which they may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Miscellaneous

The Collateral Agreement will provide that we will pay all fees and expenses related to the retention of the Collateral Agent and Custodial Agent.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

The following is a description of the material terms of the Notes and the Indenture under which they are to be issued and supplements and to the extent inconsistent with, supersedes and replaces the description of debt securities contained in the accompanying prospectus, including under “Description of Debt Securities We May Offer” and “Description of Capital Securities and Related Instruments.” This description does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the Notes and the Indenture referred to below, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

The Notes will be issued pursuant to our subordinated debt indenture, dated as of February 20, 2004, between us and The Bank of New York, as amended and supplemented by a supplemental indenture, to be dated as of May   , 2007, between us and The Bank of New York. We refer to the subordinated debt indenture, as so amended and supplemented, as the “Indenture,” and to The Bank of New York or its successor, as indenture trustee, as the “Indenture Trustee.” You should read the Indenture for provisions that may be important to you.

When we use the term “holder ” in this prospectus supplement with respect to a registered Note, we mean the person in whose name such Note is registered in the security register. It is expected that U.S. Bank National Association, in its capacity as either Collateral Agent or Custodial Agent, will be the registered holder of the Notes at all times prior to the Remarketing Settlement Date. After the Remarketing Settlement Date, we expect that the Notes will be held in book-entry form only, as described under “Book-Entry System” below, and will be held in the name of DTC or its nominee.

The Indenture does not limit the amount of debt that we or our subsidiaries may incur either under the Indenture or other indentures to which we are or become a party. The Notes are not convertible into or exchangeable for our common stock or authorized preferred stock.

The Indenture does not restrict GS Group’s ability to participate in a merger or other business combination or any other transaction, except to the limited extent described under “— Mergers and Similar Transactions” below.

The Indenture does not include restrictions on liens that apply to our senior indebtedness.

General

The Notes will be unsecured, will be deeply subordinated, including to all of our existing and future senior and subordinated debt, as defined below under “— Subordination,” and, in the case of our liquidation (whether in bankruptcy or otherwise), to all of our indebtedness for money borrowed, including junior subordinated debt securities underlying trust preferred securities that are currently outstanding and other subordinated debt that is not by its terms expressly made pari passu with or junior to the Notes, but pari passu with trade creditors and Pari Passu Securities, as defined below under “— Subordination”; provided that in connection with an Early Remarketing, other than the first attempt at Remarketing, we may elect that our obligations under the Notes shall be senior obligations instead of subordinated obligations, effective on or after the Remarketing Settlement Date.

The Notes are a separate series of our subordinated debt securities. The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, and additional interest (as defined below), if any, on June 1, 2043 (subject to change in connection with a Remarketing, as described below under “— Remarketing”).

We will have the right at any time after the Stock Purchase Date or the earlier termination of the Contracts to dissolve the Trust and cause the Notes to be distributed to the holders of the Capital APEX and, if the Contracts have been terminated, the holders of the Normal APEX. If Notes are distributed to holders of the Normal APEX and Capital APEX in liquidation of the holders’ interests in the Trust at any time that the Normal APEX and Capital APEX are represented by global securities, those Notes initially will be issued as a global security. Unless the Trust is dissolved and the Notes distributed to holders of the Normal APEX and Capital APEX, U.S. Bank National Association, in its

capacity as either Collateral Agent or Custodial Agent, will continue to hold legal title to the Notes, subject, in the case of Notes that are Pledged Securities, to the pledge under the Collateral Agreement, and until the Stock Purchase Date or if earlier, the Remarketing Settlement Date.

Interest Rate and Maturity

The interest payment provisions for the Notes correspond to the distribution provisions of the Normal APEX described under “Description of the APEX — Current Payments — Normal APEX” above. The record date for interest payments on the Notes is the fifteenth calendar day immediately preceding the applicable interest payment date. The Notes will mature on June 1, 2043 or on such earlier date on or after June 1, 2016 as we may elect in connection with the Remarketing (subject to change in connection with a Remarketing as described below under “— Remarketing”) and will bear interest accruing from May   , 2007, at the rate of  % per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007 (or if any such day is not a business day, on the next business day), subject to the deferral provisions described under “— Option to Defer Interest Payments” below. If there is a Failed Remarketing, interest will also be payable on the Notes on the Stock Purchase Date if it is not otherwise an interest payment date.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the case that any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay.

Option to Defer Interest Payments

We will have the right under the Indenture to defer, and will defer if directed to do so by the SEC, the payment of interest on the Notes at any time or from time to time. We may not defer interest payments for any period of time that exceeds 14 consecutive interest payment dates (or the equivalent if interest periods are not at the time semi-annual), i.e., seven years (or if later, beyond June 1, 2014), with respect to any deferral period. If we elect to move up the maturity date of the Notes in connection with a Remarketing and, at the time of the Remarketing, are deferring interest, we may not elect a maturity date that is earlier than seven years after commencement of the deferral period. Any deferral period must end on an interest payment date. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. If we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive.

If the Stock Purchase Date occurs during a deferral period and we have not successfully remarketed the Notes, on the Stock Purchase Date we will pay the Trust deferred interest on the Notes that are Pledged Securities in Additional Notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on the later of June 1, 2017 and five years after commencement of the related deferral period, bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes, are subordinate and rank junior in right of payment to all of our senior and subordinated debt on the same basis as the Notes and are redeemable by us at any time prior to their stated maturity.

Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

•	cause such extended deferral period to exceed the maximum deferral period;

•	end on a date other than an interest payment date; or

•	extend beyond the stated maturity of the Notes.

Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the Indenture Trustee and the paying agent notice of our election to begin or extend a deferral period at least 10 business days prior to the date interest on the Notes would have been payable except for the election to begin or extend the deferral period.

The Indenture Trustee shall give notice of our election to begin or extend a deferral period to the holders of the Notes, to the administrative trustees and to the holders of the Capital APEX and, if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal APEX. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend a deferral period.

As described under “— Restrictions on Certain Payments, Including on Deferral of Interest” below, during any such deferral period we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock.

We have agreed not to make any payment of principal of or interest on, repay or redeem any debt securities ranking pari passu or junior to the junior subordinated debt securities issued under our subordinated debt indenture if, at that time, there is a default under the subordinated debt indenture, we have given notice of our election to defer interest thereon, and we have not paid in full interest scheduled to have been paid on the most recent interest payment date or any amount of deferred interest that has not been cancelled remains unpaid. Although, currently, there is $2.75 billion aggregate principal amount of junior subordinated debt securities outstanding under the subordinated debt indenture, this indebtedness ranks senior to the Notes.

Subordination

Our obligations to pay interest and premium (if any) on, and principal of, the Notes are subordinate and junior in right of payment and upon liquidation to all our senior and subordinated indebtedness, including all of our indebtedness for money borrowed, including junior subordinated debt securities underlying our trust preferred securities currently outstanding, indebtedness evidenced by bonds, debentures, notes or similar instruments, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the Notes, and other debt securities and guarantees that by their terms are not superior in right of payment to the Notes; provided, however, that the Notes and the guarantee will rank equally in right of payment with any Pari Passu Securities.

“Pari Passu Securities ” means indebtedness that, among other things, by its terms ranks equally with our Notes in right of payment and upon liquidation and guarantees of such indebtedness. Pari Passu Securities does not include our junior subordinated debentures or guarantees issued in connection with our currently outstanding traditional trust preferred securities, each of which ranks or will rank senior to the capital securities being issued by the Trust, or any junior subordinated debentures or guarantees that may be issued in the future in connection with traditional trust preferred securities. We refer to our obligations to which the Notes are subordinated as our “senior and subordinated debt.” All liabilities of our subsidiaries including trade accounts payable and accrued liabilities arising in the ordinary course of business are effectively senior to the Notes to the extent of the assets of such subsidiaries. As of February 23, 2007, we had outstanding, including accrued interest, approximately $215 billion of senior and subordinated indebtedness, including indebtedness of our subsidiaries, that ranks senior to the Notes.

As a result of the subordination provisions, no payment of principal (including redemption payments), premium, if any, or interest on the Notes may be made if:

•	any principal, premium, interest or any other payment due on any of our senior and subordinated debt has not been paid when due and that default continues; or

•	the maturity of any of our senior and subordinated debt has been accelerated because of a default.

In addition, we will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Notes except in compliance with applicable SEC regulations and guidelines.

In connection with an Early Remarketing, other than the first attempt at Remarketing, we may elect that our obligations under the Notes shall be senior obligations instead of subordinated obligations, effective on or after the Remarketing Settlement Date.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior and subordinated debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes. In such an event, we will pay or deliver directly to the holders of senior and subordinated debt and of other indebtedness described in the previous sentence, any payment or distribution otherwise payable or deliverable to holders of the Notes. We will make the payments to the holders of senior and subordinated debt according to priorities existing among those holders until we have paid all senior and subordinated debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the Notes so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Notes.

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior and subordinated debt, the holders of Notes together with the holders of any of our other obligations ranking equal with the Notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Notes.

If we violate the Indenture by making a payment or distribution to holders of the Notes before we have paid all the senior and subordinated debt in full, then such holders of the Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior and subordinated debt. Notwithstanding the subordination provisions discussed in this paragraph, holders of Notes will not be required to pay, or transfer payments or distributions to, holders of senior and subordinated debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Notes.

Because of the subordination, if we become insolvent, holders of senior and subordinated debt may receive more, ratably, and holders of the Notes having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the Notes.

We may modify or amend the Indenture as provided under “— Modification of the Indenture” below. However, the modification or amendment may not, without the consent of the holders of all senior and subordinated debt outstanding, modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner that would adversely affect the holders of senior and subordinated debt.

The Indenture places no limitation on the amount of senior and subordinated debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior and subordinated debt.

Additional Interest

If the Notes are owned by the Trust and if the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the Notes. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Remarketing

Remarketings will occur, and if successful, will settle in the calendar month immediately preceding the Stock Purchase Date. More specifically, the periods during which a Remarketing will occur, or “Remarketing Periods,” will each consist of five consecutive business days beginning on the seventh business day prior to May 1, 2012, August 1, 2012, November 1, 2012, February 8, 2013 and May 1, 2013 (or if any such day is not a business day, the next business day) (we refer to such day as the “Remarketing Settlement Date ”), unless an Early Settlement Event has occurred, and continuing until the fifth such period or the earlier settlement of a successful Remarketing. Accordingly, a successful Remarketing will settle on a Remarketing Settlement Date that is the third business day after the last day of the relevant Remarketing Period.

Before the first Remarketing, we will appoint a nationally recognized investment bank, which may include Goldman, Sachs & Co. or any of its affiliates, as “Remarketing Agent” pursuant to a “Remarketing Agreement” with that firm. We covenant in the Indenture to use our commercially reasonable efforts to effect the Remarketing of the Notes as described elsewhere in this prospectus supplement. If in the judgment of our counsel or counsel to the Remarketing Agent a registration statement is required to effect the Remarketing of the Notes, we will use our commercially reasonable efforts to ensure that a registration statement covering the full principal amount of the Notes to be remarketed will be effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing process or we will effect such Remarketing pursuant to Rule 144A under the Securities Act, if available, or any other available exemption from applicable registration requirements under the Securities Act.

All of the outstanding Notes will be remarketed in the Remarketing other than Notes having an aggregate principal amount equal to (i) the liquidation amount of Normal APEX the holders of which have elected to exchange their Normal APEX for Stripped APEX and Capital APEX if the Remarketing is successful and (ii) the liquidation amount of Capital APEX the holders of which have not elected to dispose of their Capital APEX in the Remarketing if it is successful. We describe the procedures for these elections under “Description of the APEX — Remarketing of the Junior Subordinated Notes” above.

The net proceeds of Notes sold in a successful Remarketing, to the extent not distributed to holders of Capital APEX who have elected to dispose of their Capital APEX in connection with the Remarketing, will be invested on the Remarketing Settlement Date in certain U.S. treasury securities having a principal amount equal to at least 100% of the Remarketing Value, and those U.S. treasury securities will be pledged under the Collateral Agreement to secure the Trust’s obligation to purchase the Preferred under the Contracts. The net proceeds of the aggregate principal amount of Notes sold in a successful Remarketing corresponding to the liquidation amount of Capital APEX, the holders of which elected to dispose of their Capital APEX in the Remarketing, will be distributed to such holders promptly after the Remarketing Settlement Date and their Capital APEX will be cancelled. Any remaining proceeds, net of any remarketing fee, will be remitted to holders of Normal APEX other than those who made an effective election to exchange their Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX upon a successful Remarketing promptly after the Remarketing Settlement Date.

Pursuant to the Remarketing Agreement, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for the Notes to be remarketed that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value. The “Remarketing Value ” of each Note will be equal to the value on the Remarketing Settlement Date of an amount of U.S. treasury securities that will pay, on or prior to the Stock Purchase Date, an amount of cash equal to the principal amount of, plus the interest payable on, such Note on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date; provided that the Remarketing Value shall be calculated on the assumptions that (x) the U.S. treasury securities are highly liquid and mature on or within five business days prior to the Stock Purchase Date, as determined in good faith by the Remarketing Agent in a manner intended to minimize the cash value of the U.S. treasury securities, and (y) the U.S. treasury securities are valued based on the ask-side price of such U.S. treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the Remarketing Agent, on the date of Remarketing, as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the Remarketing Agent, plus accrued interest to that date.

To obtain that value, the Remarketing Agent may reset the interest rate on the Notes to a new fixed or floating rate that will apply to all outstanding Notes, whether or not included in the Remarketing, and will become effective on the Remarketing Settlement Date. If the interest rate is reset as a fixed rate, the Notes will bear interest at that rate, or “Reset Rate,” from and after the Remarketing Settlement Date, and if the interest rate is reset as a floating rate, the Notes will bear interest at the applicable index as in effect from time to time plus a spread, or “Reset Spread,” from and after the Remarketing Settlement Date. In addition, in connection with the Remarketing, the maturity of the Notes and the date after which the Notes are optionally redeemable may be moved up, and the redemption price may be changed. If we elect a floating rate, we also have the option to change the interest payment dates and manner of calculation of interest on the Notes to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index. In addition, if we have not completed the remarketing through the first four Remarketing Periods, then in connection with the fifth and last remarketing attempt, the Notes may, at our election, become senior or subordinated debt. Any such changes will be announced as described below prior to the Remarketing attempt.

Each Remarketing Period will last for five consecutive business days. Our covenant in the Indenture to use our commercially reasonable efforts to effect the Remarketing of the Notes is subject to the following limitations.

•	On any day other than the last day of a Remarketing Period, we will have the right, in our absolute discretion and without prior notice to the holders of the APEX, to postpone the Remarketing until the following business day.

•	If a Remarketing Disruption Event has occurred and is continuing as of the last day of a Remarketing Period for a proposed Remarketing Settlement Date in May 2012, August 2012, November 2012, or February 2013 and no Early Settlement Event has occurred, we may elect not to attempt a Remarketing on that day. The consequence of that election will be that the Remarketing for the related Remarketing Period will not be successful and under the Indenture we will be obligated to use our commercially reasonable efforts to effect the Remarketing Period in the next succeeding May, August, November or February, as applicable. “Remarketing Disruption Event” means there shall have occurred an event that, if not disclosed in the offering document for the Remarketing, could cause such offering document to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and either

°	in our judgment, such event is not required by law to be disclosed at such time and its disclosure might have a material adverse effect on our business, or

°	the disclosure of such event relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction.

If the Remarketing Agent cannot remarket the Notes during any Remarketing Period at a price that results in proceeds, net of any remarketing fee, equal to 100% of the Remarketing Value of the Notes to be remarketed, then:

•	the Stock Purchase Date will be deferred until after the next Remarketing Settlement Date;

•	the interest rate on the Notes will not be reset; and

•	the Remarketing Agent will thereafter attempt to establish a new Reset Rate or Reset Spread meeting the requirements described above and remarket the Notes during subsequent Remarketing Periods, which will begin on the seventh business day immediately preceding August 1, 2012, November 1, 2012 and February 8, 2013 (or if any such day is not a business day, the next business day).

Any subsequent Remarketing will be subject to the conditions and procedures described above, and will settle (if successful) on the corresponding Remarketing Settlement Date; provided that if a successful Remarketing has not previously occurred and, as a result, the Remarketing Agent attempts a Remarketing for settlement on May 1, 2013, or if such day is not a business day, the next business day (or the fifth scheduled Remarketing Settlement Date in the case of an Early Remarketing), then the Reset Rate for that Remarketing will not be subject to the Fixed Rate Reset Cap or the Reset Spread for that Remarketing will not be subject to the Floating Rate Reset Cap, as applicable.

If the Remarketing Agent is unable to remarket the Notes for settlement on or before May 1, 2013 or if such day is not a business day, the next business day (or the fifth scheduled Remarketing Settlement Date in the case of an Early Remarketing), a “Failed Remarketing ” will be deemed to have occurred. In that case:

•	The interest rate on the Notes will not be reset, and the Normal APEX and Capital APEX will continue to bear cash distributions at the rate otherwise applicable, payable in arrears on each Regular Distribution Date. In the event of a Failed Remarketing, we may move up the stated maturity of the Notes and, accordingly, the Capital APEX Mandatory Redemption Date to any date that is on or after June 1, 2016; provided that if we are deferring interest on the Notes at the time of the Failed Remarketing, any new stated maturity date and Capital APEX Mandatory Redemption Date may not be earlier than seven years after commencement of the deferral period.

•	We will exercise our rights as a secured party with respect to the Pledged Securities under the Collateral Agreement and, subject to applicable law, retain the Pledged Securities or their proceeds and apply them against the Trust’s obligation to us under the Contract or sell them in one or more private sales. In either case, the Trust’s obligations under the Contracts would be satisfied in full. We will issue a note, payable on the later of June 1, 2016 and the date seven years after commencement of any related deferral period on the Notes and bearing interest at the same rate (or pursuant to the same interest rate formula) that applies to the Notes, in the amount of any accrued and unpaid distributions on the Normal APEX and the Stripped APEX as of the Stock Purchase Date, to the Property Trustee.

•	If you hold Capital APEX and elected to dispose of them in the Remarketing, your Capital APEX will be returned to you.

We will cause notice of any unsuccessful Remarketings and of a Failed Remarketing to be made publicly available.

The Reset Rate or Reset Spread will be equal to the interest rate determined to result in proceeds from the Remarketing of the Notes, net of any remarketing fee, of at least 100% of the Remarketing Value; provided that the Reset Rate may not exceed the Fixed Rate Reset Cap or the Reset Spread may not exceed the Floating Rate Reset Cap, as the case may be, in connection with the first four Remarketing Periods. For this purpose, the “Fixed Rate Reset Cap ” is the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at our option in the event of a successful Remarketing, plus   basis points, or  %, per annum, and the “Floating Rate Reset Cap,” which the Reset Spread may not exceed, will be           basis points, or  %, per annum. Since the new rate will become effective part way through an interest period, the first interest payment due on the Notes after the Remarketing Settlement Date will reflect the initial rate for the period from and including the immediately preceding payment date to but excluding the Remarketing Settlement Date and the new rate for the period from and including the Remarketing Settlement Date to but excluding the date of payment.

If a Remarketing is attempted for settlement on or after May 1, 2013 or after the fourth Remarketing attempt following the occurrence of an Early Settlement Event, the Reset Rate will not be subject to the Fixed Rate Reset Cap or the Reset Spread or will not be subject to the Floating Rate Reset Cap, as the case may be.

In connection with a Remarketing, we may elect, in our sole discretion, to move up the stated maturity of the Notes to any date on or after June 1, 2016, and we may change the date on and after which the Notes are redeemable at our option to a new date not earlier than June 1, 2016 and change the redemption price. In the event that we are deferring interest on the Notes at the time of the Remarketing, any new maturity or redemption date of the Notes may not be earlier than seven years after commencement of the deferral period, and any new redemption price may not be less than the principal plus accrued and unpaid interest (including additional interest) on the Notes. In addition, we may also elect, in the case of a Remarketing following an Early Settlement Event, other than the first attempt at a Remarketing, that the Notes underlying the APEX, and our Guarantee of the APEX, will no longer be subordinated. Any such election would take effect, upon a successful Remarketing, on the Remarketing Settlement Date.

The Property Trustee will give holders of Normal APEX and Capital APEX notice of a Remarketing at least 21 calendar days prior to the first day of any Remarketing Period. Such notice will set forth:

•	the beginning and ending dates of the Remarketing Period and the applicable Remarketing Settlement Date and Stock Purchase Date in the event the Remarketing is successful;

•	the applicable Distribution Dates and record dates for cash distributions on the Normal APEX and Capital APEX;

•	any change to the maturity date of the Notes if the Remarketing is successful;

•	in the case of a Remarketing following an Early Settlement Event after an unsuccessful Remarketing during the first scheduled Remarketing Period, whether the Notes will no longer be subordinated to our senior indebtedness;

•	in the case of a Remarketing that does not follow an Early Settlement Event after four unsuccessful Remarketings, whether the Notes will no longer be subordinated to our senior indebtedness;

•	the procedures you must follow if you hold Normal APEX to elect to exchange your Normal APEX for Stripped APEX and Capital APEX if the Remarketing is successful and the date by which such election must be made; and

•	the procedures you must follow if you hold Capital APEX to elect to dispose of them in connection with the Remarketing and the date by which such election must be made.

Early Remarketing

If an Early Settlement Event occurs, the Remarketing process described above will begin earlier. The first attempted Remarketing will take place during the first following Remarketing Period that begins at least 30 days after the occurrence of such Early Settlement Event. “Remarketing Period ” means, for this purpose, each period consisting of five consecutive business days beginning on the seventh business day prior to a February 8, May 1, August 1 or November 1 (or if any such day is not a business day, the next business day) (which will also be a “Remarketing Settlement Date ” for this purpose), and continuing until the fifth such period or the earlier settlement of a successful Remarketing. In the event of such an “Early Remarketing ”:

•	the first Remarketing attempt will be on the basis that the APEX will be remarketed with the underlying Notes remaining subordinated to the same extent as when they are originally issued (i.e., we will not have the option to elect to remarket them as senior notes) subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable;

•	the second, third and fourth Remarketing attempts will be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, but the underlying Notes may, at our election, become senior and subordinated debt; and

•	the fifth and last Remarketing attempt will not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, and the underlying Notes may, at our election, become senior and subordinated debt.

If the first Remarketing attempt in an Early Remarketing is not successful, up to four additional attempts will be made beginning on the first day of the next four succeeding Remarketing Periods, as applicable, in each case for settlement if successful on the related Remarketing Settlement Date. For example, if an Early Settlement Event (other than as a result of the entry of an order for dissolution of the Trust by a court of competent jurisdiction) occurs on April 1, 2008, then the first Remarketing attempt would begin on the seventh business day prior to August 1, 2008 (or if such day is not a business day, the next business day) for settlement on that date as the Remarketing Settlement Date; if that Remarketing fails, successive Remarketing attempts would be made for settlement on the

November 1, 2008, February 8, 2009 and May 1, 2009 Remarketing Settlement Dates (with the Stock Purchase Date being the December 1, March 1 or June 1, as applicable, that is immediately thereafter, or if any such day is not a business day, the next business day); and if none of those Remarketing attempts succeeds, then the fifth and final Remarketing attempt will be made for settlement on the Remarketing Settlement Date on August 1, 2009 (or if such day is not a business day, the next business day), in which case the Stock Purchase Date would be September 1, 2009, or if such day is not a business day, the next business day.

In the case of an Early Settlement Event resulting from the entry of an order for dissolution of the Trust by a court of competent jurisdiction, as described under “Description of the APEX — Liquidation Distribution upon Dissolution” above, however, there shall be only one Remarketing Period and the Reset Rate shall not be subject to the Fixed Rate Reset Cap or the Reset Spread shall not be subject to the Floating Rate Reset Cap, as applicable. If the Remarketing conducted on such date is not successful, it shall be deemed a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 1, June 1, September 1 or December 1, or if such day in not a business day, the next business day.

Except as described above, an Early Remarketing after the occurrence of an Early Settlement Event will be conducted as described above under “— Remarketing.”

Early Settlement Events

An “Early Settlement Event ” shall be deemed to occur if:

•	the SEC, in its capacity as consolidated supervisor, delivers to us a notice stating that it anticipates that the Firm’s Allowable Capital, calculated in accordance with the CSE Rules, may not be sufficient to support the Firm’s businesses in the near term and directing the Firm to treat such notice as an Early Settlement Event; or

•	the Trust is dissolved pursuant to the entry of an order for dissolution by a court of competent jurisdiction.

Since we became a CSE in April 2005, we have maintained Allowable Capital in excess of the levels required under the CSE Rules and we expect this to continue.

Payment; Exchange; Transfer

We will appoint a paying agent on or before the Remarketing Settlement Date from whom holders of Notes can receive payment of the principal of and any premium and interest on the Notes on and after such date. We may elect to pay any interest on the Notes by mailing a check to the person listed as the owner of the Notes in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. We will pay interest on the Notes:

•	on an interest payment date to the person in whose name that Note is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment to the person who surrenders such Note at the office of our appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the Notes and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such Notes can only look to us for the payments on such Notes.

Any Notes can be exchanged for other Notes so long as such other Notes are denominated in authorized denominations and have the same aggregate principal amount and same terms as the Notes that were surrendered for exchange. The Notes may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Notes, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Notes. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Notes for registration of transfer or exchange. However, we will be required to maintain an office or agency in each place of payment for the Notes.

Denominations

The Notes will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. After the Remarketing Settlement Date, we expect that the Notes will be held in book-entry form only, as described below under “Book-Entry System” and will be held in the name of DTC or its nominee.

Restrictions on Certain Payments, including on Deferral of Interest

If:

•	there shall have occurred and be continuing any event of default with respect to the Notes;

•	the Notes are beneficially owned by the Trust and we shall be in default relating to our payment of any obligations under the Guarantee;

•	we shall have given notice of our election to defer payments of interest on the Notes but the related deferral period has not yet commenced;

•	we have not paid in full interest scheduled to have been paid on the most recent interest payment date;

•	any amount of deferred interest on the Notes remains unpaid; or

•	we have paid deferred interest to the Trust in the form of Additional Notes and not yet repaid all amounts outstanding on such notes;

then:

•	we shall not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of our capital stock, and we shall not permit any of our subsidiaries over which we have voting control to purchase or acquire or make any other payment or distribution on or with respect to any shares of our capital stock;

•	we shall not make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank or make any payments under any guarantee that ranks, upon our liquidation, pari passu with the Notes (including the Notes, “parity securities ”) or junior to the Notes, and we shall not permit any of our subsidiaries over which we have voting control to purchase or acquire or make any other payment on or with respect to any of our debt securities or any guarantee that ranks, upon our liquidation, pari passu with or junior to the Notes; and

•	we shall not make any payment under any guarantee that ranks junior to our Guarantee related to the APEX.

The restrictions listed above do not apply to:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with:

°	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

°	the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the deferral period;

°	a dividend reinvestment or shareholder purchase plan; or

°	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable event of default, default or deferral period, as the case may be;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;

•	payments by us under any guarantee agreement executed for the benefit of the holders of the APEX;

•	payments of interest on Notes in Additional Notes and any repurchase of Notes in exchange for the Preferred, in each case in connection with a Failed Remarketing;

•	any payment of current or deferred interest on parity securities that is made pro rata to the amounts due on such parity securities (including the Notes), and any payments of principal of or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or

•	any purchase or other acquisition of shares of our capital stock or our debt securities (and any related guarantees) or payment with respect to shares of our capital stock or our debt securities (and any related guarantees) if made in connection with (i) the initial distribution of shares of our capital stock or our debt securities (and any related guarantees) or (ii) market-making or other secondary market activities.

Redemption

We may from time to time redeem Notes, in whole or in part, at any date on or after June 1, 2016, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a Remarketing, we may change the date after which we may redeem Notes to a later date or change the redemption price as described below under “— Remarketing.” The Notes will not be subject to any sinking fund and will not be redeemable at the option of the holder.

Prior to June 1, 2016, we may also redeem all, but not less than all, of the Notes upon the occurrence of a capital treatment event, investment company event, rating agency event or tax event, as described below. The redemption price will be 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a capital treatment event or investment company event, and the greater of 100% of the principal amount of Notes to be redeemed and the applicable make-whole amount, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a rating agency event or tax event.

The “make-whole amount ” will be equal to the sum of the present values of the principal amount of the Notes and each interest payment thereon that would have been payable to and including the relevant date (not including any portion of such payments of interest accrued as of the date of redemption), discounted from the relevant date or the applicable interest payment date to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus 0.50%. The “relevant date ” means June 1, 2012 in the case of any redemption prior to such date, June 1, 2013 in the case of any redemption on or after June 1, 2012 and prior to June 1, 2013 if the stock purchase date shall not have occurred on or prior to June 1, 2012, and, otherwise, June 1, 2012.

A “capital treatment event ” means the reasonable determination by us that, as a result of:

•	the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the SEC; or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations that is effective or is announced on or after the date of issuance of the APEX, there is more than an insubstantial risk that prior to the Stock Purchase Date we will not be able to treat the liquidation amount of Normal APEX and Stripped APEX as Allowable Capital for GS Group, subject only to the limitation under the CSE Rules that this type of allowable capital, together with perpetual cumulative preferred stock, may not exceed 33% of common stockholders’ equity, subject to the adjustments provided for in the CSE Rules.

An “investment company event ” means our receipt of an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, and this change becomes effective or would become effective on or after the date of the issuance of the APEX.

A “rating agency event ” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for us (a “rating agency ”) to its equity credit criteria for securities such as the Notes, as such criteria is in effect on the date of this prospectus supplement (the “current criteria ”), which change results in (i) the length of time for which such current criteria is scheduled to be in effect is shortened with respect to the APEX or, after the Stock Purchase Date, the Notes, or (ii) a lower equity credit being given to the APEX or, after the Stock Purchase Date, the Notes as of the date of such change than the equity credit that would have been assigned to the APEX or the Notes as of the date of such change by such rating agency pursuant to its current criteria.

A “tax event ” means our receipt of an opinion of counsel to the effect that, as a result of:

•	an amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the APEX;

•	a proposed change in those laws or regulations that is announced after the initial issuance of the APEX;

•	an official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the APEX; or

•	a threatened challenge asserted in connection with an audit of the Trust, us or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes or the APEX;

there is more than an insubstantial increase in risk that:

•	the Trust is, or will be, subject to United States federal income tax with respect to income received or accrued on the Notes;

•	interest payable by us on the Notes is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the Trust is, or will be, subject to more than an insignificant amount of other taxes, duties or other governmental charges.

“Treasury rate ” means the semi-annual equivalent yield to maturity of the “U.S. treasury security” that corresponds to the “treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

“Treasury price ” means the bid-side price for the U.S. treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the U.S. treasury security prevailing at 3:30 P.M., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the U.S. treasury security at or around 3:30 P.M., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.

“Treasury dealer ” means Goldman, Sachs & Co. (or its successor) or, if Goldman, Sachs & Co. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

“U.S. treasury security ” means the United States Treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to United States Treasury yields.

We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods terminating on or before the redemption date.

Any redemption will be subject to receipt of prior approval by the SEC, as required.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

In the event of any redemption, neither we nor the Indenture Trustee will be required to:

•	issue, register the transfer of, or exchange, Notes during a period beginning at the opening of business 15 days before the day of publication or mailing of the notice of redemption and ending at the close of business on the day of such publication or the mailing of such notice; or

•	transfer or exchange any Notes so selected for redemption, except, in the case of any Notes being redeemed in part, any portion thereof not to be redeemed.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. We may not take any of these actions unless all the following conditions are met:

•	If the successor entity in the transaction is not GS Group, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities issued under the Indenture. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

•	Immediately after the transaction, no default under the Notes has occurred and is continuing. For this purpose, “default under the Notes” means an event of default with respect to the Notes or any event that would be an event of default with respect to the series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to the Notes, we will not need to obtain the approval of the holders of Notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of GS Group but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to Notes.

Events of Default, Waiver and Notice

An “event of default,” when used in the Indenture, means any of the following:

•	non-payment of interest for 30 days after deferral for 14 or more consecutive semi-annual interest periods or the equivalent thereof, in the event that interest periods are other than semi-annual (which deferral may extend beyond June 1, 2014);

•	termination of the Trust without redemption of the APEX, distribution of the Notes to holders of the Capital APEX and, if such termination occurs prior to the Stock Purchase Date, or if earlier, the Remarketing Settlement Date, to the holders of the Normal APEX; or

•	certain events of bankruptcy or insolvency of GS Group, whether voluntary or not.

If an event of default under the Indenture occurs and continues, the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the entire principal and all accrued but unpaid interest of all Notes to be due and payable immediately. If the Indenture Trustee or the holders of Notes do not make such declaration and the Notes are beneficially owned by the Trust or trustee of the Trust, the Property Trustee or the holders of at least 25% in aggregate liquidation amount of the Capital APEX and the Normal APEX (if such termination occurs prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date) shall have such right.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Notes can, subject to certain conditions (including, if the Notes are held by a trust or the trustee of the Trust, the consent of the holders of at least a majority in aggregate liquidation amount of the Capital APEX and the Normal APEX (if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date)), rescind the declaration. If the holders of the Notes do not rescind such declaration and the Notes are beneficially owned by the Trust or trustee of the Trust, the holders of at least a majority in aggregate liquidation amount of the APEX shall have such right.

The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default, except:

•	a default in payment of principal or any premium or interest; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Note.

If the Notes are beneficially owned by the Trust or a trustee of the Trust, any such waiver shall require the consent of the holders of at least a majority in aggregate liquidation amount of the Capital APEX and the Normal APEX (if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date).

The holders of a majority in principal amount of the Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee.

We will furnish to the Indenture Trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the Indenture and the debt securities issued under it, or else specifying any default under the Indenture.

If the Notes are beneficially owned by the Trust or a trustee of the Trust, a holder of Capital APEX or Normal APEX (if such termination occurs prior to the Stock Purchase Date or if earlier, the Remarketing Settlement Date) may institute a direct action against us if we fail to make interest or other payments on the Notes when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Notes; or

•	suing us to enforce the Property Trustee’s rights under the Notes.

This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Capital APEX and the Normal APEX (if such amendment occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) thereunder without the consent of all such holders.

Actions Not Restricted by the Indenture

The Indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under “— Restrictions on Certain Payments, including on Deferral of Interest” above.

The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the Notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the Notes.

No Protection in the Event of a Highly Leveraged Transaction

The Indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Distribution of Corresponding Assets

If the Notes or Additional Notes are, or the Preferred is, owned by the Trust, under circumstances involving the dissolution of the Trust, the Notes, Additional Notes or Preferred may be distributed to the holders of the Trust securities in liquidation of the Trust, provided that any required regulatory approval is obtained. See “Description of the APEX — Liquidation Distribution upon Dissolution” above.

Modification of the Indenture

Under the Indenture, certain of our rights and obligations and certain of the rights of holders of the Notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest, except as expressly permitted in connection with a Remarketing;

•	a reduction in or change in the manner of calculating payments due on the Notes, except as expressly permitted in connection with a Remarketing;

•	a change in the place of payment or currency in which any payment on the Notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the Notes;

•	a reduction in the percentage of outstanding Notes required to consent to a modification or amendment of the Indenture or required to consent to a waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture;

•	a reduction in the requirements contained in the Indenture for quorum or voting; and

•	a modification of any of the foregoing requirements contained in the Indenture.

Under the Indenture, the holders of at least a majority of the aggregate principal amount of the outstanding Notes may, on behalf of all holders of the Notes, waive compliance by us with any covenant or condition contained in the Indenture.

If the Notes are held by or on behalf of the Trust, no modification may be made that adversely affects the holders of the APEX in any material respect, and no termination of the Indenture may occur, and no waiver of any compliance with any covenant will be effective without the prior consent of a majority in liquidation amount of each series of APEX so affected, voting together as a single class. If the consent of the holder of each outstanding Note is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of the applicable series of APEX so affected.

We and the Indenture Trustee may execute, without the consent of any holder of Notes, any supplemental subordinated indenture for the purposes of:

•	reflecting any modifications to the terms of the Notes pursuant to the terms of the Indenture with respect to a Remarketing;

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the Indenture and the Notes;

•	adding covenants of us for the benefit of the holders of the Notes, transferring any property to or with the Indenture Trustee or surrendering any of our rights or powers under the Indenture;

•	adding any additional events of default for the Notes;

•	changing or eliminating any restrictions on the payment of principal or premium, if any, on Notes in registered form, provided that any such action shall not adversely affect the interests of the holders of the Notes of any series in any material respect;

•	evidencing and providing for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes;

•	curing any ambiguity, correcting or supplementing any provision in the Indenture that may be defective or inconsistent with any other provision therein or making any other provision with respect to matters or questions arising under the Indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the Notes in any material respect or if the Notes are beneficially owned by the Trust and for so long as any of the APEX shall remain outstanding, the holders of the APEX;

•	adding to, changing or eliminating any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the Notes in any material respect; or

•	conforming the terms of the Indenture and the Notes to the description of the Notes described elsewhere in this prospectus supplement, in the manner provided in the Indenture.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Indenture Trustee

The Indenture Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the Indenture Trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of Notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the Notes that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE GUARANTEE

The following is a brief description of the terms of the Guarantee and supplements and to the extent inconsistent with supersedes and replaces the description of guarantees in the accompanying prospectus, including under “Description of Capital Securities and Related Instruments” below. The description does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the Guarantee, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

General

The following payments on the APEX, also referred to as the “guarantee payments,” if not fully paid by the Trust, will be paid by us under a guarantee, or “Guarantee,” that we will execute and deliver for the benefit of the holders of APEX. Pursuant to the Guarantee, we will irrevocably and unconditionally agree to pay in full the guarantee payments, without duplication:

•	any accumulated and unpaid distributions required to be paid on each series of APEX, to the extent the Trust has funds available to make the payment;

•	the redemption price for any APEX called for redemption other than in connection with a redemption of Capital APEX in exchange for Notes, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, other than in connection with a distribution of a like amount of corresponding assets to the holders of the APEX, the lesser of:

°	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the APEX to the date of payment, to the extent the Trust has funds available to make the payment; and

°	the amount of assets of the Trust remaining available for distribution to holders of the APEX upon liquidation of the Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the APEX or by causing the Trust to pay the amounts to the holders.

If we do not make a required payment on the Notes or the Contracts or after the Stock Purchase Date, a regular dividend payment on the Preferred, the Trust will not have sufficient funds to make the related payments on the relevant series of APEX. The Guarantee does not cover payments on the APEX when the Trust does not have sufficient funds to make these payments. If we do not pay any amounts on the Notes or the Contracts when due, holders of the relevant series of APEX will have to rely on the enforcement by the Property Trustee of its rights as registered holder of the Notes and Contracts or proceed directly against us for payment of any amounts due on the Notes and Contracts. See “— Status of the Guarantee” below. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The Guarantee does not limit the incurrence or issuance by us of other secured or unsecured indebtedness.

The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as “Guarantee Trustee ” for the Guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the APEX.

Effect of the Guarantee

The Guarantee, when taken together with our obligations under the Indenture and Contracts and the Trust’s obligations under the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust securities, has the effect of providing a full and unconditional guarantee, on a subordinated basis, of payments due on the APEX. See “Relationship among APEX, Junior Subordinated Notes, Stock Purchase Contracts and Guarantee” below.

We will also agree separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Trust Common Securities to the same extent as the Guarantee.

Status of the Guarantee

The Guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our senior and subordinated debt in the same manner as our Notes as set forth in the Indenture; and

•	equally with all other guarantees for payments on APEX that we issue in the future to the extent the related subordinated notes by their terms rank pari passu with the Notes, our subordinated notes that we issue in the future to the extent that by their terms rank pari passu with the Notes and any of our other present or future obligations that by their terms rank pari passu with such Guarantee.

The Guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the Guarantee without suing any other person or entity. The Guarantee will be held for the benefit of the holders of the APEX. The Guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the Trust.

Amendments and Assignment

The Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding APEX. The holders of Normal APEX, Stripped APEX and Capital APEX will also be entitled to vote separately to the extent that any proposed amendment would not affect each series in the same or substantially the same manner. No vote will be required, however, for any changes that do not adversely affect the rights of holders of the APEX in any material respect. All guarantees and agreements contained in the Guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the APEX then outstanding.

Termination of the Guarantee

The Guarantee will terminate:

•	upon full payment of the redemption price of all APEX; or

•	upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust.

The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of APEX must restore payment of any sums paid under the APEX or the Guarantee.

Events of Default

An event of default under the Guarantee will occur if we fail to perform any payment obligation or if we fail to perform any other obligation under the Guarantee and such default remains unremedied for 30 days.

The holders of a majority in liquidation amount of the relevant series of APEX have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of APEX may institute a legal proceeding directly against us to enforce the Guarantee Trustee’s rights and our obligations under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

As guarantor, we are required to file annually with the Guarantee Trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the Guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to the Guarantee, the Guarantee Trustee is required to perform only the duties that are specifically set forth in the Guarantee. Following the occurrence of an event of default, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of APEX, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates may maintain certain accounts and other banking relationships with the Guarantee Trustee and its affiliates in the ordinary course of business.

Governing Law

The Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

RELATIONSHIP AMONG APEX, JUNIOR SUBORDINATED NOTES, SERIES E PREFERRED STOCK,
STOCK PURCHASE CONTRACTS AND GUARANTEE

As set forth in the Trust Agreement, the exclusive purposes of the Trust are:

•	issuing the APEX and the Trust Common Securities;

•	investing the gross proceeds of the APEX and the Trust Common Securities in the Notes;

•	entering into and holding the Contracts for the Trust to purchase shares of the Preferred from us on the Stock Purchase Date;

•	holding Notes and certain U.S. treasury securities, and pledging them to secure the Trust’s obligations under the Contracts;

•	purchasing shares of the Preferred pursuant to the Contracts on the Stock Purchase Date and holding it thereafter;

•	selling Notes in a Remarketing or an Early Remarketing; and

•	engaging in other activities that are directly related to the activities described above.

As long as payments of interest, Contract Payments and other payments are made when due on the Notes and the Contracts and dividends are declared and paid on the Preferred, those payments will be sufficient to cover the distributions and payments due on the Trust securities. This is due to the following factors:

•	prior to the Stock Purchase Date, the Trust will hold an aggregate principal amount of Notes and aggregate stated amount of Contracts equal to the sum of the aggregate liquidation amount of the Normal APEX and Trust Common Securities, the combined interest rate on the Notes and Contract Payment rate on the Contracts will match the distribution rate on the Normal APEX and Trust Common Securities and the interest, Contract Payment and other payment dates on the Notes and the Contracts will match the Distribution Dates for the Normal APEX and Trust Common Securities;

•	the Trust will hold an aggregate principal amount of Qualifying Treasury Securities and aggregate stated amount of Contracts equal to the aggregate stated liquidation amount of the Stripped APEX, the Contract Payment rate on the Contracts will match the distribution rate on the Stripped APEX, the entitlement to additional distributions on the Stripped APEX in respect of the Qualifying Treasury Securities will match the amount of such distributions to which the Trust is entitled under the Collateral Agreement and the Contract Payment and other payment dates on the Contracts will match the Distribution Dates for the Stripped APEX;

•	the Trust will hold an aggregate principal amount of Notes equal to the aggregate stated liquidation amount of the Capital APEX and the interest rate and interest payment dates on the Notes will match the distribution rate and payment dates on the Capital APEX;

•	after the Stock Purchase Date, the Trust will hold an aggregate Liquidation Preference of Preferred equal to the aggregate liquidation amount of the Normal APEX and Trust Common Securities and the dividend payment rates and dates on the Preferred will match the distribution payment rates and dates on the Normal APEX and the Trust Common Securities;

•	under the Guarantee Agreement, we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust, other than those relating to such Trust securities; and

•	the Trust Agreement further provides that the trustees may not cause or permit the Trust to engage in any activity that is not consistent with the purposes of the Trust.

To the extent that funds are available, we guarantee payments of distributions and other payments due on the Trust securities to the extent described in this prospectus supplement. If we do not make interest payments on the Notes, Contract Payments on the Contracts or dividend payments on the Preferred, the Trust will not have sufficient funds to pay distributions on the Trust securities. The Guarantee is a subordinated guarantee in relation to the Trust securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. See “Description of the Guarantee” above.

We have the right to set off any payment that we are otherwise required to make under the Indenture or the Contracts with any payment that we have previously made or are concurrently, on the date of such payment, making under the Guarantee.

The Guarantee covers the payment of distributions and other payments on the Trust securities only if and to the extent that we have made a payment of interest or principal or other payments on the Notes, Contract Payments on the Contracts and dividends or redemption payments on the Preferred, as applicable. The Guarantee, when taken together with our obligations under the Notes and the Indenture, our obligations under the Contracts and our obligations under the Trust Agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the Trust securities.

If we fail to make interest or other payments on the Notes when due, taking into account any deferral period, the Trust Agreement allows the holders of the Normal APEX and Capital APEX to direct the Property Trustee to enforce its rights under the Notes. If the Property Trustee fails to enforce these rights, any holder of Normal APEX or Capital APEX may directly sue us to enforce such rights without first suing the Property Trustee or any other person or entity.

A holder of Normal APEX or Capital APEX may institute a direct action if we fail to make interest or other payments on the Notes when due, taking into account any deferral period.

A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Notes; or

•	suing us to enforce the Property Trustee’s rights under the Notes.

If we fail to make Contract Payments on the Contracts when due, taking into account any deferral period, the Trust Agreement allows the holders of the Normal APEX and Stripped APEX to direct the Property Trustee to enforce its rights under the Contracts. If the Property Trustee fails to enforce these rights, any holder of Normal APEX or Stripped APEX may directly sue us to enforce such rights without first suing the Property Trustee or any other person or entity.

A holder of Normal APEX or Stripped APEX may institute a direct action if we fail to make Contract Payments on the Contracts when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Contracts; or

•	suing us to enforce the Property Trustee’s rights under the Contracts.

We acknowledge that the Guarantee Trustee will enforce the Guarantee on behalf of the holders of the Normal APEX, Stripped APEX and Capital APEX. If we fail to make payments under the Guarantee, the holders of the Normal APEX, Stripped APEX and Capital APEX may direct the Guarantee Trustee to enforce its rights under such Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Normal APEX, Stripped APEX or Capital APEX may directly sue us to enforce the Guarantee Trustee’s rights under the Guarantee. Such holder need not first sue the Trust, the Guarantee Trustee, or any other person or entity. A holder of Normal APEX, Stripped APEX or Capital APEX may also directly sue us to enforce such holder’s right to receive payment under the Guarantee. Such holder need not first direct the Guarantee Trustee to enforce the terms of the Guarantee or sue the Trust or any other person or entity.

We and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the Normal APEX, Stripped APEX and Capital APEX.

Limited Purpose of Trust

The Trust securities evidence beneficial interests in the Trust. A principal difference between the rights of a holder of a Trust security and a holder of Notes, Contracts or Preferred is that a holder of Notes, Contracts or Preferred would be entitled to receive from the issuer the principal amount of and interest accrued on such Notes, Contracts Payments on the Contracts, and dividends, redemption payments and payment upon liquidation in respect of Preferred, as the case may be, while a holder of Trust securities is entitled to receive distributions from the Trust, or from us under the Guarantee, if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Dissolution

Upon any voluntary or involuntary dissolution of the Trust, holders of each series of APEX will receive the distributions described under “Description of the APEX — Liquidation Distribution upon Dissolution” above. Upon any voluntary or involuntary liquidation or bankruptcy of GS Group, the holders of the Notes would be subordinated creditors of GS Group, subordinated in right of payment to all indebtedness senior to the Notes as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any of our shareholders receive distributions, and holders of the Preferred would be preferred shareholders of GS Group, entitled to the preferences upon liquidation described under “Description of the Series E Preferred Stock” below. Since we are the guarantor under the Guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of the Trust securities, the positions of a holder of APEX relative to other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same as if that holder held the corresponding assets of the Trust directly.

DESCRIPTION OF THE SERIES E PREFERRED STOCK

The following is a brief description of the terms of the Preferred we will issue to the Trust pursuant to the Contracts and supplements and to the extent inconsistent with, supersedes and replaces the description of preferred stock contained in the accompanying prospectus under “Description of Preferred Stock We May Offer.” This summary does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, including the certificate of designations with respect to the Preferred, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

General

Our authorized capital stock includes 150,000,000 shares of preferred stock, par value $0.01 per share (including the Preferred). We have 124,000 shares of perpetual non-cumulative preferred stock (designated in four separate series), with a liquidation preference of $25,000 per share, issued and outstanding as of the date of this prospectus supplement.

The Preferred will rank senior to GS Group’s common stock, and equally with our previously issued Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. In addition, GS Group will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). When issued on the Stock Purchase Date, the Preferred will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. GS Group will not issue any shares of Preferred prior to the Stock Purchase Date. Holders of the Preferred will not have preemptive or subscription rights to acquire more preferred stock of GS Group. The Preferred will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of GS Group, except under certain limited circumstances described below under “— Regulatory Changes Relating to Capital Adequacy”. The Preferred has no stated maturity and will not be subject to any sinking fund or other obligation of GS Group to redeem or repurchase the Preferred.

As of the date of this prospectus supplement, we have 30,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of our Series A Preferred Stock, with an aggregate liquidation preference of $750,000,000, 32,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of our Series B Preferred Stock, with an aggregate liquidation preference of $800,000,000, 8,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of our Series C Preferred Stock, with an aggregate liquidation preference of $200,000,000, and 54,000,000 depository shares, each representing a 1/1,000th ownership interest in a share of our Series D Preferred Stock, with an aggregate liquidation preference of $1,350,000,000, issued and outstanding. The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock will rank equally with the Preferred as to dividends and distributions on liquidation and include the same provisions with respect to restrictions on declaration and payment of dividends and voting rights as apply to the Preferred.

Holders of the Series A Preferred Stock are entitled to receive quarterly dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), at a rate per annum equal to the greater of (1) 0.75% above LIBOR on the related LIBOR determination date or (2) 3.75%. Holders of the Series B Preferred Stock are entitled to receive quarterly dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), at a rate of 6.20% per annum.  Holders of the Series C Preferred Stock are entitled to receive quarterly dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), at a rate per annum equal to the greater of (1) 0.75% above LIBOR on the related LIBOR determination date or (2) 4.00%. Holders of the Series D Preferred Stock are entitled to receive quarterly dividends when, as and if declared by our board of directors (or a duly authorized committee of the board), at a rate per annum equal to the greater of (1) 0.67% above LIBOR on the related LIBOR determination date or (2) 4.00%.

Prior to the issuance of the APEX, we will have filed a certificate of designations with respect to the Preferred with the Secretary of State of Delaware. When issued, the Preferred will have a fixed liquidation preference of $100,000 per share. If we liquidate, dissolve or wind up our affairs, holders of the Preferred will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share, plus any declared and unpaid dividends, without regard to any undeclared dividends.

We will issue the Preferred to the Trust on the Stock Purchase Date. Unless the Trust is dissolved after the Stock Purchase Date and prior to the redemption of the Preferred, holders of Normal APEX and Stripped APEX will not receive shares of the Preferred, and their interest in the Preferred will be represented from and after the Stock Purchase Date by their Normal APEX or Stripped APEX. If the Trust is dissolved after the Stock Purchase Date, we may elect to distribute depositary shares representing the Preferred instead of fractional shares. Since the Preferred will be held by the Property Trustee, holders of Normal APEX or Stripped APEX will only be able to exercise voting or other rights with respect to the Preferred through the Property Trustee.

Dividends

Dividends on shares of the Preferred will not be mandatory. Holders of the Preferred will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the date of their issuance. These dividends will be payable (a) if the Preferred is issued prior to June 1, 2012, at a rate per annum equal to  % until the Dividend Payment Date in June 2012, and (b) thereafter, at a rate per annum that will be reset quarterly and will equal the greater of (i) LIBOR for the related Dividend Period plus   % and (ii) 4.0% (the “Dividend Rate ”), applied to the $100,000 liquidation preference amount per share and will be paid (a) if the Preferred is issued prior to June 1, 2012 (or if such date is not a business day, the next business day), the June 1 and December 1 of each year until June 1, 2012; and (b) thereafter, March 1, June 1, September 1 and December 1 of each year, commencing on the first such date following the Stock Purchase Date (each, a “Dividend Payment Date ”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date.

Dividends will be payable to holders of record of the Preferred as they appear on our books on the applicable record date, which shall be the 15th calendar day before that Dividend Payment Date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date ”). These Dividend Record Dates will apply regardless of whether a particular Dividend Record Date is a business day.

A “Dividend Period ” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the first Dividend Period for the initial issuance of the Preferred will commence upon the Stock Purchase Date. The Dividend Rate will be reset quarterly commencing June 1, 2012. If any day on or after June 1, 2012 that would otherwise be a Dividend Payment Date is not a business day, then the next business day will be the applicable Dividend Payment Date. If a Dividend Payment Date prior to June 1, 2012 is not a business day, the applicable dividend shall be paid on the first business day following that day without adjustment.

The amount of dividends payable per share of the Preferred on each Dividend Payment Date will be calculated by (a) if the Preferred is issued prior to June 1, 2012, on the basis of a 360-day year consisting of twelve 30-day months until the Dividend Payment Date in June 2012, and (b) thereafter, multiplying the per annum Dividend Rate in effect for that Dividend Period by a fraction, the numerator of which will be the actual number of days in that Dividend Period and the denominator of which will be 360, and multiplying the rate obtained by $100,000.

For any Dividend Period beginning on or after the later of June 1, 2012 and the Stock Purchase Date, LIBOR shall be determined by Goldman, Sachs & Co., as calculation agent for the Preferred, on the second London business day immediately preceding the first day of such Dividend Period in the following manner:

•	LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Reuters Screen LIBOR01 (or any successor or replacement page) as of 11:00 A.M., London time, on the second London business day immediately preceding the first day of such Dividend Period.

•	If the rate described above does not appear on Reuters Screen LIBOR01 (or any successor or replacement page), LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such Dividend Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the second London business day immediately preceding the first day of such Dividend Period will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, LIBOR for the second London business day immediately preceding the first day of such Dividend Period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. New York City time on the second London business day immediately preceding the first day of such Dividend Period, by three major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new Dividend Period will be LIBOR in effect for the prior Dividend Period.

The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be on file at our principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

In this subsection, we use several terms that have special meanings relevant to calculating LIBOR. We define these terms as follows:

The term “Representative Amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters Screen LIBOR01 Page ” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

The term “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

If we determine not to pay any dividend or a full dividend, we will provide prior written notice to the Property Trustee, who will notify holders of Normal APEX and Stripped APEX, if then outstanding, and the administrative trustees.

Dividends on shares of Preferred will not be cumulative. Accordingly, if the board of directors of GS Group (or a duly authorized committee of the board) does not declare a dividend on the Preferred payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and we will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Preferred are declared for any future Dividend Period.

So long as any share of Preferred remains outstanding, no dividend shall be paid or declared on our common stock or any other shares of our Junior Stock (as defined below) (other than a dividend payable solely in Junior Stock), and no common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock), during a Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Preferred have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). However, the foregoing provision shall not restrict the ability of Goldman, Sachs & Co., or any of our other affiliates, to engage in any market-making transactions in our Junior Stock in the ordinary course of business.

As used in this prospectus supplement, “Junior Stock ” means any class or series of stock of GS Group that ranks junior to the Preferred either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of GS Group’s Junior Stock includes GS Group’s common stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock, as defined below, having Dividend Payment Dates different from the Dividend Payment Dates pertaining to the Preferred, on a Dividend Payment Date falling within the related Dividend Period for the Preferred) in full upon the Preferred and any shares of Parity Stock, all dividends declared upon the Preferred and all such equally ranking securities payable on such Dividend Payment Date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preferred, on a dividend payment date falling within the related Dividend Period for the Preferred) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Preferred and all Parity Stock payable on such Dividend Payment Date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preferred, on a dividend payment date falling within the related Dividend Period for the Preferred) bear to each other.

As used in this prospectus supplement, “Parity Stock ” means any other class or series of stock of GS Group that ranks equally with the Preferred in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of GS Group. Parity Stock includes the Series A

Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred from time to time out of any funds legally available for such payment, and the shares of the Preferred shall not be entitled to participate in any such dividend.

Redemption

The Preferred may not be redeemed prior to the later of June 1, 2012 and the Stock Purchase Date. On that date or on any date after that date (but subject to the limitations described below under “Replacement Capital Covenant”), the Preferred may be redeemed, in whole or in part, at our option. Any such redemption will be at a cash redemption price of $100,000 per share, plus any declared and unpaid dividends including, without regard to any undeclared dividends. Holders of Preferred will have no right to require the redemption or repurchase of the Preferred. If notice of redemption of any Preferred has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of Preferred so called for redemption, then, from and after the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

If fewer than all of the outstanding shares of Preferred are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Preferred in proportion to the number of shares held by those holders or by lot or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of every redemption of Preferred by first class mail, postage prepaid, addressed to the holders of record of the Preferred to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption (provided that if the Preferred is held in book-entry form through DTC, we may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Preferred designated for redemption will not affect the redemption of any other Preferred. If we redeem the Preferred, the Trust, as holder of the Preferred, will redeem the corresponding Normal APEX as described under “Description of the APEX — Mandatory Redemption of Normal APEX upon Redemption of Series E Preferred Stock” above.

Each notice shall state:

•	the redemption date;

•	the number of shares of Preferred to be redeemed and, if less than all shares of Preferred held by the holder are to be redeemed, the number of shares to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the Preferred is to be redeemed.

Our right to redeem the Preferred once issued is subject to two important limitations. First, any redemption of the Preferred may be subject to prior approval of the SEC. Moreover, unless the SEC authorizes us to do otherwise in writing, we will redeem the Preferred only if it is replaced with other Allowable Capital in accordance with the SEC’s CSE Rules — for example, common stock or another series of perpetual non-cumulative preferred stock. Second, at or prior to the initial issuance of the APEX, we will enter into a Replacement Capital Covenant, described under “Replacement Capital Covenant” below, relating to the APEX, the Notes and the shares of the Preferred that we will issue under the Contracts. The Replacement Capital Covenant only benefits holders of Covered Debt, as defined below, and is not enforceable by holders of APEX or the Preferred. However, the Replacement Capital Covenant could preclude us from repurchasing APEX or redeeming or repurchasing shares of the Preferred at a time we might otherwise wish to do so.

Regulatory Changes Relating to Capital Adequacy

We are regulated by the SEC as a CSE pursuant to the CSE Rules. We intend to treat the Preferred as Allowable Capital.

If the regulatory capital requirements that apply to us change in the future, the Preferred may be converted, at our option and without your consent, into a new series of preferred stock, subject to the limitations described below. We will be entitled to exercise this conversion right as follows.

If both of the following occur:

•	after the date of this prospectus supplement, we (by election or otherwise) become subject to any law, rule, regulation or guidance (together, “regulations”) relating to our capital adequacy, which regulation (i) modifies the existing requirements for treatment as Allowable Capital, (ii) provides for a type or level of capital characterized as “Tier 1” or its equivalent pursuant to regulations of any governmental body having jurisdiction over us (or any of our subsidiaries or consolidated affiliates) and implementing capital standards published by the Basel Committee on Banking Supervision, the SEC, the Board of Governors of the Federal Reserve System or any other United States national governmental body, or any other applicable regime based on capital standards published by the Basel Committee on Banking Supervision or its successor, or (iii) provides for a type of capital that in our judgment (after consultation with counsel of recognized standing) is substantially equivalent to such “Tier 1” capital (such capital described in either (ii) or (iii) is referred to below as “Tier 1 Capital Equivalent”), and

•	we affirmatively elect to qualify the Preferred for such Allowable Capital or Tier 1 Capital Equivalent treatment without any sublimit or other quantitative restriction on the inclusion of the Preferred in Allowable Capital or Tier 1 Capital Equivalent (other than any limitation we elect to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Allowable Capital or Tier 1 Capital Equivalent) under such regulations, then, upon such affirmative election, the Preferred shall be convertible at our option into a new series of preferred stock having terms and provisions substantially identical to those of the Preferred, except that such new series may have such additional or modified rights, preferences, privileges and voting powers, and such limitations and restrictions thereof, as are necessary, in our judgment (after consultation with counsel of recognized standing), to comply with the Required Unrestricted Capital Provisions (defined below), provided that we will not cause any such conversion unless we determine that the rights, preferences, privileges and voting powers of such new series of preferred stock, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred, taken as a whole. For example, we could agree to restrict our ability to pay dividends on or redeem the new series of preferred stock for a specified period or indefinitely, to the extent permitted by the terms and provisions of the new series of preferred stock, since such a restriction would be permitted in our discretion under the terms and provisions of the Preferred.

We will provide notice to holders of the Preferred of any election to qualify the Preferred for Allowable Capital or Tier 1 Capital Equivalent treatment and of any determination to convert the

Preferred into a new series of preferred stock, promptly upon the effectiveness of any such election or determination. A copy of any such notice and of the relevant regulations will be on file at our principal offices and, upon request, will be made available to any stockholder.

As used above, the term “Required Unrestricted Capital Provisions” means the terms that are, in our judgment (after consultation with counsel of recognized standing), required for preferred stock to be treated as Allowable Capital or Tier 1 Capital Equivalent, as applicable, without any sublimit or other quantitative restriction on the inclusion of such preferred stock in Allowable Capital or Tier 1 Capital Equivalent (other than any limitation we elect to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Allowable Capital or Tier 1 Capital Equivalent) pursuant to applicable regulations.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of GS Group, holders of the Preferred are entitled to receive out of assets of GS Group available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Preferred, a liquidating distribution in the amount of $100,000 per share, plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Preferred will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of GS Group are not sufficient to pay the liquidation preferences in full to all holders of the Preferred and all holders of any other shares of our stock ranking equally as to such distribution with the Preferred, the amounts paid to the holders of Preferred and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Preferred and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our other stock shall be entitled to receive all remaining assets of GS Group according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of GS Group with any other entity, including a merger or consolidation in which the holders of Preferred receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of GS Group for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of GS Group.

Voting Rights

Except as provided below, the holders of the Preferred will have no voting rights.

Whenever dividends on any shares of the Preferred shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive Dividend Periods (a “Nonpayment ”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors ”), provided that the election of any such director shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Preferred or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Preferred and any such series of voting preferred stock for at least one year following the Nonpayment shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).

As used in this prospectus supplement, “voting preferred stock ” means any other class or series of preferred stock of GS Group ranking equally with the Preferred either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Voting preferred stock includes the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock to the extent their like voting rights are exercisable at such time. Whether a plurality, majority or other portion of the shares of Preferred and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least four Dividend Periods, whether or not consecutive, following a Nonpayment have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Preferred shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four Dividend Periods following a Nonpayment, we may take account of any dividend we elect to pay for a Dividend Period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Preferred when they have the voting rights described above (voting together as a class with all series of voting preferred stock then outstanding). So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Preferred and all voting preferred stock when they have the voting rights described above (voting together as a class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any shares of Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Preferred and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of GS Group’s restated certificate of incorporation or the certificate of designations of the Preferred so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of GS Group;

•	amend, alter or repeal the provisions of GS Group’s restated certificate of incorporation or the certificate of designation of the Preferred so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Preferred, taken as a whole; or

•	consummate a binding share exchange or reclassification involving the Preferred or a merger or consolidation of GS Group with another entity, unless in each case (i) the shares of Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or the Preferred or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Preferred with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of GS Group will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred. In addition, any conversion of the Preferred upon the occurrence of certain regulatory events, as discussed under “— Regulatory Changes Relating to Capital Adequacy” above, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Preferred for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Without the consent of the holders of the Preferred, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Preferred, we may amend, alter, supplement or repeal any terms of the Preferred:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Preferred that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Preferred that is not inconsistent with the provisions of the certificate of designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Preferred to effect such redemption.

Form

The Preferred will be issued only in fully registered form. No fractional shares will be issued unless the Trust is dissolved and we deliver the shares, rather than depositary receipts representing the shares, to the registered holders of the Normal APEX, or Stripped APEX, if then outstanding. If the Trust is dissolved after the Stock Purchase Date and depositary receipts or shares of the Preferred are distributed to holders of Normal APEX, or Stripped APEX if then outstanding, we would intend to distribute them in book-entry form only and the procedures governing holding and transferring beneficial interests in the Preferred, and the circumstances in which holders of beneficial interests will be entitled to receive certificates evidencing their shares or depositary receipts, will be as described under “Book-Entry System” below. If we determine to issue depositary shares representing fractional interests in the Preferred, each depositary share will be represented by a depositary receipt. In such an event, the Preferred represented by the depositary shares will be deposited under a deposit agreement among GS Group, a depositary and the holders from time to time of the depositary receipts representing depositary shares. Subject to the terms and conditions of any deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Preferred represented by such depositary share, to all the rights and preferences of the Preferred represented thereby (including dividends, voting, redemption and liquidation rights).

Title

We, the transfer agent and registrar for the Preferred, and any of their or our agents may treat the registered owner of the Preferred, which shall be the Property Trustee unless and until the Trust is dissolved, as the absolute owner of that stock, whether or not any payment for the Preferred shall be overdue and despite any notice to the contrary, for any purpose.

Transfer Agent and Registrar

If the Trust is dissolved after the Stock Purchase Date and shares of the Preferred or depositary receipts representing the Preferred are distributed to holders of Normal APEX, or Stripped APEX if then outstanding, we may appoint a transfer agent, registrar, calculation agent, redemption agent and dividend disbursement agent for the Preferred. The registrar for the Preferred will send notices to shareholders of any meetings at which holders of the Preferred have the right to vote on any matter.

REPLACEMENT CAPITAL COVENANT

The following is a brief description of the terms of the replacement capital covenant. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the replacement capital covenant, copies of which are available upon request from us as described under “Available Information” in the accompanying prospectus.

Replacement Capital Covenant

At or prior to the initial issuance of the Normal APEX, we will enter into a Replacement Capital Covenant, or “Replacement Capital Covenant,” relating to the APEX, the Notes and the shares of the Preferred that we will issue under the Contracts. The Replacement Capital Covenant only benefits holders of Covered Debt, as defined below, and is not enforceable by holders of APEX or the Preferred. However, the Replacement Capital Covenant could preclude us from redeeming the Notes or repurchasing APEX or redeeming or repurchasing shares of the Preferred at a time we might otherwise wish to do so.

In the Replacement Capital Covenant, we covenant not to redeem or purchase (x) Notes or Normal APEX prior to the Stock Purchase Date or (y) Normal APEX or shares of the Preferred prior to the date that is ten years after the Stock Purchase Date, except in either case to the extent that the applicable redemption or purchase price does not exceed:

•	133.33% of the aggregate amount of (A) net cash proceeds that we or our subsidiaries have received from the issuance and sale of common stock of GS Group and rights to acquire common stock of GS Group and (B) the market value of common stock of GS Group that we or our subsidiaries have delivered or issued as consideration for property or assets in an arm’s-length transaction or in connection with the conversion of any convertible or exchangeable securities, other than securities for which we have received equity credit from a nationally recognized rating agency, plus

•	100% of the aggregate net cash proceeds that we or our subsidiaries have received from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant and are the same as, or more equity-like than, the applicable characteristics of the APEX at that time, in each case during the 180 days prior to the applicable redemption or purchase date.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such times as well as the acceptability to prospective investors of the terms of such qualifying securities.

Our covenants in the Replacement Capital Covenant run in favor of persons that buy, hold or sell our indebtedness during the period that such indebtedness is “Covered Debt,” which is currently comprised of our 6.345% Junior Subordinated Debentures due February 15, 2034, which have CUSIP No. 38143VAA7. Other debt will replace our Covered Debt under the Replacement Capital Covenant on the earlier to occur of:

•	the date two years prior to the maturity of the existing Covered Debt; or

•	the date of a redemption or repurchase of the existing Covered Debt in an amount such that the outstanding principal amount of the existing Covered Debt is or will become less than $100 million.

The Replacement Capital Covenant will not apply to the purchase of the Normal APEX, the Notes or the Preferred or any portion thereof by any subsidiary of ours in connection with their initial placement or any market-making or other secondary market activities.

The Replacement Capital Covenant is subject to various additional terms and conditions and this description is subject to and qualified in its entirety by reference to the Replacement Capital Covenant,

copies of which are available upon request from us. We may amend or supplement the Replacement Capital Covenant with the consent of the holders of a majority by principal amount of the debt that at the time of the amendment or supplement is the Covered Debt, provided that no such consent shall be required if (i) such amendment or supplement eliminates common stock and rights to acquire common stock as replacement capital securities if, after the date of the replacement capital covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock and rights to acquire common stock as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States, (ii) such amendment or supplement is not adverse to the holders of the Covered Debt, and an officer of GS Group has delivered to the holders of the then-effective series of Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the holders of the Covered Debt, or (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities (other than the securities covered by clause (i) above), and an officer of GS Group has delivered to the holders of the then effective series of Covered Debt a written certificate to that effect. The Replacement Capital Covenant may be terminated if the holders of at least a majority by principal amount of the Covered Debt so agree, or if we no longer have outstanding any long-term indebtedness that qualifies as Covered Debt, without regard to whether such indebtedness is rated by a nationally recognized statistical rating organization.

In addition, any redemption of the Notes prior to the Stock Purchase Date or the Preferred is subject to prior approval of the SEC. Moreover, unless the SEC authorizes us to do otherwise in writing, we will redeem the Notes prior to the Stock Purchase Date or any shares of the Preferred only if they are replaced with other Allowable Capital in accordance with the SEC’s CSE Rules — for example, common stock or another series of perpetual non-cumulative preferred stock.

Subject to the limitations described above and the terms of any outstanding debt instruments, and, after the Stock Purchase Date, any preferred stock ranking senior to the Preferred, we or our affiliates may from time to time purchase any outstanding APEX by tender, in the open market or by private agreement.

BOOK-ENTRY SYSTEM

Please note that in this prospectus supplement, references to “holders” mean those who own securities registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through The Depositary Trust Company. Please review the special considerations that apply to indirect holders below and in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance”. The following discussion supplements and to the extent inconsistent with, supersedes and replaces the description contained in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance”.

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for the APEX. The APEX will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each series of APEX, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. Immediately prior to the Remarketing Settlement Date or such other time as the Notes may be held by persons other than the Property Trustee, the Collateral Agent and the Custodial Agent, one or more fully registered global security certificates, representing the total aggregate principal amount of Notes, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. Likewise, in the event the Trust is dissolved after the Stock Purchase Date and prior to the redemption of the Preferred, one or more fully registered global security certificates, representing the total aggregate number of shares of the Preferred, or if we issue depositary receipts to evidence the Preferred in such circumstances, the total aggregate number of depositary receipts, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the Guarantee or the Indenture or in the case of the Preferred, entitled to the rights of holders thereof under our restated certificate of incorporation. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for exchanges of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX and vice versa prior to the Remarketing Settlement Date, the redemption of the Capital APEX in exchange for Junior Subordinated Notes in connection with a successful Remarketing, the exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX, the disposition of Capital APEX in connection with a successful Remarketing and the Stripped APEX automatically becoming Normal APEX will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Collateral Agent, the Custodial Agent, the trustees of the Trust, the Indenture Trustee or the Guarantee Trustee, or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Trust Agreement, the Guarantee, the Collateral Agreement, the Indenture or our restated certificate of incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, the Trust, the trustees of the Trust, the Collateral Agent, the Custodial Agent, any registrar and transfer agent, any paying agent or any agent of any of us or them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of APEX. This summary deals only with the beneficial owner of an APEX (each, a “U.S. holder ”) that is:

•	a citizen or resident of the United States;

•	a corporation (or other entity that is treated as a corporation for U.S. federal tax income purposes) created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons (as determined for U.S. federal income tax purposes) have the authority to control all of its substantial decisions.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code ”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. This summary addresses only U.S. holders that purchase Normal APEX at initial issuance, and own APEX as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	securities or currency dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies, regulated investment companies or real estate investment trusts;

•	small business investment companies or S corporations;

•	investors that hold their APEX through a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes;

•	investors whose functional currency is not the U.S. dollar;

•	retirement plans or other tax-exempt entities, or persons holding the APEX in tax-deferred or tax-advantaged accounts;

•	investors holding APEX as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes or investors holding APEX that are a hedge or that are hedged against interest rate or currency risks, or as part of some other integrated investment; or

•	investors subject to the alternative minimum tax.

This summary also does not address the tax consequences to shareholders or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, beneficial ownership or disposition of the APEX. Persons considering the purchase of APEX should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of APEX arising under the laws of any other taxing jurisdiction.

If you are not a U.S. holder, different U.S. federal income tax consequences will apply to you and you should consult your own tax advisor.

Classification of the Trust

In the opinion of Sullivan & Cromwell LLP, the Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes assuming full compliance with the terms of the Trust Agreement. The Trust intends to treat itself as one or more grantor trusts or agency arrangements. By purchasing an APEX, you will agree to treat the Trust as one or more grantor trusts or agency arrangements. Under this treatment, for U.S. federal income tax purposes, you will be treated as purchasing and owning an undivided beneficial ownership interest in the Contracts, the Notes, the Qualifying Treasury Securities, the U.S. treasury securities purchased with the proceeds of the Remarketing and/or the Preferred, as the case may be, and will be required to take into account your pro rata share of all the items of income, gain, loss, or deduction of the Trust corresponding to the series of APEX you own, each as described below. The character of the income included by you as a holder of APEX generally will reflect the character of the Trust’s income. In addition, upon a sale, exchange or other taxable disposition of a APEX, you will be treated as having sold, exchanged or disposed of your pro rata interest in the Trust assets corresponding to such APEX, and must allocate the proceeds realized from the disposition among such assets in proportion to their respective fair market values at the time of the disposition.

Although the Trust intends to treat itself as one or more grantor trusts or agency arrangements, it is possible that the portion of a Stripped APEX that represents an interest in the Qualifying Treasury Securities could be treated as a partnership for U.S. federal income tax purposes. We do not expect such treatment to materially change your U.S. federal income tax treatment with respect to the APEX. The balance of this summary assumes that the Trust is treated as one or more grantor trusts or agency agreements.

Taxation of a Normal APEX

Each Normal APEX will be treated for U.S. federal income tax purposes as an undivided beneficial ownership interest in (a) the corresponding $1,000 principal amount of Notes and (b) the corresponding 1/100th interest in a Contract, which represents the right to receive Contract Payments and the obligation to purchase one share of the Preferred on the Stock Purchase Date. Consequently, you must allocate your purchase price for the Normal APEX between your beneficial ownership interests in the two components in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial U.S. federal income tax basis in your interest in the underlying Notes and Contracts. We will treat the fair market value of the $1,000 principal amount of Notes corresponding to one Normal APEX as $1,000 and the fair market value of a 1/100th interest in a Contract corresponding to one Normal APEX as $0 at the time of purchase. Holders of Normal APEX, by purchasing a APEX, will be required to agree to this allocation. This allocation is not, however, binding on the Internal Revenue Service (the “IRS ”). The remainder of this summary assumes that this allocation of the purchase price will be respected for U.S. federal income tax purposes.

Taxation of the Junior Subordinated Notes

Treatment of the Junior Subordinated Notes. The Notes will be treated as our indebtedness for U.S. federal income tax purposes. We intend to treat the Notes as “variable rate debt instruments” that are subject to the Treasury regulations that apply to “reset bonds” and which are issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Consistent with this treatment, we intend to treat the Notes, solely for purposes of the original issue discount rules of the Code, as if they mature on the date immediately preceding the Remarketing Settlement Date for an amount equal to the Remarketing Value (less accrued and unpaid interest). However, there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, and therefore the U.S. federal income tax treatment of the Notes under the original issue discount rules is unclear. See “— Possible Alternative Characterizations and Treatments” below.

By purchasing a Normal APEX, you agree to treat the Notes as described above, unless the IRS requires you to treat the Notes differently. The balance of this summary generally assumes that the Notes are treated as described above. However, different treatments are possible. See “— Possible Alternative Characterizations and Treatments” below.

Interest on the Junior Subordinated Notes. Under the treatment of the Notes described above, stated interest on the Notes will be includible in your gross income as ordinary interest income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting. However, if we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for purposes of certain original issue discount provisions, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, in that event, the income that you would be required to accrue would exceed the interest payments that you would actually receive.

Tax Basis in Junior Subordinated Notes. Under the treatment described above, your tax basis in the Notes will generally be equal to the portion of the purchase price for the Normal APEX allocated to your interest in the Notes (as described in “— Taxation of a Normal APEX” above). However, if stated interest payments are deferred so that the Notes are deemed to be reissued with original issue discount, your tax basis in the Notes would be increased by the amounts of accrued original issue discount, and decreased by all payments on the Notes after such deemed reissuance.

Sale, Exchange or Other Taxable Disposition of the Junior Subordinated Notes. You will recognize gain or loss on a sale, exchange or other taxable disposition of your interest in the Notes upon the sale or other taxable disposition of your Normal APEX or Capital APEX or upon a successful Remarketing of the Notes. The gain or loss that you recognize will be equal to the difference between the portion of the proceeds allocable to your interest in the Notes (less any accrued and unpaid interest) and your adjusted U.S. federal income tax basis in your interest in your Notes. Selling expenses (including the remarketing fee) incurred by you should reduce the amount of gain or increase the amount of loss you recognize upon a disposition of your interest in the Notes.

Any gain that is recognized by you upon a sale, exchange or other taxable disposition of the Notes generally will be capital gain or loss, which will be long-term capital gain or loss if you held your interest in the Notes (evidenced by your Normal APEX or Capital APEX) for more than one year immediately prior to such disposition. The deductibility of capital losses is subject to limitations.

Possible Alternative Characterizations and Treatments. As mentioned above, there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, and therefore the U.S. federal income tax treatment of the Notes under the original issue discount rules is unclear and other alternative characterizations and treatments are possible. For example, it is possible that the Notes could be treated as “contingent payment debt instruments.” In that event, you would be required to accrue original issue discount income based on the “comparable yield” of the Notes. In general, the comparable yield of the Notes would be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the Notes. It is possible that the comparable yield of the Notes could exceed the stated interest rate, in which case you may be required to include in income amounts in excess of the stated interest payments on the Notes. In addition, if the Notes are treated as contingent payment debt instruments, any gain that you would recognize upon a sale, exchange or other taxable disposition of the Notes would generally be treated as ordinary interest income. Alternatively, even if the Notes are not treated as “contingent payment debt instruments,” they could be treated as issued with more than a de minimis amount of original issue discount and you could be required to accrue such original issue discount (regardless of your method of accounting) in amounts that exceed stated interest payments on the Notes. You should consult your tax advisor concerning alternative characterizations and treatments of the Notes under the original issue discount rules.

Taxation of the Stock Purchase Contracts

There is no direct authority under current law that addresses the treatment of the Contract Payments, and their treatment is, therefore, unclear. We intend to report the Contract Payments as ordinary taxable income to you. Under this treatment, you should include the Contract Payments in income when received or accrued, in accordance with your regular method of tax accounting. The following discussion assumes that the Contract Payments are so treated. However, other treatments are possible. You should consult your tax advisor concerning the treatment of the Contract Payments.

If we exercise our right to defer any Contract Payments and issue Additional Notes to the Trust in satisfaction of the Contract Payments, we intend to treat such Additional Notes as issued with original issue discount. Assuming such treatment, you should generally accrue original issue discount on the Additional Notes equal to the interest rate on the Additional Notes, regardless of your method of tax accounting and before receipt of that interest.

If you dispose of a Normal APEX or Stripped APEX when the Contracts have positive value, you will generally recognize gain equal to the sale proceeds allocable to the Contracts. If you dispose of a Normal APEX or Stripped APEX when the Contracts have negative value, you should generally recognize loss with respect to the Contracts equal to the negative value of your interest in the Contracts and should be considered to have received additional consideration for your interest in the Notes or Qualifying Treasury Securities, as the case may be, in an amount equal to such negative value. Gain or loss from the disposition of your interest in the Contracts (upon your disposition of Normal APEX or Stripped APEX) generally will be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if you held your interest in the Contracts (evidenced by your Normal APEX or Stripped APEX) for more than one year at the time of such disposition. The deductibility of capital losses is subject to limitations.

Acquisition and Taxation of the Series E Preferred Stock

Acquisition of Series E Preferred Stock under the Stock Purchase Contracts. On the Stock Purchase Date, the Trust will purchase the Preferred pursuant to the Contracts. You generally will not recognize gain or loss with respect to your Normal APEX or Stripped APEX on the purchase by the Trust of the Preferred under the Contracts. Your aggregate initial U.S. federal income tax basis in your interest in the Preferred received by the Trust under the Contracts generally should equal your interest in the purchase price paid for such Preferred plus the amount, if any, of any Contract Payments included in your income but not received. The holding period for the Preferred received under a Contract will commence on the date following the acquisition of such Preferred and, consequently, your holding period in your interest in the Preferred will not include the period you held your Normal APEX or Stripped APEX prior to and including the Stock Purchase Date.

Dividends on the Series E Preferred Stock. Any distribution with respect to the Preferred that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received by the Trust after the Stock Purchase Date. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction. Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2011 are generally subject to a maximum federal income tax rate of 15% if the holder holds its interest in the Preferred for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets certain other requirements. Distributions in excess of our current and accumulated earnings and profits are treated first as a non-taxable return of capital to the extent of your basis in the Preferred, and then as capital gain.

Redemption of Series E Preferred Stock; Disposition of Normal APEX or Stripped APEX Corresponding to Series E Preferred Stock. Subject to the discussion below regarding certain redemptions, upon a redemption by us of the Preferred or a disposition after the Stock Purchase Date of Normal APEX (or Stripped APEX if then outstanding) corresponding to the Preferred, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in your interest in the Preferred. Your adjusted tax basis in the Preferred at the time of any such redemption or disposition should generally equal your initial tax basis in the Preferred at the time of purchase, reduced by the amount of any cash distributions that are not treated as dividends. Such capital gain or loss generally will be long-term capital gain or loss if you held the Normal APEX or Stripped APEX for more than one year following the Stock Purchase Date. The deductibility of capital losses is subject to limitations.

Under certain circumstances, an amount paid to you in connection with a redemption of the Preferred may be treated as a distribution (taxed in the manner described under “— Dividends on the Series E Preferred Stock” above) as opposed to an amount realized on the redemption of the Preferred if, immediately following the redemption, you own directly or indirectly (taking into account applicable constructive ownership rules) shares of any other class of our stock. If you own (or are deemed to own) shares of any other class of our stock, you should consult your own tax advisor regarding the consequences of receiving a payment in connection with a redemption of the Preferred.

Separation and Recreation of Normal APEX

Exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX. You will generally not recognize gain or loss upon an exchange of Normal APEX and Qualifying Treasury Securities for Stripped APEX and Capital APEX. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Qualifying Treasury Securities (as described below) and your interest in the Notes, as well as your interest in the Contracts, and your adjusted tax bases in and your holding period of the Qualifying Treasury Securities and your interest in the Contracts (as evidenced by your Stripped APEX) and your interest in the Notes (as evidenced by your Capital APEX) will not be affected by such delivery and exchange.

Taxation of the Qualifying Treasury Securities. If you hold a Stripped APEX, upon the maturity of the Qualifying Treasury Securities you exchanged for your Stripped APEX, the Trust will purchase replacement Qualifying Treasury Securities. It is expected, and the remainder of this discussion assumes, that the Qualifying Treasury Securities designated for the creation of Stripped APEX, and any Qualifying Treasury Securities purchased as replacement Qualifying Treasury Securities, will have an original term of one year or less and therefore will be treated as short-term obligations. In general, if you are a cash-basis taxpayer, you will not be required to report your allocable share of the excess of the amounts payable on a Qualifying Treasury Security over the purchase price of the Qualifying Treasury Security (“acquisition discount”) until the amounts are paid, unless you elect to report the acquisition discount in income as it accrues on a straight line basis or on a constant yield basis. However, if you are a cash-basis taxpayer that does not elect to report the acquisition discount in income currently, you may be required to defer deductions for any interest paid on indebtedness incurred or continued by you to purchase or carry the Stripped APEX in an amount not exceeding the deferred income until the interest on the Qualifying Treasury Securities is paid. If you are an accrual-basis taxpayer, you will be required to report acquisition discount on a Qualifying Treasury Security as it accrues on a straight-line basis or, if you elect, to treat the acquisition discount under a constant yield method.

You will recognize gain or loss on a sale, exchange or other taxable disposition of your interest, if any, in Qualifying Treasury Securities upon the sale or other taxable disposition of your Stripped APEX. The amount of gain or loss recognized will be equal to the difference between the portion of the proceeds allocable to your interest in the Qualifying Treasury Securities and your adjusted U.S. federal income tax basis in your interest in the Qualifying Treasury Securities. Any gain or loss you recognize generally will be short-term capital gain or loss. However, if you are a cash-basis taxpayer that does not elect to report acquisition discount on the Qualifying Treasury Securities as it accrues, gain (if any) recognized by you will be treated as ordinary income to the extent of accrued acquisition discount on the Qualifying Treasury Securities. The deductibility of capital losses is subject to limitations.

You should generally not have any additional tax consequences upon the distribution of any excess of the proceeds from maturing Qualifying Treasury Securities over the cost of replacing those Qualifying Treasury Securities.

You should consult your own tax advisor regarding your tax treatment in respect of any Qualifying Treasury Securities, and any elections with respect to them.

Recreation of Normal APEX. If you exchange a Stripped APEX and a Capital APEX for a Normal APEX and the pledged Qualifying Treasury Securities, you will generally not recognize gain or loss upon the exchange. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Qualifying Treasury Securities and the corresponding Notes and Contracts, and your adjusted tax bases in and your holding period of the Qualifying Treasury Securities and your interests in the Notes and the Contracts will not be affected by such exchange.

Dissolution of the Trust

Under certain circumstances (including a termination of the Contracts), we may dissolve the Trust and distribute the trust assets to the holders of APEX. A distribution of trust assets (Notes, the Preferred, the interest-bearing deposit or Qualifying Treasury Securities, as the case may be) to you as a holder of APEX upon the dissolution of the Trust will not be a taxable event to you for U.S. federal income tax purposes, and your tax basis in the Notes, Qualifying Treasury Securities, interest-bearing deposit or shares of the Preferred received generally will be the same as your tax basis in your interest in the related trust assets. Your holding period in Trust assets received generally would include your holding period in the related APEX.

If the Contracts terminate, you will recognize a capital loss equal to the amount, if any, of Contract Payments included in your income but not paid at the time of such termination. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, you will be subject to backup withholding with respect to payments made on your APEX and the proceeds received from the sale of your APEX unless you are an entity (including a corporation or a tax-exempt entity) that is exempt from backup withholding and, when required, demonstrate this fact or:

•	you provide your Taxpayer Identification Number (“TIN ”) (which, if you are an individual, would be your Social Security Number),

•	you certify that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (A) you are exempt from backup withholding or (B) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (C) you have been notified by the IRS that you are no longer subject to backup withholding, and

•	you otherwise comply with the applicable requirements of the backup withholding rules.

In addition, such payments or proceeds received by you if you are not a corporation or tax-exempt organization will generally be subject to information reporting requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

The following is a summary of certain considerations associated with the purchase and holding of the Normal APEX, Stripped APEX and Capital APEX by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”). In considering an investment in the Normal APEX, or the exchange of Normal APEX for Stripped APEX and Capital APEX, each fiduciary of a Plan should consider the fiduciary standards of ERISA, the Code or other applicable Similar Law in the context of the Plan’s particular circumstances. Among other factors, the fiduciary should consider whether the investment is consistent with the documents and instruments governing the Plan and whether the investment would satisfy the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code or any applicable Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit ERISA Plans from engaging in specified transactions (prohibited transactions) involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. We, the trustees of the Trust, the Collateral Agent or GS Group may be considered a party in interest or disqualified person with respect to one or more ERISA Plans. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA and Section 414(d) of the Code), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made) and certain foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to Similar Laws.

Whether or not the assets of the Trust are considered to include “plan assets” of ERISA Plans investing in the APEX, as described below, the acquisition and holding of the Normal APEX, Stripped APEX or Capital APEX with “plan assets” of an ERISA Plan with respect to which we, the trustees, the Collateral Agent or GS Group is considered a party in interest or a disqualified person could result in a direct or indirect prohibited transaction, unless the investment is acquired and is held in accordance with an applicable statutory, regulatory or administrative exemption. The Department of Labor has issued a number of prohibited transaction class exemptions, or “PTCEs,” that may apply to the purchase and holding of APEX. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers. In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and the Code for certain transactions, provided that neither the party in interest nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more than adequate consideration in connection with the transaction.

Plan Asset Considerations

The U.S. Department of Labor has issued a regulation with regard to the circumstances in which the underlying assets of an entity in which an ERISA Plan acquires an equity interest will be deemed to be plan assets (the “Plan Asset Regulation”). Under this regulation, as modified by Section 3(42) of ERISA, the assets of the Trust would be deemed to be “plan assets” of an ERISA Plan whose assets were used to acquire the Normal APEX, Stripped APEX or Capital APEX, if the APEX were considered to be equity interests in the Trust and no exception were applicable under the Plan Asset Regulation. The Plan Asset Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although it is not free from doubt, the Normal APEX, Stripped APEX and Capital APEX should be treated as equity interests in the Trust for purposes of the Plan Asset Regulation.

An exception to plan asset status is available, however, under the Plan Asset Regulation in the case of a class of equity interests that are (i) widely held, i.e., held by 100 or more investors who are independent of the issuer and each other, (ii) freely transferable, and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred (the “Publicly Offered Securities Exception”). Although no assurance can be given, the underwriters believe that the Publicly Offered Securities Exception will be applicable to the Normal APEX offered hereby. Accordingly, the assets of the Trust should not be treated as the assets of any ERISA Plan that holds the Normal APEX.

It is not clear, however, that the Publicly Offered Securities Exception will be applicable to Stripped APEX or Capital APEX that an ERISA Plan might acquire in exchange for Normal APEX, because the Stripped APEX or the Capital APEX may not meet the requirement that they be widely held. Moreover, no assurance can be given that any other exception to plan asset status under the Plan Asset Regulation (including the exception applicable if equity participation by benefit plan investors is not significant) will be applicable to the Stripped APEX or the Capital APEX. Accordingly, it is possible that any assets beneficially owned by the Trust (i.e., the Contract, any U.S. treasury securities, the Notes and, after the Stock Purchase Date, the Preferred) could be treated proportionately as plan assets of any ERISA Plan holding Stripped APEX or Capital APEX.

If the assets of the Trust were deemed to be “plan assets” under the Plan Asset Regulation, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA and the Code, as applicable, to transactions engaged in by the Trust and the possibility that certain transactions engaged in by the Trust could constitute prohibited transactions under ERISA and the Code. We have no assurance that any exemption to such a prohibited transaction will be available. In order to reduce the likelihood of any such prohibited transaction, any Plan that acquires Normal APEX, Stripped APEX or Capital APEX will be deemed to have directed the Trust to invest in the Contract, U.S. treasury securities, the Preferred and/or Notes, as applicable, and to have approved any rights retained by the Trust with respect to matters affecting the APEX as part of its investment decision. The Trust, its affiliates, and their respective representatives will not consider themselves fiduciaries with respect to any purchaser or holder of the APEX in respect of the exercise of any such rights of the Trust.

Representation

Based on the foregoing, any person who acquires or holds Normal APEX, Stripped APEX or Capital APEX will be deemed to have represented and warranted by its acquisition and holding thereof that either (A) it is not a Plan and it is not acquiring the Normal, Stripped or Capital APEX, as applicable, on behalf of or with “plan assets” of any Plan or (B) its acquisition and holding of the Normal, Stripped or Capital APEX, as applicable, (i) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Law, (ii) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the acquisition and holding of the APEX, (iii) neither GS Group nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the acquirer or holder in connection with such person’s acquisition, disposition or holding of the APEX, or as a result of any exercise by GS Group or any of its affiliates of any rights in connection with the APEX, and no advice provided by GS Group or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such acquirer or holder in connection with the APEX and the transactions contemplated with respect to the APEX.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase or acquisition of Normal APEX, Stripped APEX or Capital APEX, on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such investment and the availability of exemptive relief.

VALIDITY OF SECURITIES

The validity of the APEX will be passed upon for GS Group by Richards, Layton & Finger, P.A., Wilmington, Delaware. The validity of the Notes, the Guarantee and the Preferred will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent GS Group on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for GS Group in connection with the offering of the securities described in this prospectus supplement.

EXPERTS

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Goldman Sachs incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended November 24, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement, balance sheet and common share data set forth in “Selected Financial Data” for each of the five fiscal years in the period ended November 24, 2006 incorporated by reference in the accompanying prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 23, 2007 and for the three months ended February 24, 2006 incorporated by reference in the accompanying prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report dated March 26, 2007 incorporated by reference herein states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedure applied. PricewaterhouseCoopers LLP is not subject to the liability provision of Section 11 of the U.S. Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because the reports are not “reports” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

GS Group, Goldman Sachs Capital II and the underwriters named below have entered into an underwriting agreement with respect to the Normal APEX being offered in this prospectus supplement. Subject to certain conditions, the underwriters have agreed to purchase the respective number of Normal APEX, each representing a $1,000 liquidation amount, indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Number of
Underwriters	Normal APEX

Goldman, Sachs & Co.
BNP Paribas Securities Corp.
BNY Capital Markets, Inc.
CastleOak Securities, L.P.
Citigroup Global Markets Inc.
Daiwa Securities SMBC Europe Limited
Guzman & Company
HSBC Securities (USA) Inc.
HVB Capital Markets, Inc.
J.P. Morgan Securities Inc.
Samuel A. Ramirez & Company, Inc.
Santander Investment Securities Inc.
SunTrust Capital Markets, Inc.
UTENDAHL CAPITAL PARTNERS, L.P.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

Total

The underwriters are committed to take and pay for all of the Normal APEX being offered, if any are taken.

In view of the fact that the proceeds from the sale of the Normal APEX and Trust Common Securities will be used to purchase the Notes issued by us, the underwriting agreement provides that we will pay as compensation for the underwriters’ arranging the investment therein of such proceeds the following amounts for the account of the underwriters. The following table shows the per Normal APEX and total commissions to be paid to the underwriters by GS Group.

Paid by GS Group

Per Normal APEX	$
Total	$

Normal APEX sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Normal APEX sold by the underwriters to securities dealers may result in such securities dealers receiving a commission of up to $      per Normal APEX. Any such securities dealers may resell any Normal APEX purchased from the underwriters to certain other brokers or dealers who may receive a commission of up to $        per Normal APEX. If all the Normal APEX are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The underwriters intend to offer the Normal APEX for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Normal APEX for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

Prior to this offering, there has been no public market for the Normal APEX being offered. We do not expect that there will be any separate public trading market for the Notes or the Preferred except as represented by the Normal APEX. We intend to apply to list the Normal APEX on the New York Stock Exchange under the symbol “GS/PE.” If approved, we expect trading of the Normal APEX on the New York Stock Exchange to begin within the 30-day period after the original issue date. In order to meet one of the requirements for listing the Normal APEX on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more Normal APEX to a minimum of 100 beneficial owners. Neither the Stripped APEX nor the Capital APEX will initially be listed. However, if the Stripped APEX or the Capital APEX are separately traded to a sufficient extent so that applicable exchange listing requirements are met, we may list the Stripped APEX or the Capital APEX on the same exchange as the Normal APEX are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so.

GS Group has been advised by Goldman, Sachs & Co. that Goldman, Sachs & Co. intends to make a market in the Normal APEX prior to commencement of trading on the New York Stock Exchange. Other affiliates of GS Group may also do so. Neither Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the Normal APEX or the Stripped APEX or the Capital APEX.

In connection with the offering, the underwriters may purchase and sell Normal APEX in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Normal APEX than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases of the Normal APEX made for the purpose of preventing or retarding a decline in the market price of the Normal APEX while the offering is in process.

In connection with the offering, the underwriters may purchase and sell the Normal APEX in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional depositary shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Normal APEX or purchasing Normal APEX in the open market. In determining the source of depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of the Normal APEX available for purchase in the open market as compared to the price at which they may purchase additional Normal APEX pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing the Normal APEX in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Normal APEX in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Normal APEX made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Normal APEX. As a result, the price of the Normal APEX may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

It is expected that delivery of the Normal APEX will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Normal APEX on any date prior to the third business day before delivery will be required, by virtue of the fact that the Normal APEX initially will settle on the fifth business day following the day of pricing (“T+5”), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Please note that the information about the original issue date, original issue price, underwriting commissions and proceeds to us on the front cover page relates only to the initial sale of the Normal APEX. If you have purchased a Normal APEX, Stripped APEX and Capital APEX in market-making transactions after the initial sale of Normal APEX, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA ”)) received by it in connection with the issue or sale of the Normal APEX in circumstances in which Section 21(1) of the FSMA does not apply to GS Group; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Normal APEX in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State ”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date ”) it has not made and will not make an offer of Normal APEX to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Normal APEX which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Normal APEX to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by GS Group of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Normal APEX to the public” in relation to any Normal APEX in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Normal APEX to be offered so as to enable an investor to decide to purchase or subscribe the Normal APEX, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive ” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Normal APEX may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Normal APEX may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Normal APEX which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Normal APEX may not be circulated or distributed, nor may the Normal APEX be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA ”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Normal APEX are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Normal APEX under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Normal APEX have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any Normal APEX, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The offering of the Normal APEX is being made in compliance with Conduct Rule 2810 of the NASD. Under Rule 2810, none of the named underwriters is permitted to sell Normal APEX in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

GS Group estimates that its share of the total offering expenses, excluding underwriting commissions, will be approximately $        million.

GS Group has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to GS Group and its affiliates, for which they have in the past received, and may in the future receive, customary fees. GS Group and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

INDEX OF DEFINED TERMS

Additional Distribution Dates	S-10, S-38, S-40
Additional Notes	S-4
administrative trustees	S-1, S-33
Allowable Capital	S-32
APEX	S-1, S-35
business day	S-3, S-37, S-92
Capital APEX	S-2, S-38
Capital APEX Distribution Dates	S-10, S-40
Capital APEX Mandatory Redemption Date	S-46
capital treatment event	S-77
Code	S-103
Collateral Agent	S-6, S-37
Collateral Agreement	S-37
Contracts	S-1
Contract Payments	S-3, S-59
corresponding assets	S-2
Covered Debt	S-99
CSE	S-32
CSE Rules	S-7, S-32
current criteria	S-77
Custodial Agent	S-6, S-37
Delaware Trustee	S-1, S-33
direct action	S-28
distribution	S-41
Distribution Date	S-10, S-41
Distribution Period	S-10, S-41
Dividend Payment Dates	S-6, S-90
Dividend Period	S-90
Dividend Rate	S-90
Dividend Record Date	S-90
DTC	S-101
Early Remarketing	S-18, S-73
Early Settlement Event	S-18, S-74
ERISA	S-109
ERISA Plan	S-109
event of default	S-5, S-79
Excess Proceeds Distributions	S-11, S-42
Exchange Act	S-34
Exchange Periods	S-3, S-37
Failed Remarketing	S-19, S-71
Fixed Rate Reset Cap	S-16, S-72
Floating Rate Reset Cap	S-16, S-72
FSMA	S-115
Guarantee	S-23, S-83
guarantee payments	S-83
Guarantee Trustee	S-83

holder	S-36, S-65
Indenture	S-65
Indenture Trustee	S-65
Investment Company Act	S-53
investment company event	S-77
IRS	S-104
Junior Stock	S-92
like amount	S-46, S-49
London business day	S-92
make-whole amount	S-77
Nonpayment	S-95
Normal APEX	S-1, S-36
Notes	S-1, S-35
Pari Passu Securities	S-5, S-67
parity securities	S-75
Parity Stock	S-92
Plan	S-109
Plan Asset Regulation	S-110
Pledged Securities	S-61
Preferred	S-1
Preferred Stock Directors	S-95
Property Trustee	S-1, S-33
Prospectus Directive	S-115
PTCE	S-109
Publicly Offered Securities Exception	S-110
Qualifying Treasury Securities	S-8, S-38
rating agency	S-77
rating agency event	S-77
Regular Distribution Dates	S-10, S-40
relevant date	S-61, S-77
Relevant Implementation Date	S-115
Relevant Member State	S-115
Remarketing	S-14, S-44
Remarketing Agent	S-15, S-69
Remarketing Agreement	S-15, S-69
Remarketing Disruption Event	S-71
Remarketing Periods	S-14, S-69, S-73
Remarketing Settlement Date	S-15, S-69, S-73
Remarketing Value	S-15, S-70
Replacement Capital Covenant	S-22, S-99
Representative Amount	S-91
Reset Rate	S-15, S-70
Reset Spread	S-15, S-70
restated certificate of incorporation	S-51
Reuters Screen LIBOR01 Page	S-91
SEC	S-6

Securities Act	S-34
senior and subordinated debt	S-5, S-67
Series A Preferred Stock	S-7
Series B Preferred Stock	S-7
Series C Preferred Stock	S-7
Series D Preferred Stock	S-7
SFA	S-116
Similar Laws	S-109
Stock Purchase Contract Agreement	S-35
Stock Purchase Contract make- whole amount	S-61
Stock Purchase Date	S-1, S-36
Stripped APEX	S-2, S-37
Successor Securities	S-53

TIN	S-108
Transfer Agent	S-37, S-57
Treasury dealer	S-78
Treasury price	S-78
Treasury rate	S-78
Trust	S-1, S-33
Trust Agreement	S-33, S-35
Trust Common Securities	S-1
Trust Event of Default	S-51
Trust Indenture Act	S-33
Trust securities	S-1
U.S. holder	S-103
U.S. treasury security	S-78
voting preferred stock	S-96

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Goldman Sachs Capital II

% Fixed-to-Floating Rate Normal APEX
(with a liquidation amount of $1,000 per security)
fully and unconditionally guaranteed, to the extent
described herein, by

The Goldman Sachs Group, Inc.

Goldman, Sachs & Co.

BNP PARIBAS
BNY Capital Markets, Inc.
CastleOak Securities, L.P.
Citi
Daiwa Securities SMBC Europe
Guzman & Company
HSBC
HVB Capital Markets
JPMorgan
Ramirez & Co., Inc.
Santander Investment
SunTrust Robinson Humphrey
UTENDAHL CAPITAL PARTNERS, L.P.
Wachovia Securities
Wells Fargo Securities